UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

(Amendment No. 2)

GENERAL FORM FOR REGISTRATION OF SECURITIES
Under Section 12(b) or (g) of the Securities Exchange Act of 1934

REVETT MINERALS INC.

(Exact name of small business issuer in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11115 East Montgomery, Suite G
Spokane Valley, Washington 99206

(Address of principal executive offices)

Issuer’s telephone number: (509) 921-2294

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:	Common Stock
Title of each class

[The balance of this page has been left blank intentionally.]

i

The following map depicts the locations of our two principal mining assets, the Troy mine (“Troy”) and the Rock Creek project (“Rock Creek”), both of which are located in northwestern Montana.

ii

Item 1.  Business.

Explanatory Note:  As used in this registration statement, the terms “the Company,” “we,” “us” and “our” are sometimes used to refer to Revett Minerals Inc. and its subsidiary corporations, and, as the context requires, their management.  Unless otherwise noted, all monetary denominations are in U.S. dollars.  A glossary of technical terms used throughout this registration statement appears at pages 32 through 34.

General Development of Business.  Revett Minerals Inc. was incorporated under the Canada Business Corporations Act in August 2004 to acquire Revett Silver Company (“Revett Silver”), undertake and complete a public offering of its common stock in Canada, and obtain a listing on the Toronto Stock Exchange, all of which simultaneously occurred in February 2005.

Revett Silver, a Montana corporation, was organized in April 1999 as Sterling Mining Company to acquire Troy and Rock Creek from ASARCO Incorporated (“ASARCO”) and Kennecott Montana Company (Kennecott”)—transactions that were completed in October 1999 and February 2000, respectively.  (The terms of these transactions and associated risks and other factors are described in the subsections of this registration statement entitled “Risk Factors — Our Financial Obligations to Kennecott are substantial,” “Financial Information — Management’s Discussion and Analysis of Financial Condition and Results of Operation — Off - Balance Sheet Arrangements,” and “Properties — Our Purchase Agreements with ASARCO and Kennecott.”)  The company changed its name to Revett Silver Company in October 2003.

Troy is a copper and silver mine located in northwestern Montana that has been in commercial productions since January 2005 (and from 1981 to 1993, when the mine was operated by ASARCO).  Rock Creek is a large exploration-stage copper and silver property also located in northwestern Montana.  Revett Silver owns all of Troy and Rock Creek through two wholly-owned Montana subsidiaries, Genesis Inc. and RC Resources, Inc., respectively, as is depicted in the following organizational chart.  Prior to being acquired by Revett Minerals, Revett Silver was principally engaged in operating the Troy mine on a care and maintenance basis, and pursuing an operating permit for Rock Creek.  These activities were funded from sales of its common stock, from borrowings from related parties, and from the sale of certain non-mining properties.

Revett Minerals’ February 2005 acquisition of Revett Silver was a three-step process:

•                  In step one, the holders of Revett Silver’s issued and outstanding shares of common stock and common stock purchase warrants exchanged their securities for shares of newly-created Revett Silver Class B common stock and Class B common stock purchase warrants.  Each holder of Revett Silver common stock received one share of Revett Silver Class B common stock for every share exchanged and each holder of Revett Silver common stock purchase warrants received one Revett Silver Class B common stock purchase warrant for each warrant exchanged.

•                  Revett Minerals next contributed the net proceeds of its Canadian public offering (approximately $25.0 million) to Revett Silver, in return for 34,500,000 shares of Revett Silver Class A common stock.

•                  Revett Minerals then purchased all of the shares of Revett Silver Class B common stock held by persons owning 50,000 or fewer shares and approximately 41 percent of the shares of Revett Silver Class B Stock held by persons owning more than 50,000 shares (except, in each case, shares owned by persons who confirmed to Revett Silver that they did not wish to sell their shares) by issuing one share of its common stock for each share of Revett Silver Class B common stock so purchased, following  which Revett Minerals and Revett Silver caused the purchased shares of Class B common stock to be converted into a like number of shares of Revett Silver Class A common stock.  Revett Silver issued Revett Minerals a total of 22,711,788 shares of its Class A common stock pursuant to these purchases and conversions.

As a consequence of these transactions, Revett Minerals acquired approximately 65% of Revett Silver’s outstanding capital stock, becoming the parent corporation of Revett Silver.

In July 2005, the holders of an additional 1,777,917 shares of Revett Silver Class B common stock exchanged their shares for shares of Revett Minerals common stock.  Revett Minerals and Revett Silver then caused Revett Silver to exchange the Class B shares into an equal number of shares of Revett Silver’s Class A common stock, boosting its ownership of Revett Silver to approximately 67%.  The remainder of Revett Silver’s outstanding capital stock, consisting of 28,982,039 shares of Class B common stock, is owned by those Revett Silver shareholders whose shares were not purchased by Revett Minerals in the reorganization.

In November 2006, Revett Minerals issued 11,500,000 shares of its common stock and a number of common stock purchase warrants, which, if fully exercised, would result in the issuance of an additional 2,875,000 shares of common stock, in a private placement directed primarily to persons residing outside the United States.  These securities were sold as units, at the price of (Cdn) $1.13 per unit, and yielded gross proceeds of approximately (Cdn) $13.0 million.  The common stock purchase warrants are generally exercisable for a period of 30 months from the closing, at the price of (Cdn) $1.36, subject to earlier acceleration if the market price of the common stock is at or above (Cdn $2.00 per share for a period of fifteen consecutive trading days.  The placement agent for the offering received a cash commission approximately equal to 3.5% of the offering proceeds, and warrants to purchase 268,000 units at the price of (Cdn) $1.25 per unit that are exercisable for a period of 30 months from the date of the closing.  The closing of this transaction occurred on November 22, 2006.

Revett Minerals has 73,197,703 issued and outstanding shares of common stock as of September 30, 2007.  An additional 6,750,000 shares of common stock are deemed outstanding pursuant to presently exercisable options and warrants.  Revett Silver has 58,989,705 issued and outstanding shares of Class A common stock and 28,116,760 issued and outstanding shares of Class B common stock as of September 1, 2007.  All of the issued and outstanding shares of Class A common stock are owned by Revett Minerals.  None of the issued and outstanding shares of Class B common stock are owned by Revett Minerals. These shares are owned by approximately 90 record and beneficial owners.  An additional 6,996,326 shares of Class B common stock are deemed outstanding pursuant presently exercisable options and warrants.  The holders of Revett Silver’s Class A common stock and Class B common stock are entitled to one vote per share and vote together as a single class on all matters that are submitted to Revett Silver’s shareholders for approval or consent, including the election of Revett Silver’s directors.  Such holders do not have any voting rights with respect to Revett Minerals.  Pursuant to a plan of reorganization approved in February 2005, the holders of shares of Revett Silver Class B common stock have a right, on a quarterly and subject to the limitations set forth in Revett Silver’s amended and restated articles of incorpoartion adopted pursuant to the plan, to request Revett Silver to redeem their shares either by paying the holder cash in an amount per share equal to the 20-day weighted average trading price of Revett Minerals common stock immediately prior to the redemption or by causing Revett Minerals to issue such holder one share of Revett Minerals common stock for each share of Revett Silver Class B common stock redeemed.  These circumstances are more fully set forth in the subsection of this registration statement entitled “Redemption and Exchange Provisions of the Revett Silver Class B Common Stock”.

Revett Minerals’ principal executive office is located at 11115 East Montgomery, Suite G, Spokane Valley, Washington 99206, and its telephone number at that address is (509) 921-2294.  Revett Minerals’ registered office is located at 1 First Canadian Place, 100 King Street West, Suite 3900, Toronto, Ontario M5X 1B2.

Financial Information about Segments.  Revett Minerals’ operations comprise a single business segment.  Information concerning its revenues, profits and losses, and total assets for the years ended December 31, 2006 and 2005, and for the partial year ended December 31, 2004, is included in the consolidated financial statements that appear elsewhere in this registration statement.  An index to these consolidated financial statements appears elsewhere in this registration statement.

Narrative Description of Business.  Revett Minerals explores for, develops and operates base and precious metal mining deposits.  Its principal assets are Troy and Rock Creek.

Troy.  Troy is an underground copper and silver mine located in Lincoln County, Montana, approximately fifteen miles south of the town of Troy.  The mine comprises 24 patented lode-mining claims and approximately 188 unpatented lode-mining claims.  The patented claims were legally surveyed in 1983.  All of the mining claims are in good standing.

Revett Silver reopened the mine and recommenced commercial mining activities in December 2004 following an eleven year production hiatus.  Ore from the mine is extracted using the “room and pillar” method and is processed on site using standard flotation technology.  The resulting concentrate is sold under contract to a third party metals trader and is currently shipped by rail to a smelter in Canada for refining.

The Troy concentrate typically contains between 34% and 40% copper, and between 80 to 90 ounces of silver per ton.  During 2006, Troy produced approximately 7.3 million pounds of copper in concentrate and 916,969 ounces of silver.  Approximately 6.5 million pounds of copper and 820,000 ounces of silver were sold during the year, generating revenues of $31,380,988.  At December 31, 2006, the estimated proven and probable ore reserves at Troy were 13.24 million tons grading 1.14 ounces per ton silver and 0.54% copper using a net smelter return cut off of $16 per ton.

On July 30, 2007 an isolated rock fall occurred in an active mining area within the East ore body of the Troy mine.  The fall caused a utility vehicle to catch fire and resulted in the death of an employee who was in the vehicle.  Due to the potential depletion of oxygen, the mine was immediately evacuated and operations were suspended pending an investigation by the Mine Safety and Health Administration.  Milling operations resumed on August 9th and mining resumed on August 12, however the immediate area of the rock fall remains closed pending the completion of additional studies of ground stability in the affected area.  The closed portion of the mine contains an immaterial portion of mine’s reported proven and probable reserves based on current geotechnical information.  The Company may resume mining in the affected area in the future, although it is possible the collapsed heading that resulted in the rock fall may be permanently closed.  We do not expect this to have an adverse material effect on our mining plan.

Rock Creek.  Rock Creek is an exploration-stage copper and silver deposit located in Sanders County, Montana approximately five miles northeast of Noxon, Montana.  The project comprises 99 patented lode-mining claims, approximately 463 unpatented lode-mining claims in seven claim groups, and five tunnel site claims, most of which are located within the Cabinet Mountains Wilderness Area.  The patented claims lying within the wilderness area convey mineral rights only; the claims lying outside the wilderness area convey both mineral and surface rights.  The patented claims were legally surveyed in 1983 and occupy an area of approximately 1,809 acres.  All of the Rock Creek mining claims are in good standing.  In 2003 the U.S. Forest Service, a division of the U.S. Department of Agriculture (the “Forest Service”), issued an administrative decision approving the Company’s proposed plan of operation at Rock Creek.  That decision, which is predicated, in part, on a companion biological opinion issued by the U.S. Fish and Wildlife Service (“USFWS”) under the

Endangered Species Act (“ESA”), is currently being challenged by several regional and national environmental organizations in federal district court in Montana.  (See the section of this registration statement entitled “Legal Proceedings.”)  The Company cannot reasonably predict how or when these pending legal challenges will be resolved.  The defendants in each proceeding are the governmental agencies that issued or approved the challenged permits, opinions and plan of operation, and the Company has little or no control over their responses.  Moreover, the Company cannot predict how a court will ultimately rule on these challenges or whether any such ruling could be further appealed.  If these challenges are successful, then the Company would either have to submit a new plan of operation for administrative review and approval—this  assuming it would have the latitude to do so within the context of a court’s ruling—or abandon further efforts to develop Rock Creek.  Were the Company required to submit a new plan of operation for Rock Creek, it would likely delay development and likely engender additional legal challenges and appeals, which could materially and adversely affect the Company financially.  Were the Company to abandon further efforts to develop Rock Creek, it would have only one remaining significant mining asset, that being Troy.  If the administrative decision is ultimately upheld, however, then the Company will undertake an extensive evaluation program at Rock Creek to determine if it is economical to develop the mineral deposit.  The proposed evaluation program will include the development of an evaluation adit to collect additional technical information on the deposit, additional infill drilling to establish and confirm reserve estimates, geotechnical design studies, and bulk sampling of the mineralization for use in metallurgical testing.  The Company estimates that it will take two to three years to complete the program, at a cost ranging from $15 million to $17 million.  The Company will also be required to satisfy certain mitigation requirements before it can develop the adit, which will include procurement of a reclamation bond and partial funding of a mitigation plan, design and construction of a water treatment facility, and construction of improvements to the Forest Service road leading to the adit opening site.

The Copper and Silver Markets.  Copper is an internationally traded metal whose price is determined by global economic conditions; supply and demand; the availability of finished product inventories held by consumers, producers and traders; and the availability and costs of metal substitutes, including recycled scrap.

Historically, these prices have been very volatile.  The following table sets forth the average annual prices of copper on the London Metal Exchange during the past seventeen years, as reported by the exchange.  During this period, average annual copper prices have ranged from a low of $0.7065 per pound in 2002 to a high of $3.0530 per pound in 2006.

LME Average Cash Official Price ($/Pound)

Year	Price
2006	3.0530
2005	1.6709
2004	1.2817
2003	0.8073
2002	0.7065
2001	0.7157
2000	0.8229
1999	0.7138
1998	0.7497
1997	1.0324
1996	1.0374
1995	1.3320
1994	1.0490
1993	0.8672
1992	1.0358
1991	1.0602
1990	1.2081

Copper is used in a variety of consumer, industrial and high technology applications throughout the world, including building construction, electrical generation and distribution, electrical and electronic products manufacturing, transportation, and the automotive industries.  Copper is an excellent conductor of heat and electricity, is resistant to corrosive environments, is strong yet malleable, and has a high tensile strength.

Management of the Company believes copper prices will remain favorable in the foreseeable future because of under investment in exploration and mine development during the past ten years.  This has resulted in low to modest growth rates in supplies and inventory, compared to higher consumption rates that are attributable to the continued recovery in the developed economies of North America, Europe and Asia and the rapid industrialization and emergence of consumer product markets in countries such as China and India.

Silver is an internationally traded metal whose price is determined by global economic conditions, supply and demand, its use as a financial instrument, and the levels of finished product inventories held by consumers, producers and traders.  New mine production is the most important component of silver supply, accounting for as much as two thirds of the reported supply.  Much of the silver produced from mines is a by-product of other metals such as gold, copper, lead and zinc.  Other sources of physical silver supply include scrap and sales by central banks or other institutions.

Unlike most base or semi-precious metals, silver has both an intrinsic value and industrial and consumer applications.  It is purchased by institutions and individuals in the form of silver bars or coins for investment purposes, and is used extensively in the manufacture of jewellery, flatware and electronics products.

Silver prices are highly volatile from year to year and may even be highly volatile over very short periods of time.  The following table sets forth the average annual London Bullion Exchange fixed price of silver over the past seventeen years, as reported by Kitco, an international dealer in gold bullion.  These average annual prices have ranged from a low of $3.9477 per ounce in 1992 to a high of $11.5452 per ounce in 2006.

London Average Fix (US$/Ounce)

Year	Price
2006	11.5452
2005	7.3164
2004	6.5791
2003	4.8758
2002	4.5995
2001	4.3702
2000	4.9506
1999	5.2160
1998	5.5488
1997	4.9050
1996	5.2012
1995	5.2004
1994	5.2830
1993	4.3098
1992	3.9477
1991	4.0512
1990	4.8283

Management of the Company believes silver prices will remain generally favorable in the foreseeable future because of strong demand in the electronics industry and consistent demand from institutions and individuals that purchase and hold silver for investment purposes.

Environmental Matters.  Like all other mining companies doing business in the United States, the Company is subject to a variety of federal, state and local statutes, rules and regulations designed to protect the quality of the air and water, and threatened or endangered species in the vicinity of its mining operations.  These include permitting or pre-operating approval requirements designed to ensure the environmental integrity of a proposed mining facility, operating requirements designed to mitigate the effects of discharges into the environment during mining operations, and reclamation or post-operation requirements designed to remediate the lands affected by a mining facility once commercial mining operations have ceased.  These laws are administered and enforced by various federal agencies and, in many instances, by state agencies operating under parallel state statutes and regulations.  The principal environmental laws affecting the Company’s current and proposed operations at Troy and Rock Creek are described below.

The Federal Clean Water Act and the Montana Water Quality Act.  The federal Clean Water Act and the Montana Water Quality Act are the principal environmental protection laws regulating the Company’s operations at Troy and Rock Creek pertaining to water quality.  The federal act impose limitations on water discharges into waters of the United States, including discharges from point sources such as mine facilities, and is administered by the federal Environmental Protection Agency.  The Montana act imposes similar limitations on discharges into state waters and is administered by the Montana Department of Environmental Quality (“DEQ”).

The Company holds all of the permits required for effluent discharges at Troy and is in the process of designing a water treatment facility for its proposed evaluation activities at Rock Creek.  The Company has also established an environmental risk transfer program to cover the reclamation and remediation costs at Troy once mining operations cease.  There are two components to this program, a $12.6 million cash bond that is held in trust and can be used only for reclamation and remediation, and a prepaid insurance policy that protects the Company from reclamation and remediation costs in excess of the cash bond.  The cash bond is accounted for as restricted cash and is included among the Company’s long-term assets.  Interest on the bond is recorded as income when received.  The Company amortizes the costs associated with the environmental risk transfer program using the units of production method, which is consistent with the manner in which it accounts for other asset retirement obligation costs pertaining to its mining assets.  The DEQ is currently evaluating the bonding requirement to determine, among other things, whether the Company must prepare and file an environmental impact statement (“EIS”) as part of its ongoing assessment of future water treatment requirements at Troy.  The Company has agreed to fund the cost of an environmental assessment to determine if an EIS is required, but believes any required EIS should be postponed until such time as mining operations at Troy are actually projected to cease and more current information concerning the scope of any required remediation is known.

The Company also holds a discharge permit under the Montana Water Quality Act with respect to its proposed development at Rock Creek, however it is currently being challenged in Montana state court by several environmental organizations, who contend that the DEQ arbitrarily issued the permit without first conducting a required non-degradation review.  (See the section of this registration statement entitled “Legal Proceedings.”)  The Company will be required to post a bond with the DEQ in conjunction with its proposed evaluation activities at Rock Creek.  Management estimates that the initial amount of this bond will be approximately $3 million, subject to increases if, as and when Rock Creek is commercially developed.

The Endangered Species Act.  ESA requires federal agencies to ensure that any action authorized, funded or carried out by such agency is not likely to jeopardize the continued existence of any endangered species or threatened species.  ESA’s definition of “species” includes any distinct population segment of any vertebrate fish or wildlife that interbreeds when mature.  In order to facilitate the conservation of imperiled species, ESA establishes an interagency consultation process.  When a federal agency proposes an action that “may affect” a listed species, the USFWS must provide a “biological assessment” of the effects of the proposed action.  Unless the USFWS determines that the proposed action will have no adverse effect on listed species, it must review all of the information provided by the action agency, as well as any other relevant information, and prepare a “biological opinion” setting forth the effects of the proposed action.  In preparing such an opinion, the USFWS must use the best available scientific and commercial data to determine whether the proposed action is likely to jeopardize the species, the amount and extent of any incidental “taking” or harm to the species that may result from the action, and whether it should identify any conservation measures to promote the recovery of the listed species.  ESA also provides that, once the interagency consultation process has been initiated, neither the federal agency nor the permit or license applicant (in this case, the Company) may make any irreversible commitment of resources with respect to the proposed agency action that would have the effect of foreclosing the formulation or implementation of any reasonable or prudent measures to avoid jeopardizing the listed species.

The USFWS issued a biological opinion in May 2003, which concluded that the proposed development of Rock Creek would not jeopardize the continued existence of grizzly bears or bull trout, both of which are listed as threatened species under the ESA.  The opinion was subsequently challenged by several environmental organizations in a federal district court action in Montana, and was later remanded to the USFWS for further study.  In October 2006 the USFWS issued a revised biological opinion reaffirming its earlier decision.  The revised opinion is also being challenged.  (See the section of this registration statement entitled “Legal Proceedings.”)

The Wilderness Act.  The federal Wilderness Act of 1964 created a National Wilderness Preservation System composed of federally owned areas designated by Congress as “wilderness areas.”  “Wilderness” is generally defined in the Act as “an area where the earth and its community of life are untrammelled by man, where man himself is a visitor who does not remain.”  Once included in the system, the Act requires that these areas be administered by the federal department or agency having prior jurisdiction in the system in such a manner as to preserve their wilderness character and leave them unimpaired for future use and enjoyment as wilderness.  The Cabinet Mountains Wilderness Area overlays Rock Creek and was included in the National Wilderness Preservation System in 1964.  The Wilderness Act does not affect mineral leasing activities conducted prior to 1983, however it does authorize the Secretary of Agriculture (through the Forest Service) to impose such reasonable stipulations as are necessary to protect the wilderness character of the land for the purposes for which they are leased, permitted or licensed.  In the case of Rock Creek, these stipulations have been the focus of public opposition to the development of the project.

The Federal Clean Air Act and the Montana Air Quality Act.  The federal Clean Air Act limits the ambient air discharge of certain materials deemed to be hazardous and establishes a federal air quality permitting program for such discharges.  The Montana Air Quality Act imposes similar limitations and permitting requirements.  Hazardous materials are defined in both acts and in their enabling regulations to include various metals.  The Company holds all of the required air quality permits pertaining to its operations at Troy.  In December 2001, it obtained an air quality permit from the DEQ with respect to Rock Creek, however an environmental group subsequently challenged that permit, contending that nitrous emissions from diesel-powered mining equipment operating underground would exceed permitted levels.  The suit was voluntarily dismissed during the first quarter of 2003.

The National Environmental Policy Act and the Montana Environmental Policy Act.  The National Environmental Policy Act (“NEPA”) requires all governmental agencies to consider the impact of major federal actions on the human environment.  The state act mandates similar considerations with respect to major state actions.  Because Rock Creek is located on federal lands, the Company was required to prepare and file an EIS outlining the environmental effects of its proposed operations and the Company’s plans to ameliorate the effects of Rock Creek’s operations.  The final EIS for Rock Creek was issued in September 2001, and the Forest Service, the lead government agency on the project, released its record of decision on the Company’s proposed operating plan in June 2003.  This administrative decision has been challenged in a federal district court action brought by several regional and national environmental organizations against the Forest Service.  (See the section of this registration statement entitled “Legal Proceedings.”)

The Federal Comprehensive Environmental Response, Compensation and Liability Act and the Montana Metal Mine Reclamation Act.  The federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) imposes clean-up and reclamation obligations stemming from unlawful discharges into the environment, and establishes significant criminal and civil penalties against those persons who are primarily responsible for such discharges.  The Montana Metal Mine Reclamation Act is similar to CERCLA in principal, but focuses principally on the clean up and reclamation of mining properties and unlawful discharges from mining operations.  CERCLA is jointly administered and enforced by the Environmental Protection Agency and the DEQ.  The Montana Metal Mine Reclamation Act is administered and enforced by the DEQ alone.

The Multiple-Use Sustained Yield Act of 1960 and the National Forest Management Act of 1974.  The federal Multiple-Use Sustained Yield Act of 1960 (“MUSYA”) directs the Secretary of the U.S. Department of Agriculture to administer Forest Service and other federal lands in ways that promote multiple uses of these resources (such as outdoor recreation, grazing, timber harvesting and mining) and are protective of watersheds, fish and wildlife, thereby balancing the needs of current and future generations.  The federal National Forest Management Act of 1974 requires the Secretary to adopt and implement regulations pertaining to land and resource management plans that are consistent with MUSYA’s objectives.

The Resource Conservation and Recovery Act.  Resource Conservation and Recovery Act (“RCRA”) was designed and implemented to regulate the disposal of hazardous wastes.  It mandates that such wastes be treated, disposed of or stored, and requires those doing so to obtain permits from the Environmental Protection Agency or the authorized state regulatory authority.

Employees.  As of the date of this registration statement, Revett Minerals and its subsidiaries had 179 full-time and two part-time employees.  Approximately 173 of these employees work at Troy in management, production and related capacities, and the remainder work in management and administrative capacities at the Company’s corporate office.  None of these employees are represented by a collective bargaining unit.

Item 1A.  Risk Factors.

Revett Minerals is a speculative investment, for many reasons, and the following risk factors should be carefully considered in evaluating it.  In addition, this registration statement contains forward-looking statements that involve known and unknown risks and uncertainties.  These forward-looking statements include statements of our plans, objectives, expectations and intentions.  Actual results could differ from those discussed in the forward-looking statements as a result of certain factors, including those set forth below.  You should carefully consider the risks and uncertainties described below and the other information in this registration statement before investing.

Environmental challenges could prevent us from ever developing Rock Creek.  Our proposed development of the Rock Creek project has been challenged on environmental grounds by several regional and national environmental organizations at various times subsequent to the Forest Service’s issuance of an administrative record of decision approving our plan of operation in 2003.  Some of these challenges are substantial and ongoing, and allege violations of the procedural and substantive requirements of a variety of federal and state laws and regulations pertaining to our permitting activities at Rock Creek, including ESA, NEPA, the 1872 Mining Law, the Federal Land Policy Management Act, the Wilderness Act, the National Forest Management Act, the Clean Water Act, the Forest Service Organic Act of 1897, and the Administrative Procedural Act.  Although we have generally been successful in addressing most of the environmental challenges to our operations, we cannot predict with any degree of certainty how the pending challenges will be resolved.  Rock Creek is potentially the more significant of our two mining assets.  Continued court challenges to the record of decision and its accompanying biological opinion will inevitably delay us from proceeding with our planned development, and a successful challenge to either would prevent us from developing the project at all.  If we are successful in defending these challenges, we still must comply with a number of requirements and conditions as development progresses, failing which we could be denied the ability to continue with our proposed activities at Rock Creek.  (See the section of this registration statement entitled “Legal Proceedings.”)

Our reclamation liability at Troy could be substantial.  In acquiring Troy, we agreed to indemnify ASARCO and hold it harmless from all of the liabilities associated with the reclamation, restoration and closure of the mine.  This entailed our procurement of a $12.3 million performance bond in December 2006 to ensure that sufficient funds would be available to meet these obligations, and our subsequent agreement with the DEQ to increase the amount of the bond by $338,000 in December 2007 and again in December 2008.  We are currently preparing a revised reclamation and restoration plan for Troy, which, when completed, may result in changes to the estimated reclamation and restoration costs and the amount of the performance bond.  One of the key issues that has yet to be resolved is the extent to which we may be required to treat water from Troy after mining operations have ceased.  Another issue is whether we are required to prepare and file an EIS in conjunction with any action taken with respect to our revised reclamation plan.  We have advised DEQ that we will fund the cost of an EIS, but believe the study should be postponed until such time as mining operations at Troy are actually projected to cease and more current information concerning the scope of any required remediation is known.  We do not presently know whether our revised plan will actually result in increased reclamation and restoration costs at Troy, although it is probable that it will.  Laws governing the closure of mining operations in Montana have become more stringent since Troy was first placed into productions, and in the case of Troy, could include provisions requiring us to perpetually treat all of the discharged water from the mine.  These factors could result in the imposition of a higher performance bond.  Further, our reclamation and restoration liability at Troy is not limited by the amount of the performance bond itself.  The bond serves only as security for the payment of these obligations; any substantial increase in actual costs would be borne by the Company, which could have a material adverse effect on its financial condition.

We have a limited operating history and are not yet profitable.  We have been engaged in commercial mining operations at Troy for just over two years and have not yet attained a significant level of earnings.  In 2006, we incurred a loss of approximately $1.7 million on revenues of approximately $31.4 million; in 2005, we incurred a loss of approximately $2.9 million on revenues of approximately $21.1 million.  Our losses in each year are partially attributable to the fact that production levels at Troy have not attained projected levels, due to geotechnical problems, a shortage of skilled employees, problems in obtaining necessary repair parts for its equipment, and other factors common to underground hard rock mining operations.  The shortfall in production has resulted in higher than anticipated operating costs.  All of this is against the backdrop of higher than average copper and silver prices during the preceding two years.  These losses are likely to continue if production levels do not improve or if copper and silver prices decline.

We may not be able to continue as a going concern.  Our consolidated financial statements have been prepared on the basis that the Company will continue as a going concern.  At December 31, 2006, we had working capital of approximately $19.1 million, which may not be sufficient to meet our planned business objectives.  Management recognizes that the Company will need to generate additional financial resources in order to meet these objectives.  If the Company is not able to generate positive cash flows and profits or obtain adequate additional financing, it will be required to curtail operations and exploration activities.  Furthermore, its failure to continue as a going concern would require it to restate its assets and liabilities on a liquidation basis, which could differ significantly from the going concern basis.

We presently do not have the financial resources to develop Rock Creek.  At December 31, 2006 we had cash and cash equivalents of approximately $23.8 million.  Although we believe we have sufficient cash to fund our evaluation program at Rock Creek, we likely do not have sufficient funds to allow us to develop the mine or begin mining operations should it prove feasible to do so.  Moreover, we do not have any commitments for additional funding.  The forecasted capital cost of constructing a mine at Rock Creek is currently estimated to be in the range of $300 million.

Our financial obligations to Kennecott are substantial.  We incurred significant financial obligations to Kennecott in conjunction with our purchase of Troy and Rock Creek.  At December 31, 2006, our long-term debt to Kennecott totaled $6,000,000, exclusive of accrued interest, which is payable in cash semi-annually in February and August of each year.  This debt is evidenced by a promissory note that bears interest at a rate equal to one percent over the prime rate in effect on the last day of the preceding quarter, and it matures on February 21, 2008.  In addition, Kennecott’s purchase agreement with us gives it the right to exchange the 2,250,000 shares of Revett Silver common stock that it owns for a two percent net smelter return royalty from the sale of metals extracted from a defined portion of the Rock Creek project.  This royalty obligation would commence the date the project achieves an 80 percent production rate and would continue until Kennecott has received payments, adjusted for inflation, of $8,000,000.

The Rock Creek mineral resources are not equivalent to reserves.  This registration statement includes information concerning our estimate of the size of the mineral resource at Rock Creek and the amount of ore that may be produced from the project were it to be developed.  Since no ore has been produced from Rock Creek, these estimates are preliminary in nature.  And although we believe these amounts are significant, it does not mean the mineral resource can be economically mined.  A mineral resource is not equivalent to a commercially mineable ore body or “proven reserves” or “probable reserves” under standards promulgated by the United States Securities and Exchange Commission (the

“SEC”), principally because they are less certain and not necessarily amenable to economic development. We will not be able to determine whether Rock Creek contains a commercially mineable ore body until our evaluation program has been completed and we have obtained a final, economic and technical feasibility study that will include an analysis of the amount of ore that can be economically produced under then-prevailing market conditions.  U.S. investors are cautioned not to assume that our mineral resource estimates for Rock Creek will ever be converted into reserves.

Non-U.S. persons owning our stock could be subject to U.S. taxes if we are.  Section 7874 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that, under certain instances, a non-U.S. corporation such as Revett Minerals could be treated as a U.S corporation for U.S. tax purposes.  A consequence of this treatment for non-U.S. persons owning capital stock of such a corporation is that they could be subject to U.S. tax on any gain they receive from the sale of such capital stock unless they qualify for a statutory exemption.  Were this to occur, it is unlikely that this potential U.S. tax liability would be credited against the shareholder’s tax liability in his or her country of domicile, meaning that the shareholder would likely suffer double taxation on any such gain.  Management does not believe Revett Minerals will be treated as a U.S. corporation for tax purposes, but cannot offer any assurance that such treatment would not occur.  There is presently some uncertainty surrounding the interpretation of Section 7874.  The Internal Revenue Service could challenge Revett Minerals’ interpretation of the guidance that has been provided to date, or it could write implementing regulations that differ from that guidance.

We could be treated as a passive foreign income company for tax purposes.  Section 1297 of the Code provides that a foreign corporation such as Revett Minerals may be a passive foreign investment company (“PFIC”) if (a) 75% or more of its gross income is passive income or (b) the average percentage of the corporation’s assets (by value) held by it during the taxable year that produce passive income or are held for the production of passive income is at least 50%.  (For purposes of Section 1297, “passive income” could include income derived by Revett Minerals from the operations of its majority-owned Revett Silver subsidiary.)  If a U.S. taxpayer shareholder receives an “excess distribution” from a PFIC, that distribution is generally subject to an interest charge unless the shareholder has elected to treat its interest in the corporation as an interest in a “qualified electing fund” or “QEF”, or makes an election to mark to market his or her PFIC stock at the close of each taxable year.  An “excess distribution” for purposes of Section 1297 and regulations promulgated thereunder is the amount of any current distribution that exceeds the normal level of a PFIC’s distributions.  The purpose of the interest charge is to enable a recapture of the benefit of any U.S. income tax deferral to a U.S. shareholder while the investment income (presumably untaxed) was accumulated by the foreign investment company.

There are other formidable risks to mining.  We are subject to all of the risks inherent in the mining industry, including industrial accidents, labour disputes, unusual or unexpected geologic formations, cave-ins, surface subsidence, flooding, power disruptions and periodic interruptions due to inclement weather.  These risks could result in damage to or destruction of its mineral properties and production facilities, personal injury, environmental damage, delays, monetary losses and legal liability.  We do not maintain insurance covering environmental or other catastrophic liabilities, and we do not expect to procure such insurance unless and until it is economically feasible to do so.  Insurance against environmental risks (including pollution or other hazards resulting from the disposal of waste products generated from exploration and production activities) is generally not available.  In addition, we are subject to competition for new minerals properties, management and skilled miners from other mining companies, many of which have significantly greater resources than we do.  We also have no control over changes in governmental regulation of mining activities, the speculative nature of mineral exploration and development, operating hazards, fluctuating metals prices, and inflation and other economic conditions.

Copper and silver prices fluctuate markedly.  Our operations are significantly influenced by the price of copper and silver.  Copper and silver prices fluctuate widely and are affected by numerous factors that are beyond our control, such as inflation, the strength of the United States dollar relative to foreign currencies, global and regional demand, commodity funds and speculators and the political and economic conditions of major producing countries throughout the world. During the seventeen year period preceding the date of this registration statement, world average copper prices fluctuated from a low of $0.6065 per pound in 2002 to a high of $3.0530 per pound in 2006, and world average annual silver prices fluctuated from a low of 3.9477 per ounce in 1992 to a high of $11.5452 per ounce in 2006.

Currency transactions will affect our competitiveness and our hedging activities.  The prices of copper and silver are denominated in U.S. dollars even though most production originates in countries whose currencies are independently valued.  Fluctuations in the value of the U.S. dollar relative to the values of these host country currencies could effect our competitiveness and our hedging activities and the financial results of such activities.

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Item 2.  Financial Information.

Selected Historical Financial Data.

The following tables set forth (a) Revett Minerals’ selected historical financial data at June 30, 2007 and for the six months ended June 30, 2007 and 2006, and as of and for the years ended December 31, 2006 and 2005, and the partial year ended December 31, 2004, and (b) Revett Silver’s  selected historical financial data as of and for the years ended December 31, 2004 and 2003.  The quarterly financial data has been derived from our consolidated unaudited financial statements and the year end financial data has been derived from our consolidated audited financial statements, and should be read in conjunction with the Management’s Discussion and Analysis section of this registration statement and our consolidated financial statements and the notes thereto.

	Revett Minerals
	As at June 30, 2007	As at December 31, 2006
	(unaudited)	(audited)
	(In thousands of dollars)
Balance Sheet Data:
Current assets	$37,051	$29,299
Property, plant and equipment (net)	56,871	56,012
Restricted cash	7,211	7,043
Other long term assets	1,265	1,849
Total assets	$102,398	$94,203

Current liabilities	$16,894	$10,235
Long-term portion of debt	2,837	9,354
Reclamation and remediation liability	6,904	7,603
Future income taxes	9,682	8,353
Total liabilities	$36,317	$35,545

Non-controlling interest	10,097	8,524

Shareholders’ equity	55,984	50,134

Total liabilities and shareholders’ equity	102,398	94,203

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
	(unaudited; in thousands of dollars)
Income Statement Data:
Revenue	$15,903	$11,496	$26,619	$18,934
Cost of sales	8,758	6,290	16,307	12,224
Depreciation and depletion	449	337	835	752
Exploration	625	324	1,100	641
General and administrative	1,064	665	2,039	1,216
Reclamation and remediation liability	162	30	323	67
Total expenses	$11,058	$7,646	$20,504	$14,900

Other expenses:	(931)	101	(914)	164
Net income before income taxes and non-controlling interest	5,776	3,749	6,929	3,870
Net income for the period	$3,727	$2,275	$4,029	$2,301

Per Share Data:
Basic and diluted earnings per share	$0.05	$0.04	$0.06	$0.04
Weighted average number of shares outstanding	72,863,666	60,047,503	72,863,666	60,047,503
Dividends paid during the period	—	—	—	—

	Revett Minerals			Revett Silver
	As at December 31			As at December 31
	(expressed in thousands of dollars)			(expressed in thousands of dollars)
	2006	2005	2004	2004	2003
Balance Sheet Data:
Current assets	$29,299	$17,536	$510	$6,529	$552
Property, plant and equipment	56,012	57,793	—	21,216	19,440
Restricted cash	7,043	6,719	—	—	—
Other assets	1,849	1,680	—	80	—
Total assets	$94,203	$83,728	$510	$27,555	$19,992

Current liabilities	$10,235	$6,936	$532	$3,270	$405
Long-term debt	9,354	11,108	—	12,197	18,131
Reclamation and remediation liability	7,603	8,951	—	8,250	7,604
Future income taxes	8,353	8,518	—	—	—
Total liabilities	$35,545	$35,513	$532	$23,717	$26,140

Non-controlling interest	8,524	8,211	—	—	—

Shareholders’ equity (deficiency)	50,134	40,004	22	3,838	(6,148)

Total liabilities and shareholders’ equity (deficiency)	$94,203	$83,728	$510	$27,555	$19,992

	For the Years Ended December 31,
	2006	2005	2004 (1)	2004	2003
Income Statement Data:
Revenue	$31,381	$21,136	$——	$—	$—

Cost of sales	25,043	19,318	—	4,756	1,489
Depreciation and depletion	1,280	1,441	—	—	—
Exploration	1,417	1,259	—	—	—
General and administrative	3,558	2,618	22	2,202	1,261
Accretion of reclamation and remediation liability	596	584	—	—	—
Total expenses	$31,894	25,220	$22	$6,958	$2,750

Other expenses:	1,073	1,140	—	303	823

Loss before income taxes and non-controlling interest	(1,586)	(5,224)	(22)	(7,261)	(3,573)
Loss for the period	(1,731)	(2,918)	(22)	(7,261)	(5,094)
Deficit, beginning of period	(2,940)	(22)	—	(14,905)	(22)
Deficit, end of period	$(4,671)	$(2,940)	$(22)	$(22,166)	$(2,940)

Per Share Data:
Basic and diluted loss per share	$(0.03)	$(0.06)	$0.00	$(0.15)	$(0.09)
Weighted average number of shares outstanding	61,292,210	48,835,179	—	49,935,621	38,566,341
Dividends paid during the period	—	—	—	—	—

(1)                                  For the period from the date of incorporation (August 25, 2004) to December 31, 2004.

Management’s Discussion and Analysis of Financial Condition and Results of Operation.

Explanatory Note:  The following discussion of our financial condition and results of operation should be read in conjunction with Revett Minerals’ consolidated audited financial statements at December 31, 2006 and 2005, and the partial year ended December 31, 2004, and its consolidated unaudited financial statements for the quarterly periods ended June 30, 2007 and 2006, all of which are included elsewhere in this registration statement.  Such financial statements include the accounts of Revett Minerals and subsidiaries, Revett Silver and Revett Silver’s wholly owned subsidiaries, Genesis Inc. and RC Resources, Inc., have been prepared in accordance with Canadian generally accepted accounting principals and have been reconciled to U.S. generally accepted accounting principals (“GAAP”).  See Note 14 to the consolidated financial statements.

Overview.  Our principal mining properties are the Troy mine and the Rock Creek project.  We acquired these properties from ASARCO and Kennecott in 1999 and 2000, respectively, and operated the Troy Mine on a care and maintenance basis from 1999 until 2004.  The mine was reopened in late 2004 and commercial production resumed in January 2005.  Troy is an underground copper and silver mine located in Lincoln County, Montana, approximately fifteen miles south of the town of Troy, and Rock Creek is a large exploration-stage copper and silver property located in Sanders County, Montana, approximately five miles northeast of Noxon, Montana.  Since 2000, we have also been pursuing an operating permit for Rock Creek.  These activities and other corporate activities have been funded from proceeds received from sales of our common stock, from borrowings from related parties, and from the sale of some of our deeded property.

Our goals are to increase production and profitability at Troy and successfully develop Rock Creek.  While we believe we can achieve the former, evaluating Rock Creek and putting it into production if it is economical to do so are formidable challenges.  Consequently, we do not know if Rock Creek can be successfully developed.  Many companies in the mining industry today hold significant mining resources, but relatively few have been able to develop them and still make money.  We may not be an exception, notwithstanding the estimated size of the mineral resource at Rock Creek.

Results of Operations.

Results of Operations for the Three Months Ended June 30, 2007 Compared to the Same Period in 2006.  On a stand alone basis, Troy reported net income before taxes of approximately $8.2 million for the three month period ended June 30, 2007, compared to net income before taxes of $6.9 million for the first three months of 2006.  Only 67% of these earnings are attributable to the shareholders of Revett Minerals because of the non controlling shareholdings in Revett Silver.  For the three month period ending June 30, 2007, Revett Minerals reported net earnings after taxes and non-controlling interest of $3.7 million or $0.05 per share, compared to net income after taxes and non-controlling interest of $2.3 million or $0.04 per share for the same three month period in 2006.

Revenues in the three months ended June 30, 2007 were $15.9 million, an increase of $4.4million, or 28% ,over the sales attained in the three months ended June 30, 2006.  The improved sales revenue was a function of both higher metal prices and improved sales volumes arising from the higher production levels.  During the second quarter of 2007, copper and silver prices averaged $3.46 per pound and $13.34 per ounce, respectively.  These price levels were higher than prices in the second quarter of 2006, which averaged $3.27 per pound and $12.29 per ounce, for copper and silver respectively.  In terms of production, mill throughput during the second quarter of 2007 averaged 3,711 tons per day, compared to 2,509 tons per day for the same period in 2006.  Also contributing to the higher production were higher ore grades for both copper and silver and improved metal recoveries for both metals.  As a result copper production increased by 84% and silver production increased by 57%.  Because of the improved metal production, the Company recognized revenue on the delivery of approximately 3.6 million pounds of payable copper and approximately 375,602 ounces of payable silver in the second quarter of 2007.  Comparable sales in the second quarter of 2006 were 1.7 million pounds of copper and 225,071 ounces of silver.  This represents an increase of 108% for copper and 67% for silver.

Operating costs associated with the second quarter 2007 production were $8.8 million, an increase of $2.5 million, or 39%, over the same period in 2006.  Increased production resulted in higher costs.  Costs also increased because of higher labor costs (due to more people and higher wages), increased parts and supplies costs, increased equipment rental costs and an increase in property and state mining taxes (the latter being a direct function of metal sales).  On an operating cost basis the cost per ton milled (calculated as mining costs per ton milled plus milling costs per ton milled plus mine indirect costs per ton milled) was $22.04 per ton during the second quarter of 2007, from $25.72 per ton in the second quarter of 2006.

Depreciation and amortization charges for the second quarter of 2007 were $449,000, approximately $112,000 more than was incurred in the comparable quarter of 2006.  The majority of the plant and equipment at Troy is depreciated using the units-of-production method and the increase in the mill throughput, coupled with an increase in the depreciable capital base, resulted in a higher deprecation and depletion charge.

Exploration and development expense for the second quarter of 2007 were $625,000, an increase of $301,000 over the comparable period in 2006.  The increase is principally attributable to the ongoing underground exploration program at Troy that was initiated during the first quarter of 2007.  Spending at Rock Creek was essentially unchanged between 2007 and 2006.

General and administrative expenses for the second quarter of 2007 were $1,064,000, compared to $665,000 for the same period in 2006.  The year over year increase in general and administrative costs were a function of higher salaries, increased stock option expenses and an increase in auditing and consultancy expenditures.  The consultancy spending was associated with programs related to internal control over financial reporting functions.

The Company’s accretion of reclamation and remediation liability increased $132,000 in the second quarter of 2007 (to $162,000) from the prior quarter.  The increase in the accretion liability resulted from the increase in the expected operating life of Troy.  The estimate of ultimate closure costs has not changed since 2006.

Income from operations during the second quarter of 2007 before income taxes and non-controlling interest was $5,7776,000 for the three months ended June 30, 2007, an increase of $995,000 from the comparable period in 2006.  The increase is attributable to improved performance at Troy.

Other expenses during the second quarter consisted primarily of positive income of approximately $900,000 largely due to an $800,000 foreign exchange gain on cash investments held in Canadian dollars.  Interest income for the quarter also increased as a consequence of rising interest rates and increases in the cash balances that were available for investment.  Interest expense for the quarter exceeded interest income by approximately $100,000.

Income taxes increased by $311,000 during the second quarter of 2007 compared to the prior period in 2006, and reflect the income tax liability expected on Troy’s earnings, which were previously sheltered by net operating loss carry forwards.

The non-controlling interest charge of $1.1 million at June 30, 2007 reflects the after tax share of Revett Silver’s earnings attributable to the holders of its Class B common stock.  This charge increased from the comparable period in 2006 because of the improved performance of Troy.

The following table compares our key operating statistics for the three months ended June 30, 2007 compared to the same period in 2006:

	Three Months Ended	Three Months Ended
Item	June 30, 2007	June 30, 2006
Tons milled	337,712	228,275
Tons milled per day	3,711	2,509
Copper grade	0.59 percent	0.49 percent
Silver grade	1.24 ounces per ton	1.18 ounces per ton
Copper recovery	87.1 percent	84.7 percent
Silver recovery	88.5 percent	88.6 percent
Copper production	3,490,930 pounds	1,902,023 pounds
Silver production	373,332 ounces	237,767 ounces

The increase in mill throughput, an increase in the copper grade of ore mined together with the recovery in copper and silver prices are the most significant factors affecting the Company’s first quarter operating and financial results. During the last six months of 2006, management Troy initiated a number of productivity enhancement programs at Troy with the objective of increasing the efficiency of the underground mining operations and ameliorate the bottleneck to production, which has traditionally been constraints in delivering ore from the mine to the mill.  These productivity improvement programs included increased supervisory training, improvements in communication at shift changes, improved training of the workforce on operating the jumbo drills, more emphasis on maintenance planning, and short term mine planning aimed at improving cycling efficiencies. We believe the production improvements noted in the table above are indications of the benefits of the productivity programs implemented last year.

Results of Operations for the Six Months Ended June 30, 2007 Compared to the Same Period in 2006.  On a stand alone basis, Troy reported net income before taxes of approximately $11.2 million for the six month period ended June 30, 2007, compared to net income before taxes of $5.5 million for the first six months of 2006.  Only 67% of these earnings are attributable to the shareholders of Revett Minerals because of the non controlling shareholdings in Revett Silver.  For the six month period ended June 30, 2007, Revett Minerals reported net earnings after taxes and non-controlling interest of $4.0 million or $0.06 per share, compared to net income after taxes and non-controlling interest of $2.3 million or $0.04 per share for the first six months of 2006.

Revenues in the first six months of 2007 were $26.6 million, an increase of $7.7 million, or 44% over the sales attained in the first six months of 2006.  The improved sales revenue was a function of both higher metal prices and improved sales volumes arising from the higher production levels.  During the first six months of 2007, copper and silver prices averaged $3.08 per pound and $13.33 per ounce, respectively.  These prices were higher than prices in the first six months of 2006, which averaged $2.82 per pound and $11.43 per ounce, for copper and silver respectively.  In terms of production, mill throughput during the first six months of 2007 averaged 3,769 tons per day compared to 2,800 tons per day for the same period in 2006.  Also contributing to the higher production were higher ore grades for both copper and silver and improved metal recoveries for both metals.  As a result copper production increased by 73% and silver production increased by 46%.  Because of the improved metal production, the Company recognized revenue on the delivery of approximately 6.3 million pounds of payable copper and approximately 680,264 ounces of payable silver in the first six months of 2007.  Comparable sales in the first six months of 2006 were 3.8 million pounds of copper and 467,871 ounces of silver.  This represents an increase of 73% for copper and 46% for silver.

Operating costs associated with production during the first six months of 2007 were $16.0 million, an increase of $4.0 million, or 34%, over the same period in 2006.  Increased production resulted in higher costs.  Costs also increased because of higher labor costs (due to more people and higher wages), increased parts and supplies costs, increased equipment rental costs and an increase in property and state mining taxes (the latter being a direct function of metal sales).  On an operating cost basis the cost per ton milled (calculated as mining costs per ton milled plus milling costs per ton milled plus mine indirect costs per ton milled) was$22.04 per ton during the first six months of 2007, compared to $22.65 per ton for the same period in2006.

Depreciation and amortization charges during the first six months of 2007 were $835,193, an increase of $83,280 from the comparable period in 2006.  The majority of the plant and equipment at Troy are depreciated using the units-of-production method and the increase in the ore reserves reported at year end 2006 resulted in a lower per ton charge.

Exploration and development expense for the first six months of 2007 was $1,099,503, an increase of $458,885 over the comparable period in 2006.  The increase is principally attributable to the continuation of the underground exploration program at Troy that was initiated during the first quarter of 2007.  Spending at Rock Creek was essentially unchanged between 2007 and 2006.

General and administrative expenses for the first six months of 2007 were $2,038,881, compared to $1,215,898 for the same period in 2006.  The year over year increase in general and administrative costs were a function of higher salaries, increased stock option expenses and an increase in auditing and consultancy expenditures.  The consultancy spending was associated with programs related to internal control over financial reporting functions.

The Company’s accretion of reclamation and remediation liability increased $323,118 in the first six months of 2007 (to $6.9 million) from the prior period.  The increase in the accretion liability resulted from the increase in the expected operating life of Troy.

Income from operations during the first six months of 2007 before income taxes and non-controlling interest was $6.9 million, an increase of $3.1 from the comparable period in 2006.  The increase is attributable to improved performance at Troy.  Because of this improved performance, the Company’s net income increased from $2.3 million in the six months of 2006 to $4.0 million in 2007.

Other expenses during the first six months of 2007 consisted of interest income, net of interest expense and other costs, and decreased marginally in 2007 compared to 2006.  While interest income rose by $339,081, interest expense related to the Royal Gold production payment increased by $226,807.

Income taxes increased by $687,553 during the first six months of 2007 compared to the prior period in 2006, and reflect the income tax liability expected on Troy’s earnings, which were previously sheltered by net operating loss carry forwards.

The non-controlling interest charge of $1.6 million at June 30, 2007 reflects the after tax share of Revett Silver’s earnings attributable to the holders of its Class B common stock.  This charge increased from the comparable period in 2006 because of the improved performance of Troy.

The following table compares our key operating statistics for the six months ended June 30, 2007 compared to the same period in 2006:

	Six Months Ended	Six Months Ended
Item	June 30, 2007	June 30, 2006
Tons milled	687,892	511,076
Tons milled per day	3,769	2,800
Copper grade	0.57 percent	0.46 percent
Silver grade	1.20 ounces per ton	1.18 ounces per ton
Copper recovery	87.3 percent	83.0 percent
Silver recovery	88.9 percent	86.2 percent
Copper production	6,283,169 pounds	3,797,107 pounds
Silver production	680,264 ounces	467,861 ounces

                Comparison of Years Ended December 31, 2006 and 2005.  We recorded revenues of $31.4 million in the year ended December 31, 2006, compared to $21.1 million in 2005.  In order to produce these revenues, we incurred direct operating costs and depreciation and depletion expenses of $25.0 million and $1.3 million in 2006, respectively (compared to $19.3 million and $1.5 million, respectively, in 2005), implying a profit from mining operations of approximately $5.1 million in 2006, compared to $0.4 million in 2005.  Profit from mining operations is a non-GAAP measure of financial performance and is therefore unlikely to be comparable to similar measures presented by other mining issuers.  However, management believes that profit from mining operations is a useful supplemental measure of performance of the Troy mine.

We achieved increased revenues in 2006 occurred despite declines in physical copper and silver metal sales of 16% percent and 15%, respectively, during the year, principally because of year over year increase in the price of copper and silver, and because we received final settlement during 2006 on a number of shipments and sales made in 2006 and 2005.  In 2006, the copper price averaged $3.05 per pound compared to $1.67 per pound in 2005, while the silver price in 2006 averaged $11.55 per ounce compared to $7.32 per ounce in 2005.  The effect of the final settlement was receipt of $5.0 million in cash.

Our cost of goods sold during 2006 increased by $5.7 million from 2005, for the following reasons:  a $1.9 million increase in salary expense due, in part, to a mid-year upward adjustment in wages and a 25 person increase in year end staffing at Troy; a $3.5 million inflationary increase in the cost of supplies during the year; and a $0.8 million increase in Montana severance taxes, which are determined as a percentage of revenue.

Other expenses during the year included the non-cash accretion for reclamation and remediation liability of $0.6 million, general and administrative costs of $3.6 million, exploration and development expenditures at Troy and Rock Creek of $1.4 million (compared to $1.3 million in 2005), and net interest expense, including foreign exchange losses, of $1.1 million (compared to the same amount in 2005).  The increase in exploration and development costs was due to the initiation in 2006 of the lower Revett formation drilling program at Troy.  The reduction in other expense was due to increased interest income from the higher cash balances throughout 2006, partially offset by the foreign exchange loss on some of the cash balances and investments held in Canadian dollars.  The income tax recovery resulted from the recognition of the benefit of the 2006 tax loss in the United States for Revett Silver.

We produced 7,304,400 pounds of copper in concentrate and 916,969 ounces of silver from Troy in 2006, generating $3.9 million in cash from operating activities.  During 2005, we produced 8,772,802 pounds of copper and 1,094,725 ounces of silver, using $1.6 million in cash from operating activities.

Our milling throughput at Troy for 2006 was 944,783 tons of ore at Troy (2,588 tons per day), which was less than our planned throughput of 4,424 tons per day, but still approximately 21% more mill throughput that we achieved in 2005.  Our inability to meet our operating projections at Troy during the year resulted primarily from a shortage of experienced underground production drillers, problems in obtaining needed repair parts for equipment, difficult ground conditions in certain areas of the mine and, in December at least, slowdowns or stoppages due to primary conveyor belt repairs and power outages.  The increase in throughput in 2006 was offset by lower ore grades for both copper and silver during the year, however, primarily because of the mining cycle and the development during the year of mine areas that had below life-of-mine ore grades.  This resulted in production declines for these metals of 17% and 16%, respectively, compared to 2005.  During 2006, the copper grade from the mine averaged 0.46% and the silver grade averaged 1.13 ounces per ton. Recoveries have been satisfactory given the below normal grades and the low mill throughput.

Our loss before income taxes and non-controlling interest in 2006 was $1.6 million, or $0.03 per share, after adjustment for non-controlling interest and taxes.  The compares to a net loss before non-controlling interests and taxes of $5.2 million, or $0.06 per share in 2005.

The following table compares our key operating statistics for the twelve months ended December 31, 2006 compared to the same period in 2005:

	Year Ended	Year Ended
Item	December 31, 2006	December 31, 2005
Tons milled	944,783	782,972
Tons milled per day	2,588	2,145
Copper grade	0.46 percent	0.69 percent
Silver grade	1.13 ounces per ton	1.65 ounces per ton
Copper recovery	83.5 percent	81.1 percent
Silver recovery	86.2 percent	84.6 percent
Copper production	7,304,383 pounds	8,772,802 pounds
Silver production	916,969 ounces	1,094,725 ounces
Copper sold (payable	6,455,713 pounds	7,757,423 pounds
Silver sold (payable)	817,250 ounces	969,198 ounces

In addition to the absolute amount of copper and silver sold, our quarterly and annual revenues were also affected by the requirement that we fair value (i.e., mark to market) sales of copper and silver for which prices have not been finalized.  For example, at the end of the first and second quarters of 2006, our revenues increased by $1.5 million and $0.9, respectively, as a consequence of price increases for copper and silver; in the third and fourth quarters, however, our revenues were reduced by $1.6 million and $3.7 million, respectively, because of these fair valuation requirements.

Expenses pertaining to Rock Creek totaled $1.2 million during the year ended December 31, 2006, compared to $2.0 million in 2005, and were comprised of legal fees of approximately $0.6 million; consulting fees of approximately $0.5 million; and public relations expenses, land costs and miscellaneous expenditures of approximately $0.1 million.  Expenses at Rock Creek in 2005 were comprised mainly of legal fees, consulting fees, and mitigation land purchases of approximately $1.0 million.

Comparison of Years Ended December 31, 2005 and 2004.  We had no source of revenue and no continuous operating activities during the year ended December 31, 2004.  Our activities during the year were confined to the Canadian public offering of Revett Minerals common stock and its acquisition of Revett Silver in the reorganization transaction described elsewhere in this registration statement, both of which were completed in February 2005.

Our expenses during 2004 consisted of the costs of incorporation, director fees and the costs of meetings of directors, and costs relating to the Canadian public offering and the reorganization, all of which were financed by non-interest bearing advances from Revett Silver.  The incorporation costs and costs relating to the Canadian public offering and reorganization, which aggregated $510,268, were capitalized.  Director fees and related expenses, which aggregated $21,747 during the year, were charged to general and administrative expenses and represented the entire loss for the year.

Liquidity and Capital Resources.  We continue to be in a good working capital position.  At June 30, 2007, we had $20.2 million of working capital, compared to $19.1 million at December 31, 2006.  Our working capital includes cash and cash equivalents of $27.6 million at June 30th, compared to $23.8 million at December 31, 2006.  The improvement in working capital is primarily attributable to the generation of cash at Troy and reflects the reclassification of the Kennecott note as a current liability.  This working capital includes cash and cash investments of $18 million and short term cash investments of $4.4 million.  The Company also has restricted cash of $7.2 million relating to its funding of the reclamation obligations at Troy.  Long term debt totaled $2.8 million at June 30, 2007.  Of this amount $1.6 million is a production royalty payable to Royal Gold from production from Troy.  (As of September 1, 2007, the Company had paid a total of $5.5 million to Royal Gold with respect to the royalty.)  The long term portion of equipment leases and a term loan totals $1.2 million.  The Company anticipates that it will be able to commence the evaluation program at Rock Creek in the near future.  Such activity will likely require the expenditure of a considerable sum of money over the next twelve to twenty-four months.  The Company believes it has sufficient cash to fund the Rock Creek program as presently envisaged.  Spending at Rock Creek is subject to considerable uncertainty due to pending and threatened environmental litigation and the timing and progress of activities, but could be as much as $14.3 million in 2007.  (See the section of this registration statement entitled “Legal Proceedings.”)  Such spending is presently anticipated to include approximately $8.2 million in environmental, reclamation and mitigation commitments, and approximately $6.1 in additional mining studies and evaluations.

At December 31, 2006, we had working capital of approximately $19.1 million and cash and cash invested in fixed income securities of approximately $23.8 million, compared to working capital of approximately $10.6 million and cash and cash invested in fixed income securities of approximately $12.0 million at December 31, 2005.  The increase in cash came from the net proceeds of approximately $11.3 million from the private placement of common shares and share purchase warrants completed in November 2006.  Our liquidity is further enhanced by the fact that the Troy mine is currently generating positive cash flow.

At December 31, 2006, we also had restricted cash of approximately $7.0 million relating to the funding of the reclamation obligations at Troy.  Our debt at the end of 2006 was approximately $13.7 million, approximately $9.4 million of which is long term and comprises the following:  a $2.9 million production royalty obligation payable only from production at the Troy mine, long-term equipment leases and term loans of approximately $0.5 million; and a $6.0 million note given Kennecott in conjunction with the acquisition of the Troy and Rock Creek properties.  The Kennecott note is due in full in February 2008 and interest is payable semi-annually in February and August of each year.

Capital spending in 2006 totaled $1.4 million at the Troy mine, $0.65 million of which was financed by a capital lease.  The main capital items were the acquisition of a jumbo drill, improvements in the ventilation system underground and an expansion of the capacity of the tailing facility.  Capital spending at the Troy mine is expected to total $2.5 million in 2007 and may include the proposed purchase of an additional haul truck.  Exploration spending at Troy is expected to total approximately $1.2 million.  These expenditures may change during the year depending upon events and operating results.

Financing Activities.  During the second quarter of 2007 Revett Minerals entered into capital leases aggregating approximately $1.8 million to finance the purchase of the following items of equipment in order to maintain operations at Troy:  a rock bolter ($660,000), a CAT haul truck ($789,000), a loader ($123,000), a jumbo drill ($203, 130), and miscellaneous mine vehicles.

In November 2006 Revett Minerals completed a private placement of 11,500,000 units (each unit consisting of one share of common stock and one common stock purchase warrant) and realized gross proceeds of approximately (Cdn) $13.0 million.  If fully exercised, the warrants would result in the issuance of 2,875,000 additional shares of common stock.  The exercise price for a full warrant is (Cdn) $1.36 and the warrants expire on May 22, 2009 unless accelerated by the Company.

In February 2005, Revett Minerals realized net proceeds of approximately $25.0 million in conjunction with its Canadian public offering.

Off-Balance Sheet Arrangements.  Revett Silver acquired Kennecott’s mineral property interests in the Troy mine and the Rock Creek project in February 2000, in exchange for a $5,000,000 promissory note and 2,250,000 shares of Revett Silver common stock.  Revett Silver also guaranteed that the shares Kennecott acquired in the transaction would have a value of $10,125,000 on or before October 14, 2001 and would increase annually thereafter through October 14, 2004, failing which it would pay Kennecott the difference in value in the form of cash or by issuing Kennecott additional shares.  In February 2003, Revett Silver and Kennecott amended their agreement to eliminate the stock price guarantee provision.  The amendment also gave Kennecott an option, exercisable the later of December 31, 2015 or one year after Rock Creek achieves an 80 percent production rate, to exchange its 2,250,000 shares of Revett Silver for a two percent net smelter return royalty from the sale of metals extracted from a defined portion of the project area.  Were Kennecott to elect to make the exchange, our obligation to pay the royalty would continue until it had received payments of $8,000,000, as adjusted for inflation.  In December 2005, Kennecott elected to receive common shares as payment for $0.5 million of deferred interest on its long term note.  A total of 1,042,108 common shares of Revett Minerals were issued to Kennecott in order to satisfy this obligation.  Kennecott retains the right to receive an additional $1.0 million of deferred interest in either cash or common stock at its election.

In October 2004, Revett Silver sold Royal Gold, Inc. 1,333,333 shares of its common stock for gross proceeds of $1.0 million.  Under the terms of its stock purchase and sale agreement with Revett Silver, Royal Gold has the option to convert these shares into a perpetual, non-participating one percent net smelter return royalty from the sale of metals extracted from Rock Creek.  The conversion must be made, at Royal Gold’s option, within 60 days after the later of the date the Company presents a positive bankable feasibility study to Royal Gold or the Company’s board of directors approves the commencement of mine construction.  The stock purchase and sale agreement also gives Royal Gold the right to assume certain of Revett Silver’s obligations arising under the February 2000 Kennecott promissory note if Revett Silver defaults in the payment of the note.  Were Royal Gold to assume the note and pay the obligations to Kennecott, it would have the further right to receive either a three percent net smelter return royalty from the sale of metals extracted from Rock Creek or such number of additional shares of Revett Silver common stock as is determined by dividing the amount then owing on the note, including accrued by unpaid interest, by a share price of $0.75.

Tabular Disclosure of Contractual Obligations.  The following table sets forth information as of June 30, 2006 concerning our known long-term debt obligations, royalty obligation, capital lease obligations, operating lease obligations and purchase obligations.

		Payments Due by Period
		(expressed in thousands of dollars)
		Less than 1			More than 5
Contractual Obligation	Total	Year	1 to 3 Years	3 to 5 Years	Years
Long-term debt	$6,000	$6,000	$—	$—	$—
Royalty obligation	4,388	2,778	1,610	—	—
Capital lease obligations	1,228	1,204	24	—	—
Operating leases	1,519	303	909	307	—
Long-term reclamation costs	6,903	—	—	—	6,903
Total contractual obligations	$20,038	$10,285	$2,543	$307	$6,903

Our long term debt at June 30, 2007 consisted of a a 7% gross smelter return royalty in favor of Royal Gold, Inc. from the production of copper and silver concentrate from the Troy mine.  The royalty obligation to Royal Gold, Inc. is capped at $10.5 million.  As of the date of this registration statement, the Company had made cumulative payments of $5.5 million to Royal Gold, Inc. in respect of the royalty obligation.  Capital lease obligations relate to the purchase of equipment used at the Troy mine.  Operating leases include the rental of rail cars used to transport copper concentrate to the smelter, the lease covering the Company’s Spokane Valley, Washington office facility, and an administration fee relating to a power contract also at Troy.

Related Party Transactions.  There were no related party transactions in 2005, 2006 and the first six months of 2007.

Proposed Transactions.  Pursuant to a plan of reorganization approved in February 2005, the holders of shares of Revett Silver Class B common stock have a right, on a quarterly basis and subject to the limitations set forth in Revett Silver’s amended and restated articles of incorporation adopted pursuant to the plan, to request Revett Silver to redeem their shares in exchange for either cash or shares of common stock of Revett Minerals.  Revett Silver redeemed 865,279 shares of its Class B common stock in July 2007, for cash, at a price of $1.16 per share or $1,003,724 in aggregate amount.  Future redemptions will likely not be made pending the publication of further guidance  by the United States Internal Revenue Service on the application of IRS Code section 7874.  (See “Redemption and Exchange Provisions of the Revett Silver Class B Stock” at page    of this registration statement.)

Principal Risks and Uncertainties.  As is described elsewhere in this registration statement, our proposed development of the Rock Creek project has been challenged on environmental grounds by several regional and national environmental organizations.  Some of these challenges are substantial and ongoing, and allege violations of the procedural and substantive requirements of a variety of federal and state laws and regulations pertaining to our permitting activities at Rock Creek.  Although we have generally been successful in addressing most of the environmental challenges to our operations, we cannot predict with any degree of certainty how the pending challenges will be resolved.  Rock Creek is the more significant of our two mining assets; continued court challenges will inevitably delay us from proceeding with our planned development, and a successful challenge would prevent us from developing the project at all.  If we are successful in defending these challenges, we still must comply with a number of requirements and conditions as development progresses, failing which we could be denied the ability to continue with our proposed activities at Rock Creek.  We are also subject to significant other risks.  (See “Risk Factors” and “Legal Proceedings.”)

Critical Accounting Estimates.  Our significant account polices are presented in Note 2 of the audited financial statements included in this registration statement and the adjustments for United States generally accepted accounting principles purposes are presented in Note 14 of the audited financial statements and in Note 13 of the 2007 interim financial statements included in this registration statement.  As described in Note 2, we are required to make estimates and assumptions that affect the reported amounts and related disclosures of assets, liabilities, revenue and expenses.  Our estimates are based on our experience and our interpretation of economic, political, regulatory and other factors that influence our business prospects.  These estimates have a significant effect on the financials statements and actual results may differ significantly from our estimates.

We believe the most critical estimates for Canadian and U.S. purposes pertain to future metal prices, the allocation of the purchase price to the assets of Revett Silver acquired by Revett Minerals, our estimates of proven and probable reserves at Troy and the estimate of the final reclamation and closure obligations at Troy.  These estimates required us to make assumptions that were highly uncertain at the time the accounting estimates were made , and changes in them are reasonable likely to occur from time to time.  The major critical accounting estimates include but are not limited to the following:

Future Metal Prices   Metal price estimates are key components in estimates that determine the valuation of some of our significant assets and liabilities, including the cost and carrying value for property, plant and equipment, deferred tax assets, certain accounts receivable and the fair value of our metal hedge positions.  Metal prices, historically, have been very volatile with recent prices being near their highs for the last decade and these prices have influenced our property, plant and equipment carrying values and the estimates of reserves.  We can offer no assurance that prices will continue at the levels experience for the past few years.

Embedded Financial derivative  When the Company sells its copper concentrate, it records the account receivable and revenue at the invoice price.  This is only a provisional payment, however; the final price we receive for the concentrate is not fully determinable for a month to four months from the date of sale.  Consequently, the Company must estimate the final price that it will receive in such future periods.  It bases these estimates on published futures prices for the periods in which the final prices will be determined.

Mineral resources and reserves, and the carrying values of mineral properties, plant, and equipment.  Mineral resources and reserves are estimated by professional geologists and engineers in accordance with recognized industry, professional and regulatory standards.  These estimates are based on future metal prices, future operating costs and various technical, geological, engineering, and construction parameters.  Changes in any of factors could cause a significant change in the resources and reserves calculated, which, in turn, could have a material effect on the carrying value of mineral property, plant and equipment.

The carrying value of mineral properties is also dependant on the valuation of the consideration given when such properties were acquired.  These estimates included the value of common stock and notes given as consideration and the value of reclamation obligations assumed at the time of the acquisition.

The carrying value of property, plant and equipment is dependant on the rates used for depreciation and depletion, which themselves are estimates.

Concentrate receivables and revenue.  The Company sells its copper in concentrate based upon its own assays of metal content, moisture content, and the estimated dry weight of copper concentrate loaded in rail cars.  These weight and assay estimates are subject to final confirmation by the receiving smelter and may therefore be subject to change.  In addition, the Company records anticipated revenue to be received from the sale of each concentrate shipment based upon its determination of the weight and assays of each shipment and in accordance with the contract to which the sale relates.  Preliminary payments are thus based upon copper and silver prices that are determined prior to the date of the provisional invoice, whereas the final price received is determined by quoted metal prices in periods subsequent to the date of the provisional invoice.  Changes in these estimates or in metal prices could result in a significant change to the results from operations.

Reclamation and remediation obligations.  The Company has a legal obligation to reclaim its mineral properties and has estimated the cost of these obligations in accordance with current standards of applicable laws and regulations.  These estimates are then reviewed by third party consultants and government authorities.  In arriving at these estimates, the Company must also estimate the timing and magnitude of future payments for remediation work, as well as prevailing rates of interest during the remediation period, in order to determine its periodic accretion and the depreciation expense.  There were no materials changes in the Company’s estimates of its final reclamation and remediation obligations during 2005 and 2006, however, the Company cannot predict the effect of a material increase in these estimates on its financial position.

Stock-based compensation expense.  The Company from time to time grants stock options to employees, directors, and service providers.  The Company uses the Black-Scholes option pricing model to estimate a value for these options.  This model requires management to make estimates of the expected volatility of its common stock, the expected term of the option to exercise, the expected future forfeiture rate, and future interest rates.  Changes in these estimates and the conditions underlying the grants of options could cause a significant change in the stock-based compensation expense charged in any period.

Allocation of the purchase price for the acquisition of interest in Revett Silver.  The Company was required to make estimates of the fair market value of the consideration paid for the assets of Revett Silver when it completed its acquisition of Revett Silver in February 2005.  The securities of Revett Silver that were acquired in the transaction did not have a readily determinable market price, and as a consequence, the value ascribed to the company was based on estimates of the fair market value of its minerals properties and the plant and equipment associated with the Troy mine, both of which are subject to some uncertainty.

The valuation allowances for future income taxes.  The Company is required to make estimates of the valuation allowances for future income taxes.  This requires the Company to estimate whether it will attain certain levels of future taxable income and thereby avail itself, or lose, estimated tax assets.  These estimates require the Company to estimate future metal prices, future operating costs and production levels; which are themselves subject to a high degree of uncertainty.

Financial and Other Instruments.  The Company has engaged in limited hedging activities in order to protect the price of copper and silver that it has produced or will produce in future periods.  Such hedging activities are limited to less than all of its planned or actual production in any one month.  At June 30, 2007, the Company was a party to two outstanding hedging transactions fixing the price of copper.  The first transaction, entered into in March 2007, covers up to 275,000 pounds of copper to be produced in each of the ten consecutive months commencing March 2007 and fixes the price at $2.63 per pound.  The second transaction, entered into in May 2007, covers 1.9 million pound of copper to be produced through November 2007 and fixes the price at $3.20 per pound.  The fair value of these hedges was a liability of $1.6 million at June 30, 2007.  As June 30, 2007, the Company had 3.6 million pounds of copper and 759,514 ounces of silver with prices not yet fixed.

The Company is required by applicable accounting principals to fair value (i.e., mark to market) the amount of hedged copper and silver for which final prices have not yet been determined, which is often referred to as the “open quotational period”.  (The Company does not presently qualify to use hedge accounting under CICA 3865.)  At each month end, the Company then adjusts its revenue to account for future prices.  In order to do this, the Company must estimate the future prices that will prevail when the final prices are determined.  The Company uses future contract prices in effect as at the end of each month to estimate these prices.  As of June 30, 2007 the mark to market value of its open quotational period positions was a gain of $0.8 million.

Controls and Procedures.  Management of the Company is responsible for adopting an internal control system that gives it and the board of directors reasonable assurance that the Company’s financial statements present fairly its financial position and activities.  Management is also responsible for establishing and maintaining disclosure controls and procedures that provide reasonable assurance the material information concerning the Company and its consolidated subsidiaries is appropriately disclosed.

In 2007, the Company adopted disclosure controls and procedures, and its chief executive officer and chief financial officer evaluated their overall design and effectiveness.  They concluded that, because of certain adjustments required for the year ended December 31, 2006, the disclosure controls and procedures were not effective as at such date.  Following this review, the Company engaged an outside firm to augment it’s internal accounting resources and assist it with certain complex and unusual financial reporting matters and its tax reporting and compliance.  With these changes, the Company believes that, as at June 30, 2007, its disclosure controls and procedures were effective. In addition, the Company believes that its internal controls over financial reporting are appropriately designed.

The Company is not yet required to evaluate the effectiveness of its internal controls and procedures over financial reporting.  It is in the process of evaluating them, however, and expects to complete its evaluation by the end of 2008.

New Accounting Standards Adopted.  On January 1, 2007, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3”.  The Statement establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle.  The adoption of this Statement had no material impact on the Company’s financial position or result of operations.

On January 1, 2007, the Company adopted SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments,” which amends SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”  SFAS No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1 “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets,” and:

•                  Permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;

•                  Clarifies which interest-only strips are not subject to the requirements of SFAS No. 133;

•                  Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;

•                  Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and

•                  Amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

The Company adopted SFAS No. 155 using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2007.  There was no impact on the financial statements as of and for the three months ended March 31, 2007 as a result of the adoption of SFAS No 155.  In accordance with the modified prospective transition method, the financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 155.

On January 1, 2007, the Company adopted SFAS No. 156, “Accounting for Servicing of Financial Assets – an Amendment of FASB Statement No. 140”.  This Statement amended SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities.  The adoption of this Statement had no material impact on the Company’s financial position or results of operations.

On January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48 (“FIN No. 48”) “Accounting for Uncertainty in Income Taxes,”  FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109 “Accounting for Income Taxes,” prescribing a recognition threshold and measurement attribute for the recognition and measurement of a tax position taken or expected to be taken in a tax return.  As the Company has not yet recorded taxable income for tax compliance matters, the adoption of this policy did not have a material impact on the Company’s financial position or results from operations.  In the course of our assessment, we have determined that we are subject to examination of our income tax filings in the United States and state jurisdictions for the 2003 through 2006 tax years. In the event that the Company is assessed penalties and or interest; penalties will be charged to other operating expense and interest will be charged to interest expense.

New Accounting Standards to be Adopted.

In February 2007, the FASB issued SFAS no. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159), which will permit entities to choose to measure many financial assets and financial liabilities at fair value.  Unrealized gains on items for which the fair value option has been elected are to be reported in earnings. SFAS 159 will become effective in our 2008 financial statements.  We have not yet determined the effect that adoption of SFAS 159 may have on our results of operations or financial position.

In September 2006, the FASB issued SFAS no. 157, “Fair Value Measurements, (SFAS 157), which will become effective in our 2008 financial statements.  SFAS 157 establishes a framework for measuring fair value and expands disclosure about fair value measurements, but does not require any new fair value measurements.  We have not yet determined the effect that adoption of SFAS 157 may have on our results of operations or financial position.

Item 3.  Properties.

Our Purchase Agreements with ASARCO and Kennecott.

Overview.  Revett Silver acquired Troy and Rock Creek from ASARCO and Kennecott in October 1999 and February 2000, respectively.  Revett Silver holds Troy through its Genesis Inc. wholly-owned subsidiary and it holds Rock Creek through its wholly-owned RC Resources, Inc. subsidiary.  The Troy and Rock Creek ore bodies and claims had been owned by Kennecott and leased to ASARCO on terms that gave Kennecott a 25 percent net profits interest in the projects.  The mine and plant improvements were owned by ASARCO.

The ASARCO Purchase Agreement.  Revett Silver acquired ASARCO’s Troy and Rock Creek project assets in exchange for the following:  the assumption of reclamation liabilities relating primarily to the Troy mine; a cash payment of $1,000,000; the execution and delivery of a $10,000,000 promissory note; one million stock purchase warrants exercisable at $4.00 per share through December 31, 2003; a promise to issue ASARCO two million shares of common stock on or before October 14, 2001; and a guarantee that the aggregate price of the two million shares would be at least $9,000,000 as of the date the shares were issued, failing which we would pay ASARCO the difference in cash or by giving it additional shares of our stock.

Revett Silver and ASARCO amended their agreement in July 2002 to allow for the immediate issue of the two million shares, to extinguish the share price guarantee, and to replace the note with a production debt obligation.  The shares were issued in July 2002.  The principal amount of the cash payment obligation to ASARCO was $10,000,000, plus an adjustment amount determined by applying a four percent (4%) discount rate, so that principal was stated in “1999 dollars.”  The obligation was payable in semi-annual installments over the life of Rock Creek, commencing in the second full year of commercial production from the project.  Revett Silver was obligated to pay a minimum of $1,500,000 per year beginning in 2014 if it had not then commenced production at Rock Creek.  In May 2004, Revett Silver and ASARCO again amended their agreement to terminate and cancel the production debt obligation in exchange for Revett Silver’s issuance of 3,000,000 additional shares of common stock to ASARCO.

The Kennecott Purchase Agreement.  Revett Silver acquired Kennecott’s mineral property interests in the Troy mine and the Rock Creek project in February 2000, thereby eliminating Kennecott’s 25 percent net profits interest and giving Revett Silver complete ownership of the assets.  Revett Silver gave Kennecott a $5,000,000 promissory note and 2,250,000 shares of its common stock as consideration for these mineral interests.  As was the case with ASARCO, Revett Silver also guaranteed that Kennecott’s shares would have a certain value—in its case, $10,125,000—on or before October 14, 2001 and increasing annually through October 14, 2004, failing which it would pay Kennecott the difference in cash or in stock.  Revett Silver and Kennecott amended their agreement February 2003 to eliminate the stock price guarantee.  The amendment also gave Kennecott an option, exercisable the later of December 31, 2015 or one year after the Rock Creek Project achieves an 80 percent production rate, to exchange its 2,250,000 shares for a two percent net smelter return royalty from the sale of metals extracted from a defined portion of the project.  Were Kennecott to elect to make the exchange, our obligation to pay the royalty would continue until it had received payments of $8,000,000, as adjusted for inflation.  The promissory note given to Kennecott currently bears interest at a rate equal to one percent over the prime rate in effect on the last day of the preceding quarter, and matures on February 21, 2008.  Kennecott currently receives interest payments in cash, but can elect to receive interest in common stock.  Pursuant to the terms of the promissory note, Revett Silver cannot sell or further encumber the Troy mine or the Rock Creek project without Kennecott’s express consent.  Kennecott also has the right to approve any sale of all or substantially all of Revett Silver’s assets and any merger, consolidation or similar business combination in which Revett Silver is not the surviving entity.

Troy.  The Troy mine is located in Lincoln County, Montana, approximately fifteen miles south of the town of Troy.  ASARCO developed the mine and operated it from 1981 until April 1993, when low metals prices forced it to suspend production and put the mine on care and maintenance status.  Prior to being shut down it was one of the largest silver mines in the United States and also a significant producer of copper.  Revett Silver acquired the mining claims and improvements comprising Troy from Kennecott and ASARCO in 1999 and 2000, and reopened the mine and commenced commercial production in 2004 at a cost of approximately $8.0 million.  The mine is located within the Kootenai National Forest.

The following information concerning Troy (other than the information concerning our historical operating results and resource and reserve estimates) is derived in substantial part from a technical report dated August 14, 2004, as amended as of January 27, 2005 prepared at the Company’s request by SRK Consulting (“SRK”) of Toronto, Ontario (the “Troy Report”).  The Troy Report was authored by Ken Reipas and Dr. Jean-Francoise Couture, each of whom is a “qualified person” within the meaning of National Instrument 43-101 adopted by the Canadian provincial securities regulatory authorities.

Mining Claims.  The Troy mining claims comprise 24 patented lode-mining claims and approximately 188 unpatented lode-mining claims, all of which are located on federal lands administered by the Forest Service, and all of which are in good standing.  The Troy mine claims and operating permit area comprise an area of approximately 2,752 acres.  The claims consist of  the Ape 1 to 104 and 200, COG 73, 74 and 93 to 96, Daniel Lee 1 to 26 and 58, Beagle 1 to 98, Steboma 98 to 118, Harland G, Hazel, Slide, Morningstar and Slide Mine 1 and 3.  Annual maintenance fees are $125 per unpatented claim, which are payable in cash or through demonstrated assessment work.

Physiography, Climate and Infrastructure.  The Cabinet Mountains form a northwest-trending mountain range of rugged relief.  Maximum relief in the project area is about 5,500 feet.  The highest elevation in the area is Mount Vernon, with an elevation of 5,580 feet, and the lowest elevation is along Bull Lake and Lake Creek, where the elevation is approximately 2,370 feet.  The area’s topography was modeled by the underlying rock types and structural features.  Rocks in the area are relatively competent and resistant to erosion.  The talus slopes and hogback ridges are usually formed by the more weather resistant quartzite and limestone rocks.

The major land-forming features were created by the Rocky Mountain uplift that was active approximately 60 million years ago, and were subsequently modified by shifts in the earth’s crust, alpine glaciation and alluvial deposits.  Topography in the project area has been influenced by Pleistocene-age glaciation.  In the northern part of the project area, Pleistocene alpine glaciers carved the landscape into a series of cirques, and horns characterized by nearly vertical cliffs, ledges, steep colluvial slopes, and talus fields.  Pleistocene-age glaciation scoured some lower elevation areas, and created a veneer of glacial deposits.  Glacial lake bed deposits, silt and clay accumulations approximately 1,000 feet in thickness, were deposited in the low-elevation drainages.

The climate of the mine area is characterized by a combination of Pacific maritime and continental climates.  The maritime influences are strongest in the winter when relatively warm, moist air from the Pacific Ocean is cooled as it is lifted over the mountains and mixes with colder Arctic air moving south.  This results in snowfall with significant accumulations in the higher elevations.  Continental influences are more prevalent in the summer with thundershowers during May and June followed by hot, dry weather into mid-September.  Annual precipitation totals vary from about 30 inches along the Clark Fork River valley to about 80 inches at the highest elevations in the Cabinet Mountains.  Temperatures in the area are moderate.  During the summer months, minimum night-time temperatures are in the 50 to 60 degrees Fahrenheit range.  Winter cold waves occur, but mild weather is more common.  The long-term annual average temperature at the Trout Creek Ranger Station, which is in close proximity to the Troy mine, is about 45 degrees Fahrenheit.  The warmest month, July, averages 65 degrees Fahrenheit and the coldest month, January, averages 24 degrees Fahrenheit.

Lincoln County is sparsely inhabited, with several rural communities.  The local economy is based primarily on agriculture and tourism, and, to a lesser extent, logging and the production of wood products.  Libby, the county seat, is located approximately 32 miles northeast of the Troy mine.  The mine site is serviced by Montana Highway 56, a paved all-weather road connecting Highway 200 to Highway 2, and by an active railway line that parallels Highway 200 and Highway 2.  The mine is also connected to the local power grid.

The Troy mine has a complete supporting infrastructure consisting of a paved access road, office building, electrical supply and water supply, mine dry, an quipped surface maintenance shop and warehouse, access adits to the mine for personnel and ore transport, a fleet of new and used mobile equipment, an underground crusher and conveyor system to surface, main ventilation fans, a processing plant, and a tailings storage facility.  Copper concentrate from the mine is transported by truck to a rail storage facility in Libby and is then shipped by rail to a custom smelter.

History.  The Cabinet Mountains area has undergone sporadic exploration and mining dating back to the discovery of placer gold along Libby Creek during the 1860s.  Subsequent exploration during the 1880’s and 1890’s resulted in the discovery of numerous small mineral deposits which sustained very short-lived small operations.  These operations did not result in any significant production.

Several small mineral occurrences were found during the 1920’s and 1930’s in the vicinity of the Troy mine area.  A few short tunnels and underground workings were developed mostly on northwest-striking copper/silver/gold quartz veins associated with northwest-trending faults zones that are abundant in this region.  These workings were limited in size and generated very little production.  There are no other active mines within the area.

During the 1960’s through the early 1980’s three major copper-silver deposits—the Spar Lake (Troy), Rock Creek and Rock Lake (Montanore) deposits—and numerous smaller deposits were discovered within the Revett Formation inside a narrow belt extending from the Coeur d’Alene Mining District northward to the Kootenai River area.

Geological Setting.  The geology of the general area is characterized by a thick sedimentary Proterozoic sequence comprising four major conformable groups:  the Lower Belt Group, the Ravalli Group, the Middle Belt Carbonate Group and the Missoula Group.  The Troy deposit is found within the Ravalli Group, which consists of the Revett, St. Regis, Empire and Helena formations.

These formations represent mature, clastic sandstones of varying thicknesses with the sulphide mineralization being stratabound and disseminated.  Copper and silver mineralization occurs throughout the Revett Formation, which is more than 2,000 feet thick in places.  However, “economic” concentrations occur within three distinct stratigraphically adjacent quartzite subunits, the Lower, Middle and Upper Quartzite subunits, located within the Upper Member of the Revett Formation.

The enveloping surface of the stratiform deposit measures approximately 7,500 feet long by 1,800 feet wide and is approximately 60 feet thick.  Each quartzite subunit delimits the top and bottom of individual mineralized zones.  In the vicinity of the mine, the stratigraphy is generally flat with a shallow dip of four degrees.

Mineralization.  Three main mineralization events are present within the Belt Supergroup in the Troy area.  Base and precious metals vein mineralization related to Cretaceous to early Tertiary felsic plutons is found in intrusions in highly folded and faulted rocks in the central and northern portions of the Cabinet Mountains, and vein mineralization related to Precambrian igneous rocks is found in intrusions in the Wallace, Burke and Prichard Formations in the Ten Lakes area northeast of the Cabinet Mountains.

The most distinctive and more economically significant metallic mineralization is associated with sulphide dissemination occurring within selected portions of the Precambrian Belt Supergroup, and more specifically within the Revett Formation.  This group of mineralization referred to as stratabound disseminated copper deposits are interpreted to result from the migration of hydrothermal solutions through unconsolidated porous sediments prior to or during diagenesis.

Although copper mineralization occurs throughout the Belt Supergroup, except in the Prichard Formation, it occurs predominantly within the Revett Formation.  This class of copper and silver deposit has been the subject of considerable research in order to understand its genesis and determine the fundamental controls on the ore distribution.  The deposits of the Revett Formation are all very similar, exhibiting consistent lateral metal and mineral zones that suggest primary ore-forming processes.

Important genetic factors include the paleo-environment of the sedimentary basins including local variation in mineralogy and porosity within the favourable units; the diagenesis process, including burial depth and timing of burial; lithification and silicification; and possible structural faulting that provided conduits for the remobilization of the metals.  Cretaceous faulting has dissected the Precambrian stratigraphy and their hosted mineral deposits, resulting in the fragmentation of the stratabound mineralization into isolated deposits.  Post-diagenetic processes such as faulting and folding have locally remobilized metals into structural sites.  The extent and economic significance of this remobilization has not been documented.

Copper and silver mineralization occurs in distinct beds within the Revett Formation that are more than 2,000 feet thick.  Economic concentrations occur within three distinct stratigraphically adjacent quartzite subunits (the Lower, Middle and Upper Quartzite subunits) located within the Upper Member of the Revett Formation.  The enveloping surface of the stratiform Troy deposit is approximately 7,500 feet long and 1,800 feet wide, and has a thickness of approximately 60 feet.  Each quartzite subunit delimits the top and bottom of individual mineralized zones.  In the vicinity of the mine, the stratigraphy is generally flat with very low amplitude undulations imparting sedimentary units with gentle dips of less than fifteen to twenty degrees.

The Troy deposit has been subdivided into three separate mining areas, the North ore body (“NOB”), the South ore body (“SOB”) and the East ore body (“EOB”), and is constrained by two styles of faults.  The northwest trending faults tend to be brittle-ductile structures with common clay gouge infill and are exemplified by the East Fault, which forms the eastern boundary of the NOB and SOB.  The East Fault displays a close spatial relationship with the copper-silver mineralization and is known to host higher grade stockwork and sulphide veins.  It is not known whether these sulphides represent hypogene mineralization or local remobilization of stratabound disseminated mineralization.  The second type of faults is late brittle and generally open faults with sandy infill, and are exemplified by the Cross Fault.  These faults trend east-northeast to east-southeast, have steep southerly dips, and are late structures that offset the mineralized sedimentary units.

The NOB and SOB are hosted in the Lower and Middle Quartzite subunits, and the EOB is hosted in the Middle and Upper Quartzite subunits.  The East Fault represents the eastern boundary of the NOB and SOB.  The Cross Fault separates the NOB from the SOB, and the South Fault delineates the southern margin of the SOB.  The Cross Fault offsets the East Fault.  All of the other lateral ore boundaries are assay delimitated and do not represent hard geological surfaces. No economic copper and silver mineralization has been delineated in the Upper Quartzite subunit west of the East Fault, nor in the Lower Quartzite subunit east of the East Fault.

Copper and silver mineralization occurs in sulphide and oxide minerals developed in quartzite.  Sulphides and oxides occur as fine-grained disseminations and millimetre to centimetre-scale rounded aggregates in quartzite beds, layer-parallel veinlets and replacement of silty interbeds and several sets of narrow veins and veinlets.  Sulphide and oxide bearing veins occur into two distinct sets.  The dominant vein set consists of narrow quartz-rich veinlets generally perpendicular to bedding.  Subordinate veins trend sub-parallel to the bedding.

Only a portion of the EOB has been exposed underground.  Visual inspection of the UQI access drive suggests that the character of the copper-silver mineralization in this part of the Troy mine may be different than in the previously mined areas.  In particular, narrow sulphide-bearing veinlets at a high angle to the bedding are distinctively more abundant.

Exploration.

1963 to 1973.  Exploration of the Troy area began in the early 1960s, when Bear Creek Mining Company, a subsidiary of Kennecott Copper Corporation (“BCMC”), conducted a regional reconnaissance program in search of stratiform copper deposits in western Montana.  In 1963, BCMC’s chip sampling of outcrops on the south fork of Stanley Creek yielded discoveries of copper and silver mineralization in quartzite beds within the top 250 feet of the Revett Formation.  This was followed by borehole drilling on the northern slope of Mount Vernon, which intersected 60 feet of copper-silver mineralization associated with one quartzite unit.  Later drilling between 1964 and 1968 resulted in the delineation of the Troy deposit.  By the end of 1971, BCMC had drilled a total of 112 boreholes totalling approximately 101,000 feet.

In 1967 and 1968, BCMC drove two exploration adits comprising approximately 7,000 feet of underground development to further evaluate the Troy deposit.  It also drilled an additional 74 underground boreholes comprising 14,722 feet, and drove two winzes through the copper-silver mineralization to verify the borehole data and collect bulk samples for metallurgical testing.

1973 to 1999.  In 1973, ASARCO leased the Troy project from Kennecott and began developing the mine.  Production commenced in August 1981.  Initial reserves were estimated at approximately 64 million tons grading an average of 0.76 percent copper and 1.58 troy ounces of silver per ton.  ASARCO operated the mine for the next twelve years, producing an average rate of 8,500 tons of ore per day, or approximately 4.2 million ounces of silver and 18,000 tons of copper per year.  Total production from the mine during this period was approximately 190,000 tons of copper and 44.4 million ounces of silver.  ASARCO placed the mine on care and maintenance in 1993.

1999 to Present.  Revett Silver acquired Troy from ASARCO and Kennecott through a series of related transactions in late 1999 and early 2000.  The mine and mill complex remained under care and maintenance until January 2005, when Revett Silver resumed production.  During the first quarter of 2004, eight boreholes were drilled to validate historical drilling data in the EOB area.  Revett Silver has produced approximately 16.0 million pounds of copper and approximately 2.0 million ounces of silver from the mine during the two-year period ended December 31, 2006.

Mineral Resource and Mineral Reserve Estimates.  Measured resources are resources for which (a) the quantity has been computed from dimensions revealed in outcrops, trenches, workings or drill holes, and grade and/or quality are computed from the results of detailed sampling, and (b) the sites for inspection, sampling and measurement are spaced so closely and geologic character is so well defined that size, shape, depth and mineral content are well-established.  Indicated resources (also referred to as probable resources or reserves) are resources for which the quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart.

The following table sets forth information concerning Troy’s estimated measured and indicated mineral resources at December 31, 2006.  These estimates are based on a polygonal Acad® model of a global estimate of the resources in the Middle Quartzite in the NOB and SOB provided by Revett Silver and audited by SRK, supplemented by a reconciliation of historical mine information, an analysis of assay data provided to SRK, and, with respect to the mineral resources for EOB, the incorporation of 2004 drill data.  The polygonal model is the same model that ASARCO used during its operation of the Troy mine, the results of which were validated by mill reconciliation data.  The estimate of mineral resources is based on a net smelter return cut-off grade of $16 per ton.  United States investors are cautioned that the terms “measured mineral resources” and “indicated mineral resources” are not recognized by the SEC.  The estimation of measured mineral resources and indicated mineral resources involves greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves.  United States investors are further cautioned not to assume that mineral resources in these categories will be converted into reserves.

Troy Estimated Mineral Resources

Category	Silver (ounces per ton)	Copper (percentage)	Tons (in millions)
Measured	1.45	0.72	39.24
Indicated	1.02	0.46	19.22
Averages and total	1.31	0.63	58.46

The following table sets forth information concerning Troy’s proven and probable reserves at December 21, 2006 derived from the weighted averages of the grades of the polygons intersecting the mineable solid areas.  Other criteria such as geotechnical constraints, dilution, and a mine call factor on copper grades were then applied to arrive at the reserve estimates.  A mining recovery factor of 100% was also used in computing these estimates.  The mining recovery factor was not reduced to reflect any reduction in mining recoveries resulting from mining problems due to the presence of other areas with good grades that could replace any shortfalls.  The estimates are further based on a price of $2.00 per pound for copper and $11 per ounce for silver, and a net smelter return cut-off grade of $16 per ton.  The reserves stated are net of and included all losses for mine dilution and mine recovery and planned geotechnical constraints.  The metallurgical recoveries used were 87% for silver and 86% for copper.  A mine call factor of 0.95 was applied to estimated copper grades.  The mineable reserve base was recreated through the determination of remaining solids and the estimated recovery of these solids from the mine plan developed by the polygon estimation method.  The original reserve estimate was reconciled to the actual mined reserves done by ASARCO over the 10 year operating period.  Reserves were developed using a NSR cut-off per ton of US $16.00.

Troy Estimated Mineral Reserves

Category	Silver (ounces per ton)	Copper (percentage)	Tons (in millions)
Proven	1.35	0.69	4.10
Probable	1.05	0.47	9.14
Averages and total	1.14	0.54	13.24

Mining and Processing.  Revett Silver extracts ore from the Troy mine using the “room and pillar” method, which is similar to the method used by ASARCO when it operated the mine.  The method uses no back fill and results in very little waste. Drilling and blasting are performed at the face using jumbo and bench drills.  The ore is then loaded onto 55-ton trucks using 8 cubic yard front end loaders and hauled from the muck pile to an underground crusher, which crushes the ore to minus eight inches.  The crushed material is then conveyed to the surface and stored in a fine ore bin located at the mill.  Mining conditions at Troy are generally good, although pillar orientations and sizes sometimes have to be modified in localized areas of the mine for safety reasons, particularly in the upper portions of the EOB.  These stability issues could affect the costs of production.

The Troy mill uses standard crushing, grinding and flotation technology to produce copper and silver concentrate. Crushed material is first fed to secondary (standard cone) and tertiary (short head cone) crushing circuits, where it is crushed to one-half inch.  From there, the ore is sent to two parallel ball mills, where it is ground to 80% minus 120 microns in closed circuit with a cyclone nest.  The cyclone overflow is then sent to the flotation unit, where the copper concentrate is produced.  The concentrate is then dewatered and prepared for shipment by rail to an off-site smelter, where it is further refined.  The mill currently operates seven days per week.

The Troy mill has historically processed ore at a rate of approximately 8,500 tons per day and has achieved average recoveries of 86% for copper and 87% for silver.  During 2006, the mill processed 2,588 tons of ore per day, which was less than the planned throughput of 4,424 tons per day, but still approximately 21% more mill throughput than was achieved in 2005.  The shortfall in production during the year resulted primarily from a shortage of experienced underground production drillers and delays in obtaining repair parts for equipment.

Mine Reclamation Plan.  Revett Silver is obligated under its purchase agreement with ASARCO to indemnify and hold ASARCO harmless from all of the liabilities associated with the reclamation and closure obligations at the Troy mine.  During 2002, the DEQ notified Revett Silver that it might seek to double the amount of the performance bond for the mine (to approximately $20.2 million), and that it might require the company to construct a water treatment facility that is presently estimated to cost approximately $9.0 million.  Revett Silver subsequently agreed to increase the performance bond by $380,000 in December 2007 and again in December 2008, and is presently conducting water quality studies at the mine and working with the DEQ and the Forest Service on a revised reclamation plan, which, once accepted, may dictate a further adjustment of the amount of the performance bond.  A key issue involving Troy’s reclamation and remediation is whether water discharges from the mine will have to be treated into perpetuity, even though there is presently no evidence of acid rock drainage or the mobilization of other deleterious constituents at the mine site.  Another issue is whether the Company must prepare and file an EIS in conjunction with the agencies’ review of its revised reclamation plan.  At December 31, 2006, Revett Silver had accrued a $7.6 million liability relating to its reclamation and remediation obligations at Troy.

Rock Creek.  Rock Creek is an undeveloped, exploration-stage copper and silver ore deposit located adjacent to and beneath the Cabinet Mountain Wilderness Area.  BCMC discovered the mineralization in 1963, and from 1966 to 1984, Kennecott and ASARCO completed over 120 diamond drill holes in the area to delineate the size of the deposit and enable it to patent the claims covering the ore body.

The following information concerning Rock Creek is derived in substantial part from a technical report dated May 7, 2004, as amended January 27, 2005 prepared at the Company’s request by SRK (the “Rock Creek Report”).  The Rock Creek Report was authored by Jean-Francoise Couture, who is a “qualified person” within the meaning of National Instrument 43-101 adopted by the Canadian provincial securities regulatory authorities.

Mining Claims.  The project comprises 99 patented lode-mining claims, approximately 463 unpatented lode-mining claims arranged in seven claims groups, and five tunnel site claims, all of which are located on federal lands administered by the Forest Service.  The patented claims were legally surveyed in 1983 and occupy an area of approximately 1,809 acres.  The claims consist of the CUR 55 to 133, the Lynn 1 to 65, the Lynn 500 to 503, the Rock Creek 547 to 631, the Cab1 to 5 (which are tunnel site claims), the Cur 29AM to 56AM, the Wynn 1 to 76, the CG24 to 71, the Lynn 94 to 260, the L 261to 329, and the Rock 501 to 561 claims (which are mill site claims).  Patented claims lying within the Cabinet Mountain Wilderness Area cover mineral rights only; claims lying outside the wilderness area cover both mineral and surface rights.  The currently delineated copper and silver resource is contained within the patented claims.  Revett Silver also owns approximately 754 acres of private land within the Rock Creek project area.  Annual maintenance fees are $125 per unpatented claim and are payable in cash or through demonstrated assessment work.  All of the mining claims are in good standing.

Physiography, Climate and Infrastructure.  Rock Creek is located in the southeast portion of the Cabinet Mountains, north of the Clark Fork River.  The Cabinet Mountains form a northwest-trending mountain range of rugged relief.  Maximum relief in the project area is about 5,500 feet.  The highest elevation in the Rock Creek project area is Saint Paul Peak, at 7,714 feet, and the lowest elevation is along the Clark Fork River near its confluence with Rock Creek, at approximately 2,200 feet.

The area’s topography was shaped by the underlying rock types and structural features.  Rocks in the area are relatively competent and resistant to erosion.  The talus slopes and hogback ridges are usually formed by the more weather resistant quartzite and limestone rocks.  The major land-forming features were created by the Rocky Mountain uplift that was active approximately 60 million years ago, and subsequently modified by shifts in the earth’s crust, alpine glaciation and alluvial deposits.

Topography in the project area has been influenced by Pleistocene-age glaciation.  In the northern part of the project area, Pleistocene alpine glaciers carved the landscape into a series of cirques, and horns characterized by nearly vertical cliffs, ledges, steep colluvial slopes and talus fields.  The high peaks of the area, Saint Paul Peak, Rock Peak and Elephant Peak, are glacial horns, formed by the headword erosion of the glaciers.  Small-to-moderate-sized lakes or tarns, such as Copper Lake and Cliff Lake, have formed in the glacial cirque basins.  Pleistocene-age glaciation scoured some lower elevation areas, and created a veneer of glacial deposits.  Glacial lakebed deposits, silt and clay accumulations approximately 300 meters in thickness, were deposited in low-elevation drainages.  Melt-waters from glaciers in the upper part of the project area carried large amounts of excavated rock debris into Rock Creek, filling portions of the valley bottom.  Relic terraces of the former valley bottom are exposed as higher-level benches along lower Rock Creek.  In many areas the creek has since down-cut into the valley fill.

The climate of the Rock Creek project area is very similar to that at Troy.  (See the section of this registration statement entitled “Troy – Physiography, Climate and Infrastructure” at pages 22 and 23.)

Rock Creek is located in Sanders County, Montana, approximately five miles northeast of the town of Noxon. Sanders County is sparsely inhabited, with several rural communities.  As at Troy, the local economy is based primarily agriculture and tourism, and, to a lesser extent, logging and the production of wood products.  Thompson Falls, the county seat, is located approximately 37 miles southeast of Noxon, along Montana Highway 200.  Sanders County is serviced by

Montana Highway 200, a paved, all-weather road connecting Sandpoint, Idaho to Ravilli, Montana.  An active railway line parallels Highway 200.  Electrical service is available throughout the area.  The project is within the Kootenai National Forest.

History.  Like Troy, the history of exploration at Rock Creek dates back to the discovery of placer gold along Libby Creek during the 1860s and continues through the discovery in the 1960’s through the early 1980’s of three major copper-silver deposits—the Spar Lake (Troy), Rock Creek and Rock Lake (Montanore) deposits—and numerous smaller deposits within the Revett Formation inside a narrow belt extending from the Coeur d’Alene Mining District northward to the Kootenai River area.

The Rock Lake (Montanore) deposit was discovered by U.S. Borax Company in 1983, and is located a few kilometres east of the Rock Creek deposit.  Lateral extensions of the Rock Creek deposit were tested by U.S. Borax and resulted in the delineation of three small deposits, Rock Peak, Horizon Basin and Copper Gulch, which are laterally contiguous to Rock Creek.  Revett Silver acquired the claims overlying these deposits from Kennecott in early 2000, but has no present plans to develop these satellite deposits.

During the 1980s, the Kootenai National Forest commissioned a long-term planning study of active and proposed mineral activities in the area.  As part of the study, the U.S. Geological Survey and the U.S. Department of Interior commissioned two reports examining copper and silver resources in the Revett Formation on lands lying within in the national forest.  The studies demonstrated the existence of significant undiscovered copper and silver resources in the area, and the economic benefits associated with their development.

Geological Setting.  Like Troy, the geology of the Rock Creek area is characterized by a thick sedimentary Proterozoic sequence comprising four major conformable groups:  the Lower Belt Group, the Ravalli Group, the Middle Belt Carbonate Group and the Missoula Group.  In the Rock Creek area, the Lower Belt Group is represented by the Prichard Formation.

The Ravalli Group is subdivided into three formations—these being, from oldest to youngest, the Burke Formation, the Revett Formation and St. Regis Formation.  The Burke Formation is comprised primarily of siltites.  Its contact with the underlying Prichard Formation is gradational.  The Revett Formation is a north- and east-thinning wedge of quartzite, siltite and argillite.  In the Cabinet Mountains area the Revett Formation has been informally subdivided into three members:  the Lower Member, the Middle Member and the Upper Member.  The Lower and Upper Members are dominated by quartzites with interbedded siltite and argillite, and the Middle Member comprises siltite with interbedded argillite and quartzite.  The St. Regis Formation is predominantly silty argillite and argilitic siltite.

The Revett Formation is host to distinctive and economically significant stratabound disseminated copper-silver deposits that have been interpreted as resulting from the migration of hydrothermal solutions through unconsolidated porous sediments prior to or during diagenesis.  The deposit ranges in thickness from six feet to 235 feet near the Copper Lake Fault.  The average thickness is approximately 27 feet.  The deposit is dissected by two faults, the Copper Lake Fault and the Moran Fault, which form the boundaries between three resource blocks that were delineated by ASARCO in the 1970s.

Exploration.

1963 to 1972.  The first indications of copper mineralization within the Rock Creek project area were discovered during a reconnaissance geological mapping program carried out by BCMC within the Belt Supergroup in 1963.  Malachite staining associated with quartzite units was discovered on an outcrop on the east face of Rock Peak.  During the summers of 1964 and 1965, the copper and silver mineralization was traced laterally into the North Fork area over a distance of approximately three miles along the Rock Creek drainage.  A large property was staked by BCMC and the first borehole was drilled in 1966.  Between 1966 and 1973, BCMC drilled a total of 10 vertical boreholes on the south slopes of Rock Peak totalling approximately 3,444 meters in length.  Based on these results, BCMC staked a total of 143 claims.  In September 1972, 101 of these claims were allowed to lapse, resulting in 41 claims, which were known as the “Cur Claims”.

1973 to 1999.  In 1973, ASARCO entered into an agreement with BCMC to acquire the Cur Claims within the Rock Creek project area.  Seven additional claims were added by ASARCO in 1974, and in 1978 an additional 84 claims were staked, increasing the project area to 132 claims.  A borehole drilled mainly for assessment work and reconnaissance mapping during this period revealed additional copper-bearing outcrops on the east fork of the Bull River, suggesting that the copper and silver mineralization extended north of the area initially drilled by BCMC.

ASARCO resumed diamond drilling in the area in 1979, successfully tracing the copper-silver mineralization northward from the initial BCMC discovery.  An additional 17 claims were staked that year, bringing the total number of claims on the project to 149.  Based on these drilling results, ASARCO initiated an aggressive drilling program.  Ten holes drilled in 1980 extended the copper-silver mineralization on the northern slopes of Rock Peak and resulted in the staking of ten additional claims.  A ground grid system was established over the project with a base station on Chicago Peak.  The perimeter of the 76 claims was also surveyed.

In 1981, two unfinished holes were completed and 26 additional holes were drilled, mainly as infill between previous holes.  An additional 21 holes were drilled in 1982, including five short small-sized holes near outcropping mineralization on the east margin of the property in order to recover copper-silver mineralization intersections on as many claims as possible.  An induced polarisation survey was completed over twelve surveyed lines.  During this period the U.S. Forest Service initiated comprehensive verification audits of drilling results.  This verification included monitoring core recovery at the drill site, geological description, core photography and representative sampling of mineralization intersection.  In 1983, 47 additional boreholes were completed, mostly to test the lateral extensions of the known mineralization.

Between 1979 and 1983, ASARCO drilled a total of 111 boreholes comprising approximately 33,750 meters on the Rock Creek project.  This work delineated copper-silver mineralization extending over a surface area measuring approximately 4,300 metres by 1,200 metres.  According to the final exploration report prepared by ASARCO in 1989, this deposit contained a mineral resource estimated at 143.76 million tons grading an average of 0.68 percent copper and 1.65 ounces of silver per ton.  The resource estimate was prepared by polygonal method using 107 drill intercepts from 94 boreholes over a minimum four-foot thickness, and was based on a copper price of $1 per pound, a silver price of $7 per ounce, and net smelter return cut-off grade of $10 per ton.  Using a sixteen-foot minimum width, ASARCO estimated the ore reserves at 136.6 million tons grading 0.74 percent copper and 1.67 ounces per ton silver.  The Company has not undertaken any independent investigation of these estimates nor has it independently analyzed the previous work in order to verify classifications.  The Company believes these historical estimates are relevant to its continued exploration and evaluation activities, even though they posit nothing more than a conceptual understanding of the size of the potential resource at Rock Creek.

ASARCO commissioned preliminary conceptual engineering design studies for 10,000 tons per day mine and mill complex and initiated permitting for the project.  Three pilot boreholes were drilled along potential access tunnels for an evaluation tunnel.  In 1987, ASARCO submitted a plan of operation to the U.S. Forest Service and the Montana Department of State Lands.  A draft environmental impact statement was submitted in July 1995 and a supplemental draft environmental impact statement was submitted in January 1998.

1999 to Present.  Revett Silver acquired Rock Creek from ASARCO and Kennecott in a series of related transactions in 1999 and 2000, following which it began pursuit of an operating permit for the project.  In August 2001, the U.S. Forest Service and the Montana Department of Environmental Quality issued a final environmental impact statement for the project, and in June 2003 the Forest Service issued a record of decision approving the Company’s proposed plan of operation.  Several regional and national environmental organizations subsequently appealed the administrative decision and the environmental impact statement on which it was based, contending that the project would adversely affect air and water quality and threatened species, that the decision and the environmental impact statement were based on insufficient information, and that they violated a number of federal statutes and regulations, including ESA, the National Forest Management Act, and the Wilderness Act.  This appeal was resolved in the Company’s favor in September 2003, but is now being further challenged in federal district court.  In addition, many of the same environmental organizations that challenged the Forest Service’s record of decision, joined by other organizations, filed an appeal in federal district court in July 2003 challenging the USFWS’s May 2003 biological opinion, which concluded that the Rock Creek development would not jeopardize the continued existence of grizzly bears or bull trout, both of which are listed as threatened species under the ESA.  In March 2005 the court set aside and remanded the biological opinion, and in October 2006, the USFWS issued a revised biological opinion, reconfirming the conclusions reached in its earlier opinion.  The revised opinion is also currently being challenged.  (See the section of this registration statement entitled “Legal Proceedings.”)

Mineralization.  The mineralization at Rock Creek is similar to that at Troy.  (See the section of this registration statement entitled “Troy – Mineralization” at pages 19 and 20.)  The potentially economic portion of the Rock Creek deposit forms an oblong body measuring at least 16,000 feet along the long axis by 7,200 feet along the short axis.  The long axis of the ore body is generally oriented along the north-south direction, and the copper-silver mineralization occurs within a very open anticlinal structure, plunging slightly to the northwest, between elevations of 4,300 feet and 6,000 feet above mean sea level.  On average, the ore body dips shallowly towards the north and west.

The mineralization occurs primarily within quartzite units of the lower Revett Formation and subordinately within siltite and argillite sub-units of the lower and middle Revett Formation.  The bulk of the mineralization of economic interest is confined to one layer, but locally there may be up to four vertically stacked, potentially minable layers, ranging in thickness from six feet up to a maximum of 235 feet, near the Copper Lake Fault.  The average thickness is approximately twenty-seven feet.

Copper-silver mineralization outcroppings are prevalent in two general areas:  in the North Basin, north of Saint Paul Peak; and on the south side of Saint Paul Peak, south of Milwaukee Pass and Cliff Lake.  In the vicinity of the deposit the host lithologies are generally very competent.  Locally, however, rock units are moderately to highly fractured, particularly adjacent to fault zones.  Regionally, six broad concentric mineralogical zones have been identified within the Revett Formation.  The copper-silver mineralization of economic interest occurs primarily within two of these zones.  Each mineral zone is defined by specific sulphide minerals and the contact between each zone is typically gradational, or locally sharp.  The mineral halos are comprised of different mineral assemblages and mineral abundances.

Copper is found in the sulphide minerals bornite and chalcocite, and most often occurs as fine-grained disseminations with concentration of these minerals (less than two percent up to approximately six percent) along fractures, veinlets and bedding planes.  There are two adjacent copper sulphide zones:  the bornite-calcite zone and the chalcocite-chlorite zone.  Economically significant amounts of silver are found only in these two copper sulphide zones, primarily as native silver.  The thickness of these zones and their copper and silver grades are generally quite continuous across large areas, while locally there are segments considerably thinner or of lower grade.

Enveloping the bornite-calcite and chalcocite-chlorite zones are four additional concentric mineral zones that generally have no economic interest.  In concentric shells away from the economic core these are: the chalcopyrite-ankerite zone, the chalcopyrite-calcite zone, the galena-calcite zone and the pyrite-calcite zone.  According to published descriptions, the mineral zones appear to be thicker above the main bornite-calcite, chalcocite-chlorite zones than below, although several boreholes have not completely traversed the full zoning profile.

Drilling.  The Rock Creek database includes data from surface diamond drilling.  This database includes information about lithology, mineralogy, assay results for copper, silver and occasionally lead and zinc.  The borehole data was acquired by three separate companies between 1966 and 1999, and comprises the following:

•                  Ten NQ-size diamond drill holes comprising 3,444 meters that were completed by BCMC between 1966 and 1970.  Core date for these holes has not been located.

•                  111 drill holes comprising 33,750 meters that were completed by ASARCO between 1974 and 1983, with 91 of these holes having been drilled between 1981 and 1983.  The drill core was mostly NQ and NX in size, with lesser BX and BQ core for deeper holes, except along the periphery of the deposit where thirteen short AX/EX drill holes comprising 444 meters were drilled.  The core for these holes is stored in wax-coated cardboard boxes in a closed and locked warehouse building located near the project.  The boxes are individually labelled and stored in racks or piles that are easily accessible and available for inspection and re-assaying.

•                  Three diamond drill holes comprising 859 meters that were completed by ASARCO in 1991 and 1992 for assessment work purposes.  These boreholes are situated outside the mineral resource area.  The drill core is HQ/NX in size and is stored in wax-coated cardboard boxes in a closed and locked warehouse building located near the project.

The collar positions of all but two of these boreholes were surveyed longitudinally, latitudinally and by elevation by a registered land surveyor.  (The collar positions of two boreholes drilled by BCMC are approximate because no casing could be found.)  The vast majority of the boreholes were drilled vertically or at steeply inclined angles ranging from 60 degrees to 80 degrees.  Three of the boreholes were drilled at shallower angles ranging from 50 degrees to 60 degrees.

ASARCO used Sperry Sun “multi-shot” surveying to monitor the downhole lateral deviation on 74 of the holes. Multi-shot surveying is a photographic/magnetic surveying method which is considered to be reliable in areas such as Rock Creek, where the rock units generally are not magnetic.  Readings were typically taken every 40 feet.  Short holes and abandoned holes were not surveyed.  The borehole data was then digitized into a Gemcom database by Revett Silver.  This database shows the location of each borehole, the down hole surveying results, assay results for copper and silver, and lithological information concerning the main stratigraphic subunits of the Revett Formation.

Sampling and Analysis.  Assay data for resource modelling originates solely from drill core samples.  The assay database contains assay data samples collected by three distinct operators.  The sampling methodology remained consistent among the operators.  The Rock Creek deposit was sampled by vertical and steeply inclined diamond drill holes.  The drilling pattern was designed to intersect the copper-silver mineralization at a high angle, generally perpendicular to the interpreted boundaries of the ore horizon.  In addition, drilling programs were aimed at generating an “ore grade” drilling intercept within each mineral claim located within the Cabinet Mountains Wilderness Area.

The spacing of the drilling information varies greatly across the deposit because of the extremely variable topographic surface, which prohibited drilling on a regular grid pattern.  The drill spacing varies from approximately 325 feet to approximately 1,600 feet.  The average borehole spacing is approximately 1,025 feet.

Assay samples were collected from mechanically split cores, except for the AX/EX cores, where samples were taken from whole core.  Sample lengths varied from one foot to six feet.  Assay samples from the visually determined copper-silver mineralization zone were uniformly two feet in length, while samples taken from outside the mineralized zone were five feet in length.  A total of 7,335 samples were collected from drill core and submitted for assaying.

As far as it can be determined from the archived documents, the samples were prepared by the assaying laboratories.  Two laboratories were primarily used:  samples collected by BCMC were submitted to the Union Assay Laboratory in Salt Lake City; and samples collected by ASARCO were sent to ASARCO’s assay office in Wallace, Idaho. Check assaying was performed by secondary laboratories, including the Rocky Mountain Geochemical Laboratory in Salt Lake City, ASARCO’s Umpire Laboratory in El Paso, Texas, and the Union Assay Laboratory and the Skyline Laboratory in Tucson, Arizona.

Mineral Resource Estimates.  ASARCO constructed a polygonal resource estimate for the Rock Creek project in 1989.  The estimate was based on a sixteen-foot minimum mining height, a tonnage factor of twelve cubic feet per ton, a copper price of $1 per pound, a silver price of $7 per pounce, and a net smelter cut-off grade of $10 per ton.  Each polygon consisted of the length-weighted average of every assay interval found within the horizon defined.

The Company retained SRK in 2003 to audit ASARCO’s methodology and calculations, and issue a report concerning the Rock Creek resource.  SRK issued its initial report in May 2004 and issued a revised and updated report in January 2005, which contained the following conclusions:

•                  The geology at Rock Creek was well understood from existing drilling results and information obtained from operations at the geologically similar Troy mine.

•                  Even though the drill hole spacing was wide due to topographical considerations, the distribution of the copper-silver mineralization at Rock Creek was unusually uniform throughout the deposit.

•                  ASARCO’s classification of the mineral resource, which was based on the density of the drill data and the continuity of the geometry and grade of the mineralized zones, would be reasonable were the copper grades adjusted to remove unsupported factors.

•                  ASARCO’s estimate of the mineral resources of Rock Creek meets the requirements of an inferred mineral resource.

The following table sets forth summary information concerning the estimated inferred mineral resources at Rock Creek.  The estimate is based on a price of $1 per pound for copper, a price of $7 per ounce for silver, and a net smelter return cut-off grade of $10 per ton.  United States investors in particular are advised that, although the term “inferred mineral resource” is recognized and even required by Canadian securities laws (where the Company is domiciled), it is not a recognized or accepted term under rules and regulations promulgated by the SEC.  “Inferred mineral resources” are not the same as “proven reserves: or “probable reserves” as defined by the SEC’s rules and regulations, principally because they are less certain and not necessarily amenable to economic development.  No investor should assume that all or any portion of the inferred mineral resources depicted in the following table are the same as proven reserves or probable reserves, that additional exploration or development work will cause them to be categorized as proven reserves or probable reserves, or that they can be feasibly developed and exploited.

Rock Creek Inferred Mineral Resources

Block	Tons	Silver	Copper
	(in millions)	ounces per ton / total ounces (millions)	grade percentage / total pounds (millions)
Chicago	78	1.4 / 113	0.65 / 1,025
St. Paul	48	2.1 / 101	0.92 / 883
North Basin	10	1.5 / 15	0.57 / 114
Averages and total	137	1.7 / 229	0.72 / 2,022

Other Properties.  The Company has acquired the mineral rights to three other exploration-stage prospects located in the vicinity of Troy or Rock Creek:  the adjacent properties at Rock Creek (the “Adjacent Properties”), the JF property, and the Vermillion River and Sims Creek properties.  All of these projects are Revett Formation-hosted, stratabound silver and copper prospects.

The Adjacent Properties comprise three unpatented claim groups, Copper Gulch, Horizon Basin and Rock Peak, which cover the lateral extension of the Rock Creek deposit.  Although the prior owners of the Adjacent Properties drilled 36 boreholes into the mineralization of these claims groups, there is presently insufficient data to draw any conclusions about the presence, size or grade of a mineral resource.

The JF property consists of one unpatented claim group located approximately one mile south of the Troy mine.  ASARCO, the prior owner of the property, conducted a limited drilling program on the property over 20 years ago, consisting of twelve diamond drill holes totaling 12,183 feet and three smaller holes that tested the mineralization outcropping totaling 752 feet.  The drill hole spacing ranged from 250 to 700 feet, and revealed copper-silver mineralization in a flat lying north-south trending zone approximately 800 feet wide and approximately one mile long, with an estimated average thickness of 27 feet.  The JF deposit remains open on its east, west and south margins.  The Company plans to conduct a more extensive exploration program on the JF property in 2007 to verify ASARCO’s estimate.  Management of the Company currently believes that confirmation of a commercially minable resource on the JF property could extend the life of the Troy mine by as much as five years.

The Vermillion River and the Sims Creek consist of two unpatented claim groups located approximately 25 miles southeast of Rock Creek.  Limited drilling was conducted by the previous owner of the Vermillion River claim group.  The Sims group is untested.

Glossary of Technical Terms.  The following is a glossary of certain technical terms used in this registration statement:

adit – a nearly horizontal opening by which a mineral deposit is evaluated or by which a mine is entered, drained or ventilated. An adit is akin to a tunnel, except that it is open only at one end, whereas a tunnel is open at each end.

Argillite – a very fine-grained terrigeneous sedimentary rock composed primarily of clay-rich material.

Argillite Siltite – a fine-grained sedimentary rock composed of clays and silt (fine sand).

beds – a sedimentary term describing the layering character of rocks that were layed down on an horizontal surface.

Belt Supergroup – a sub-division of Precambrian stratigraphic record which refers to rock strata ranging in age from about 1,325 million years to about 900 million years.

borehole – synonymous to a drill hole.

brittle-ductile – a fault that displays mechanical properties common to both brittle and ductile faults.  Typically brittle-ductile faults show both plastic and brittle deformation features such as internal foliation, rupture plane and breccia development.

claims or mining claims – the right to explore a property for mineralization, and, if warranted, to develop the property and exploit the minerals.

Cretaceous – a subdivision of the Mesozoic Era, which refers to a geological period of the Earth’s history that began approximately 144 million years ago and ended approximately 65 millions years ago.

cross fault – a fault transecting other geological features at a sharp angle.

deposits – a descriptive term used to characterize an accumulation of a given material above background level, such as sand, gravel, or more commonly metals.

fault or faulting - a fracture in the earth’s crust accompanied by a displacement of one side of the fracture with respect to the other and in a direction parallel to the fracture.

feasibility study – a comprehensive study of a deposit in which all geological, engineering, operating, economic and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

gouge – clay-rich material typically found as infill in brittle fault zones.

grade - a term used to assign the metal content of a mineral deposit, such as percent per ton or ounces per ton.

indicated mineral resource – that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

inferred mineral resource – that part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity.  The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

infill – a word used to characterize the material filling a cavity or void in the rocks, such as a fracture or a fault.

lode mining – the extraction of ore from a mineral deposit occurring in place.

measured mineral resource – that part of a mineral resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

mineral reserve – the economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study.  This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting that economic extraction can be justified.  A mineral reserve includes diluting materials and allowances for losses that may occur when the material is mined.  Mineral reserves are sub-divided in order of increasing confidence into probable mineral reserves and proven mineral reserves.

mineral resource – a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction.  The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.

mineralization – accumulation above background of a specific the presence of minerals in a specific area or geological formation.

outcropping – exposure of bedrock on the surface.

patented claims – a claim that generally results in title to the property (including surface ownership and ownership of all other resources on the property) and the right to extract and exploit the minerals on the property residing with the locator of the claim or his transferee.  Patented claims issued in the Cabinet Mountains Wilderness Area, where the Rock Creek project is located, do not extend to surface ownership.

Pleistocene – a subdivision of the Tertiary Era which refers to a geological period of the Earth’s history that began approximately 1.8 million years ago and ended approximately 11,000 years ago.

Proterozoic – geological period of the Earth’s history that began 2.5 billion years ago and ended 543 million years ago.

Precambrian Era – a geologic period of the Earth’s history that ended approximately 570 million years ago.

probable mineral reserve – the economically mineable part of an indicated and, in some circumstances, a measured mineral resource demonstrated by at least a preliminary feasibility study.  This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

proven mineral reserve – the economically mineable part of a measured mineral resource demonstrated by at least a preliminary feasibility study.  This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

Quartzite – sedimentary rock that is composed primarily of quartz.

Revett Formation – sub-division of the Belt Supergroup in the Montana area.

stratabound – character of a geological feature that is said to be confined between two stratigraphic beds or layers. The Troy and Rock Creek Cu-Ag deposits are both stratabound deposits.

stratiform – character of a geological feature that is said to be concordant or sub-parallel to the stratigraphic layers.

stratigraphically – adjective from stratigraphic which characterize the successive layering of rocks.

sub-units – sub-division of a rock unit.

Tertiary – a subdivision of the Earth’s history that started approximately 65 million years ago and ended approximately 2 million years ago.

trend –  the directional line of a rock bed or formation.

unpatented claim - a claim which results in the ownership of the property remaining in the United States government with the right to extract and exploit the minerals on the claims residing with the locator of the claim or his transferee.

[The balance of this page has been left blank intentionally.]

Item 4.    Security Ownership of Certain Beneficial Owners and Management.

Security Ownership of Certain Beneficial Owners.  The following table sets forth as of September 30, 2007 the names and address of, and number of shares beneficially owned by persons other than our directors and executive officers who are known to us to own more than five percent (5%) of Revett Minerals common stock or Revett Silver Class B common stock.  At such date, 73,197,703 shares and 28,116,760 shares of Revett Minerals common stock and Revett Silver Class B common stock were outstanding, respectively.  An additional 6,750,000 shares of Revett Minerals common stock and 3,671,326 shares of Revett Silver Class B common stock were deemed outstanding at such date pursuant to presently exercisable options.  At such date, 58,989,705 shares of Revett Silver Class A common stock were also outstanding.  These shares are owned beneficially and of record by Revett Minerals and comprise approximately 67% of Revett Silver’s outstanding capital stock.

Name and		Amount and Nature of Beneficial		Percent
Address of Owner	Class of Security	Ownership (all direct unless otherwise noted)		of Class

ASARCO Incorporated	Revett Minerals Common	2,509,135	(1)	3.14%
2575 East Camel Back Road, Suite 500	Revett Silver Class B	2,490,865		7.09%
Phoenix, Arizona 85016

Frank and Janice Duval	Revett Mineral Common	785,553	(2)	0.98%
21218 East Saltese Lake Road	Revett Silver Class B	4,080,838		11.62%
Greenacres, Washington 99016

Hobart Teneff	Revett Minerals Common	3,876,014	(3)	4.85%
P.O. Box 30446	Revett Silver Class B	5,745,706		16.36%
Spokane, Washington 99223

Silver Wheaton Corp.	Revett Minerals Common	12,382,900	(4)	15.49%
666 Burrard Street, Suite 3400	Revett Silver Class B	0		—
Vancouver, British Columbia V6C 2X8

Front Street Investment Management Inc.	Revett Minerals Common	8,660,500		10.83%
87 Front Street East, No, 400	Revett Silver Class B	0		—
Toronto, Ontario M5E 1B8

U.S. Global Investors, Inc.	Revett Minerals Common	8,132,400		10.17%
7900 Callaghan Road	Revett Silver Class B	0		—
San Antonio, Texas 78229

(1)           Consists of 2,509,135 shares of Revett Minerals common stock.

(2)           Consists of 785,553 shares of Revett Minerals common stock held of record either individually or by various entities controlled by Mr. Duval or Mrs. Duval.  Does not include 3,080,838 shares of Revett Silver Class B common stock and presently exercisable options to purchase an additional 1,000,000 shares of Revett Silver Class B common stock that are held of record by Mr. Duval and Mrs. Duval, respectively, that are prospectively redeemable by Revett Silver under certain circumstances in exchange for cash or shares of Revett Minerals common stock on a one-for-one basis. (See the subsection of this registration statement entitled “Redemption and Exchange Provisions of the Revett Silver Class B Common Stock,” below.)

(3)           Consists of 3,876,014 shares of Revett Minerals common stock.  Does not include 5,745,706 shares of Revett Silver Class B common stock that are prospectively redeemable by Revett Silver under certain circumstances in exchange for cash or shares of Revett Minerals common stock on a one-for-one basis.  (See the subsection of this registration statement entitled “Redemption and Exchange Provisions of the Revett Silver Class B Common Stock,” below.)

(4)           Consists of 12,382,900 shares of Revett Minerals common stock and presently exercisable warrants to purchase an additional 2,400,000 shares of Revett Minerals common stock.

Security Ownership of Management.  The following table sets forth as of September 30, 2007 the names of, and number of shares of Revett Minerals common stock and Revett Silver Class B common stock beneficially owned by our directors and executive officers, and the number of shares owned by our directors and officers as a group.

Name of Director		Amount and Nature of Beneficial		Percent
or Officer	Class of Security	Ownership (all direct unless otherwise noted)		of Class

William Orchow	Revett Minerals Common	425,000	(1)	less than 1%
	Revett Silver Class B	950,000		2.71%

Scott Brunsdon	Revett Minerals Common	300,000	(2)	less than 1%
	Revett Silver Class B	225,000		less than 1%

Carson Rife	Revett Minerals Common	188,834	(3)	less than 1%
	Revett Silver Class B	244,449		less than 1%

Douglas Ward	Revett Minerals Common	120,000	(4)	less than 1%
	Revett Silver Class B	235,000		less than 1%

John W.W. Hick	Revett Minerals Common	490,690	(5)	less than 1%
	Revett Silver Class B	0		—

David R. Lewis	Revett Minerals Common	475,000	(6)	less than 1%
	Revett Silver Class B	—		—

John G. Shanahan	Revett Minerals Common	514,000	(7)	less than 1%
	Revett Silver Class B	—		—

Daniel Tellechea Salido	Revett Minerals Common	475,000	(8)	less than 1%
	Revett Silver Class B	—		—

All directors and	Revett Minerals Common	2,988,524		3.74%
executive officers	Revett Silver Class B	1,654,449		4.71%
as a group (8 persons)

(1)           Consists of 125,000 shares of Revett Minerals common stock and presently exercisable options to purchase an additional 300,000 shares of Revett Minerals common stock.  Does not include presently exercisable options and warrants to purchase 950,000 shares of Revett Silver Class B common stock that are prospectively redeemable by Revett Silver under certain circumstances in exchange for cash or shares of Revett Minerals common stock on a one-for-one basis.  (See the subsection of this registration statement entitled “Redemption and Exchange Provisions of the Revett Silver Class B Common Stock,” below.)

(2)           Consists of 100,000 shares of Revett Minerals common stock and presently exercisable options to purchase an additional 200,000 shares of Revett Minerals common stock.  Does not include presently exercisable options to purchase 225,000 shares of Revett Silver Class B common stock that are prospectively redeemable by Revett Silver under certain circumstances in exchange for cash or shares of Revett Minerals common stock on a one-for-one basis.  (See the subsection of this registration statement entitled “Redemption and Exchange Provisions of the Revett Silver Class B Common Stock,” below.)

(3)           Consists of 13,834 shares of Revett Minerals common stock and presently exercisable options to purchase an additional 175,000 shares of Revett Minerals common stock.  Does not include 19,499 shares of Class B common stock or options to purchase an additional 225,000 shares of Revett Silver Class B common stock, all of which are prospectively redeemable by Revett Silver under certain circumstances in exchange for shares of Revett Minerals common stock on a one-for-one basis.  (See the subsection of this registration statement entitled “Redemption and Exchange Provisions of the Revett Silver Class B Common Stock,” below.)

[Footnotes are continued on the following page.]

(4)           Consists of presently exercisable options to purchase 120,000 shares of Revett Minerals common stock.  Does not include 10,000 shares of Revett Silver Class B common stock or options to purchase an additional 225,000 shares of Revett Silver Class B common stock that are prospectively redeemable by Revett Silver under certain circumstances in exchange for cash or shares of Revett Minerals common stock on a one-for-one basis.  (See the subsection of this registration statement entitled “Redemption and Exchange Provisions of the Revett Silver Class B Common Stock,” below.)

(5)           Consists of 15,690 shares of Revett Minerals common stock and presently exercisable options to purchase an additional 475,000 shares of Revett Minerals common stock.

(6)           Consists of presently exercisable options to purchase 475,000 shares of Revett Minerals common stock.

(7)           Consists of 39,000 shares of Revett Minerals common stock and presently exercisable options to purchase an additional 475,000 shares of Revett Minerals common stock.

(8)           Consists of presently exercisable options to purchase 475,000 shares of Revett Minerals common stock.

(9)           See notes (1) through (8), above.

Redemption and Exchange Provisions of the Revett Silver Class B Common Stock.  Revett Silver’s February 2005 plan of reorganization and its amended and restated articles of incorporation adopted pursuant to the plan give the holders of its outstanding shares of Class B common stock the right to request the redemption of their shares by Revett Silver.  This right of redemption commenced in April 2005 and continues until all of the shares of Class B common stock have been redeemed.

Revett Silver can pay the redemption consideration in cash, through delivery of shares of Revett Minerals common stock, or a combination of the two.  Revett Silver has the sole and absolute discretion to determine the form, but not the amount, of the redemption consideration.  If Revett Silver determines to pay the redemption consideration wholly or partially in cash, then the cash portion of such redemption consideration payable with respect to each share of Revett Silver Class B common stock so redeemed is equal to the weighted average trading price of one share of Revett Minerals common stock on the Toronto Stock Exchange during the twenty-day period immediately preceding the end of the fiscal quarter during which the holder gave written notice of redemption to Revett Silver.  If Revett Silver determines to pay the redemption consideration wholly or partially by delivery of shares of Revett Minerals common stock, then it is required to deliver one shares of Revett Minerals common stock for each share of Revett Silver Class B common stock so redeemed.

Holders of shares of Revett Silver Class B common stock may request redemption of their shares no more often than once in each fiscal quarter year, by giving notice to Revett Silver at its principal office or at the office of any transfer agent retained by Revett Silver, specifying the number of shares of Revett Silver Class B common stock to be redeemed and including their certificate or certificates for such shares, duly endorsed for transfer.  Revett Silver must then notify the holder whether the holder’s request has been accepted, in which event the Revett Silver Class B common stock, or so much of it as may be redeemed, shall be redeemed as of the end of the fiscal quarter year in which the redemption notice was first given.

Revett Silver is not obligated to redeem any shares of Revett Silver Class B common stock for which redemption is requested if:  (a) in the case of a redemption payable wholly or partially in cash, and after giving effect to the redemption, Revett Silver would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus an amount that would be needed, were it to be dissolved at the time the redemption payment is made, to satisfy the preferential rights upon distribution of any shareholder whose preferential rights are superior to those of the holders of Revett Silver Class B common stock, or if the aggregate cash redemption price payable with respect to all redemption requests received in a fiscal quarter year exceeds $1,000,000; or (b), in the case of a redemption payable wholly or partially by the delivery of shares of Revett Minerals common stock, either Revett Silver or Revett Minerals reasonably determines that the issuance and delivery of the Revett Minerals common stock could result in Revett Minerals being treated for United States federal tax purposes as a “U.S. corporation” pursuant to Section 7874 of the Code.  If Revett Silver chooses at any time to redeem some, but not all of the outstanding shares of Revett Silver Class B common stock for which redemption requests have been submitted, then it is obligated to redeem such shares proportionally.

Revett Silver redeemed 865,279 shares of its Class B common stock in July 2007 for cash, at a price of $1.16 per share or $1,003,724 in aggregate amount.  Revett Silver has no present plans to redeem any additional shares of Revett Silver Class B common stock, and likely will not do so pending the publication of further guidance by the Internal Revenue Service or the receipt of a satisfactory opinion from qualified tax counsel to the effect that such redemptions would not result in Revett Minerals being treated as a “U.S. corporation” for federal tax purposes.

Changes in Control.  The Company does not know of any arrangement, the operation of which may at a subsequent date result in a change in control of the Company.

Item 5.    Directors and Executive Officers.

Directors and Executive Officers.  The names, ages, business experience (for at least the past five years) and positions of our directors and executive officers as of September 1, 2007 are set out below.  The Company’s board of directors consisted of five members at such date.  All directors serve until the next annual meeting of shareholders or until their successors are elected or appointed, and qualified.  The board of directors appoints the executive officers annually. Apart from Mr. Tellechea, none of the Company’s directors and executive officers have been involved in any legal proceedings within the past five years.

Director or Executive Officer	Age	Position with the Company

William Orchow (1)	62	President, Chief Executive
		Officer and Director

Scott Brunsdon	50	Chief Financial Officer
		and Secretary

Carson Rife	49	Vice President of Operations

Douglas Ward	41	Vice President of Corporate
		Development

John W.W.Hick (1), (2), (4)	57	Director

David R. Lewis (3), (4)	62	Director

John G. Shanahan (2), (3), (4)	47	Director and Chairman

Daniel Tellechea Salido (3), (4)	61	Director

(1)  Member of the Environmental and Safety Committee of the board of directors

(2)  Member of the Compensation Committee of the board of directors

(3)  Member of the Audit Committee of the board of directors.

(4)  Member of the Governance and Nominating Committee of the board of directors.

Biographies of Corporate Directors and Executive Officers.

William Orchow.  Prior to joining Revett Silver as an officer in September 2003, Mr. Orchow was President and Chief Executive Officer of Kennecott Minerals Company, where he was responsible for the operation and business development of all of Kennecott’s mineral mines, with the exception of its Bingham Canyon Mine, from November 1994 to December 2002.  From June 1993 to October 1994, he was President and Chief Executive Officer of Kennecott Energy Company, the third largest producer of coal in the United States, and prior to that was Vice President of Kennecott Utah Copper Corporation.  Mr. Orchow has also held senior management and director positions with Kennecott Holdings Corporation, the parent corporation of the aforementioned Kennecott entities.  He has also been a director and member of the executive committee of the Gold Institute, a director of the National Mining Association and a director of the National Coal Association.  Mr. Orchow is currently a director of Little Squaw Gold Mining Company and is a member of the board of trustees of Westminster College in Salt Lake City and Vice President and a Trustee of the Northwest Mining Association.  He graduated from the College of Emporia in Emporia, Kansas with a bachelors of science in business.

Scott Brunsdon.  Prior to joining Revett Silver as an officer in June 2004, Mr. Brunsdon was Chief Financial Officer of Hillsborough Resources Limited (from May 2002 to June 2004), Chief Financial Officer of Dayton Mining Corporation (from November 1999 to January 2002), and Chief Financial Officer of Placer Dome North America Inc. and Placer Dome US Inc. (from March 1991 to May 1999).  Mr. Brunsdon graduated from the University of Saskatchewan in 1979 and received a masters degree in business administration from the University of British Columbia in 1983.

Carson Rife.  Prior to joining Revett Silver in February 2003, Mr. Rife was Director of Engineering and Project Development for Apollo Gold, Inc. (from February 1998 to April 2002).  Before that, he worked in various operating capacities for Pegasus Gold Inc.  Mr. Rife holds a bachelor of science degree in mining engineering from the Montana College of Mineral Science and Technology in Butte, Montana.

Douglas Ward.  Mr. Ward was appointed Vice President of Corporate Development of Revett Silver in October 2003.  Prior to that, he held several positions at Coeur d’Alene Mines Corporation (from April 2000 to May 2003), including Manager of Corporate Development, Senior Financial Analyst and Assistant Treasurer.  From November 1996 through February 2000, Mr. Ward was a technical analyst for N.M. Rothschild & Sons Ltd., where he evaluated bank exposure and project financing activities.  He worked as a mining engineer for the Engineering and Economic Evaluation Division of the U.S. Bureau of Mines while attending graduate school, and has also been employed as a mining engineer/engineering assistant at a development-stage gold mine in Ghana and at ASARCO’s Leadville, Colorado unit.  Mr. Ward holds a bachelor of sciences degree in mining engineering from the Colorado School of Mines and a masters degree in business administration from the University of Denver.

John W.W. Hick Mr. Hick is a director and President and Chief Executive Officer of his own consulting firm, John W.W. Hick Consultants Inc.  In addition to being a director of Revett Minerals, he is also a director of Carpathian Gold Inc., First Uranium Corporation, Hudson Resources Inc., Western Keltic Mines Inc, and Silver Eagle Mines Inc., where he serves as Chairman.  Mr. Hick has held various senior positions with mining companies, most recently as Chief Executive Officer of Rio Narcea Gold Mines Ltd. (from December 2004 to January 2006).  Prior to its acquisition by Rio Narcea, he was President and Chief Executive Officer of Defiance Mining Corp. and its predecessor, Geomaque Explorations Ltd.  Mr. Hick was President (from 1993 to 1996) and later Vice-Chairman (from 1996 to June 1997) of TVX Gold; Chairman of Rayrock Yellowknife Mines Ltd. (from 1998 to 1999) until it was acquired by Glamis Gold Ltd.; Senior Vice-President of Placer Dome Inc. (from 1987 to 1990); and Vice-President and General Counsel of the Dome Mines Group of Companies (from 1981 to 1987).  Mr. Hick graduated with a bachelor of arts form the University of Toronto in 1973 and an LLB from the University of Ottawa in 1976.

David R. Lewis.  Mr. Lewis has over thirty-five years of corporate finance related business experience and has served as chairman of the Company’s audit committee since August 2004.  Since May 2004, he has been the Chief Financial Officer of Aurelian Resources Inc., an advanced exploration company, and since May 2006, he has served as the Chief Financial Officer of Starfield Resources Inc.  From June 2005 to December 2005, Mr. Lewis was the Chief Financial Officer of Khan Resources Inc.  Mr. Lewis has accumulated strong global experience in the funding, management, compliance and governance of mining and high tech entities.  He obtained a Chartered Accountant designation in 1974 while working at Coopers & Lybrand in Toronto, and received a bachelor of engineering degree in metallurgy from Dalhousie University in Halifax, Nova Scotia in 1969.

John G. Shanahan.  Mr. Shanahan is currently an independent commodities risk management consultant.  Between May 2004 and October 2006, when the company was acquired by Lundin Mining Corp., he was a director of EuorZinc Mining Corporation.  In addition, he has held various senior management positions with companies engaged in the natural resources commodities markets, including being a commodities trader of Barclays Capital, Senior Vice President of Rothschild Inc., and marketing manager of Pasminco and Australian Mining and Smelting.  Mr. Shanahan holds a bachelor of commerce degree from the University of Melbourne, a graduate diploma in Systems Analysis and Design from the Royal Melbourne Institute of Technology, and a MBA degree from the Columbia School of Business.

Daniel Tellechea Salido.  Mr. Tellechea is currently an independent management and financial consultant, and a director of Silver Eagle Mines, Inc. and Dia Bras Exploration Inc.  Formerly he was President and Chief Executive Officer of ASARCO Inc. (from 2003 to 2005).  Mr. Tellechea was also a director of ASARCO between 1999 and 2005.  Between 1994 and 2003, Mr. Tellechea was the Managing Director for Finance and Administration of Grupo Mexico, ASARCO’s parent corporation, and from 1999 to 2003, served as ASARCO’s Chief Financial Officer and as Vice President-Finance for Southern Peru Copper Corporation, which is majority owned by Grupo Mexico.  Mr. Tellechea received a bachelor of sciences in accounting from Tecnologico de Monterrey (Mexico) in 1968 and a masters degree in business administration in 1983.

In 2005, ASARCO LLC (formerly ASARCO Inc.), a wholly owned subsidiary of Grupo Mexico filed for protection from its creditors under Chapter 11 of the United States Bankruptcy Code.  Mr. Tellechea was a director of ASARCO and its president and chief executive officer at the time of the filing.  He resigned from ASARCO on November 14, 2005.  ASARCO remains in Chapter 11 as of the date of this registration statement.  ASARCO owns approximately 2.5 million shares of common stock of the Company and approximately 2.5 million shares of Class B common stock of Revett Silver.

Corporate Governance Practices and Policies.  The Company’s corporate governance practices and policies are administered by the board of directors, by committees of the board appointed to oversee specific aspects of the Company’s management and operations, and pursuant to written charters, mandates and policies adopted by the board and such committees.  The overall goal of these practices and policies is to ensure that every aspect of the Company’s business is conducted in accordance with best corporate practice standards and the requirements of all applicable laws.

Independence of the Board.  The Company’s board consists of five directors, four of whom are not also executive officers and are thereby considered to be independent under the rules of the Toronto Stock Exchange.  The sole non-independent director is William Orchow, who also serves as the Company’s president and chief executive officer.  The independent directors meet outside the presence of management and Mr. Orchow prior to or during most regularly scheduled meetings of the board.  During the year ended December 31, 2006, the Company’s board of directors met ten times and the independent members of the board met separately nine times.

Board Meetings.  The board of directors is headed by a chairman of the board, a position that is currently occupied by John Shanahan.  The chairman is responsible for determining the frequency and content of board meetings, ensuring that the directors are provided with meeting and briefing materials in a timely manner, ensuring management’s attendance at the meeting to deliver required reports and answer any questions the directors may have concerning the Company or its operations, and, in general, conducing the meetings in an orderly, responsible and informative manner.  The chairman also acts as the chair of the Company’s annual meeting of shareholders.  These responsibilities are more fully described in the board’s charter, described below, and in a position description adopted by the board.

The Board Charter.  The board has adopted a governance document or charter that defines its management and supervisory responsibilities and the Company’s strategic objectives.  The board’s primary responsibility under the charter is to foster the long term success of the Company and build long term value for its shareholders, all in a manner that is consistent with the board’s fiduciary duties and sound governance principles.

The board is empowered under its charter to delegate certain of these responsibilities to a committee or committees comprised of directors.  Four such committees existed as of the date of this registration statement:  an audit committee, a compensation committee, a corporate governance and nominating committee, and an environment and safety committee, each of which is described in more detail below.  These committees make recommendations and findings that are then reported directly to the entire board for approval.  The mandate, composition and structure of each committee are also approved by the board.

The board also undertakes and performs the following additional responsibilities:

•                  it selects and appoints the Company’s president and chief executive officer, who is responsible for the Company’s day-to-day management and operations, and is responsible for the Company’s pursuit of its strategic goals;

•                  it reviews and approves the persons selected by the president and chief executive officer to serve as other executive officers or senior managers of the Company;

•                  it evaluates the performance of the Company’s executive officers and, with advice from the compensation committee of the board, reviews and approves their compensation, and, if necessary, replaces them;

•                  it periodically reviews and approves the Company’s operating strategies, sets objectives, performance targets and budgets, and measures the Company’s actual performance against such targets and budgets;

•                  it reviews and approves the Company’s internal control policies, including, prospectively, the internal control policies mandated by Section 404 of the Sarbanes-Oxley Act of 2002;

•                  it conducts annual on-site visits of the Company’s principal facilities and properties;

•                  it approves all annual budgets, and all acquisitions, divestitures and material investments;

•                  it evaluates the Company’s risk management plans and its management succession plans;

•                  in conjunction with the audit committee of the board, it reviews and approves all of the Company’s internal and external financial reports all correspondence and communications to the Company’s shareholders;

•                  it reviews and approves Company-wide policies, such as its timely disclosure policy, confidentiality and insider trading policy, and whistle blower policy, to ensure that such policies conform to best corporate standards practices and applicable laws, and are being properly administered and followed; and

•                  it ensures that the Company has other proper mechanisms in place to guide its activities in compliance with all applicable legal and regulatory requirements.

Orientation of New Directors and Continuing Education.  The Company presently does not have a formal procedure for orienting new directors to the Company.  This said, all new directors are given comprehensive information about the Company and its management when they are first appointed or elected, and are afforded the opportunity to meet with the Company executive officers and other members of senior management and to visit the Company’s operations and projects to gain a more complete understanding of the Company and its business.

Ethical Business Conduct.  Management of the Company is committed to fostering and maintaining a culture of high ethical standards and compliance, and has adopted various policies (consisting of a code of business ethics, a timely disclosure policy, a confidentiality and insider trading policy, and a whistle blower policy) that are designed to ensure the integrity of its operations and activities.  A key aspect of this commitment is ensuring that the Company’s employees work in an environment that encourages them to bring their concerns to the attention of management, who will promptly and professionally address them.  All of the Company’s directors, executive officers and employees have been apprised of the content and objectives of these policies, specifically, how to report suspicious or potentially unethical or unlawful acts or conduct that violates the policies.  Each of the Company’s employees is authorized to contact the Company’s outside counsel on a confidential basis if he or she becomes aware of acts or conduct that has been reported to, but not rectified by management.

Committees of the Board of Directors.

Audit Committee.

Composition and Responsibilities.  The audit committee is comprised of three or more members of the board who are not also executive officers (and are therefore independent of the Company’s management), and operates pursuant to a charter adopted by the board.  The charter generally authorizes the committee to assist the board in overseeing the Company’s financial reporting and its communications with the investing public.  Specifically, the charter specifies that the audit committee is responsible for:

•                  recommending the external auditors and approving their compensation;

•                  overseeing the work of the external auditors, including the resolution of disagreements with management concerning financial reporting;

•                  reviewing the external auditors’ audit plan, including the scope, procedures and timing of the audit;

•                  reviewing the Company’s annual audited financial statements and the quarterly interim unaudited financial statements, satisfying itself that the financial statements are presented in accordance with generally accepted accounting principles, and reporting and recommending to the board, prior to their filing or dissemination, whether the financial statements should be approved;

•                  with respect to the annual audited financial statements, discussing any significant issues regarding accounting principles, practices, and judgments of management with management and the external auditors;

•                  satisfying itself that the information contained in the annual audited financial statements and the quarterly interim financial statements are not significantly erroneous, misleading or incomplete, and that the audit or interim review functions have been effectively performed;

•                  reviewing and, if appropriate, recommending to the board for approval management’s discussion and analysis relating to annual and interim financial statements, earnings press releases, and any other public disclosures that are required to be reviewed by the committee under applicable law prior to their being filed or disseminated;

•                  obtaining timely reports from the external auditors concerning accounting policies and practices, including any alternative treatments of financial information that were discussed with management;

•                  pre-approving all non-audit services provided by the external auditors;

•                  annually reviewing fees paid to the external auditors and other professionals with respect to audit and non-audit services;

•                  approving the Company’s hiring of any current or former partner or employee of the Company’s current or any former external auditor; and

•                  monitoring and assessing the relationship between management and the external auditors, and supporting the independence and objectivity of the external auditors.

•                  adopting policies regarding the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including confidential, anonymous submissions by employees of the Company regarding any questionable accounting or auditing matters;

•                  making inquiring of management and the external auditors concerning internal and external significant financial risks or exposures affecting the Company, and assessing any steps management has taken to mitigate such risks or exposures;

•                  reviewing post-audit or management letter containing the recommendations of the external auditors, as well as  management’s response and subsequent follow-up to any identified weaknesses;

•                  ensuring that the Company has adopted an appropriate standard of corporate conduct including, if necessary, a corporate code of business ethics applicable to the Company’s employees and any consultants retained by the Company;

•                  overseeing any related party transactions involving the Company; and

•                  performing such other activities as are consistent with the audit committee’s charter and applicable law that the committee or the board deem necessary or appropriate.

In fulfilling its responsibilities, the audit committee is authorized and empowered to conduct any investigation it deems necessary or appropriate, and, in doing so, may request the attendance of the external auditors, as well as any officer of the Company, or the Company’s outside counsel, at any meeting of the committee or its advisors.  The committee has unrestricted access to the books and records of the Company, and is authorized to retain special legal, accounting, or other consultants or experts to assist it.  The committee is further empowered to review and assess the adequacy of its mandate annually and submit any proposed revisions to the board of directors for approval.

The audit committee and its members are required to meet all applicable legal, regulatory and listing requirements, including applicable securities laws and regulations, the listing requirements of the Toronto Stock Exchange, and applicable provisions of the Canada Business Corporations Act.  Each member of the committee is required to be both “independent” and “financially literate” as such terms are defined in Multilateral Instrument 52-110 adopted by the Canadian provincial securities regulatory authorities.

The audit committee meets no less often than quarterly, at the discretion of the chairman or a majority of its members, as circumstances dictate or as may be required by applicable legal or listing requirements.  A minimum of two and at least 50% of the members of the committee present either in person or by telephone constitute a quorum for the conduct of committee business.  Whenever a vacancy occurs, the remaining members may exercise all of their powers and responsibilities of the committee so long as a quorum of the committee members remains in office.  Matters voted upon by the committee are decided by a majority of votes cast at the meeting.  The committee may also take action in lieu of a meeting with the unanimous written consent of all the members.  All decisions or recommendations of the committee require board approval prior to being implemented.  The committee is required to keep a written record of its meetings, which are also submitted to the board.

Current Members.  The audit committee is presently comprised of David Lewis, John Shanahan and Daniel Tellechea Salido, with Mr. Lewis serving as chairman.  During the year ended December 31, 2006, the committee met four times.

Compensation Committee.

Composition and Responsibilities.  The compensation committee is comprised of two or more members of the board who are not also executive officers, and operates pursuant to a mandate adopted by the board.  The mandate generally authorizes the committee to assist the board with respect to human resources, management continuity and compensation matters.  Specifically, the mandate specifies that the compensation committee is responsible for:

•                  reviewing compensation matters and making recommendations to the board concerning executive officer and director compensation, including salaries, bonuses, stock-based awards and grants, and the terms and conditions of employment contracts;

•                  making recommendations to the board concerning general salary guidelines;

•                  proposing, approving and overseeing the implementation of competitive, incentive-based compensation plans and proposals, in order to attract and retain quality personnel;

•                  administering the Company’s compensation plans;

•                  reviewing the Company’s benefits and perquisites plans or arrangements, and making recommendations to the board;

•                  ensuring that  the Company’s compensation philosophy and practices are consistent with the objectives of enhancing shareholder value and attracting and retaining qualified senior management personnel; and

•                  overseeing the Company’s management succession planning.

The compensation committee meets at least annually to consider and make recommendations to the board.  Typically, the principal executive officer of the Company makes recommendations to the committee concerning individual salary levels, bonuses, equity based incentives and other forms of compensation for all of the executive officers other than himself, which are then reviewed and submitted to the full board for approval.  The compensation committee makes its own recommendation concerning the principal executive officer’s salary, bonus and other types of compensation.  The compensation committee also reviews the adequacy and form of director compensation on an annual basis.  In general the compensation committee strives to ensure the Company’s compensation is competitive with that of its peers, reflects the performance of the Company, and is aligned with the interest of the Company’s shareholders.  In carrying out its mandate, the compensation committee is authorized to undertake such surveys as it deems appropriate and, if necessary, to hire outside consultants and advisors.  The compensation committee also prepares an annual report regarding executive compensation that is included in the information circular that is disseminated to the Company’s shareholders in conjunction with each annual meeting of shareholders.

Current Members.  The compensation committee is presently comprised of John W.W. Hick and John Shanahan, with Mr. Hick serving as chairman.  During the year ended December 31, 2006, the committee met two times.

Compensation Committee Interlocks and Insider Participation.  No member of the compensation committee is or ever has been an officer or employee of the Company, or a party to a transaction with the Company in which such member had a material interest.  The compensation committee has reviewed and discussed item’s of this Registration statement, specifically including the subsection thereof entitled “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee.

Composition and Responsibilities.  The corporate governance and nominating committee is comprised of three or more members of the board who are not also executive officers.  The primary functions of the committee are to assess the effectiveness of the board and its individual members, periodically review and asses the Company’s governance practices, propose new nominees for or appointments to the board, and orient new directors as to Company’s operations, goals and strategies.

Current Members.  The corporate governance and nominating committee is presently comprised of John W.W. Hick, David Lewis, John Shanahan and Daniel Tellechea Salido, with Mr. Tellechea Salido serving as chairman.  During the year ended December 31, 2006, the committee met one time.

Environmental and Safety Committee.

Composition and Responsibilities.  The environmental and safety committee is comprised of not less than two directors and assists the board in overseeing environmental and safety matters.  The primary responsibility for environmental and safety issues, including compliance with applicable laws and regulations rests with management.  The committee assists the board of directors however in establishing, reviewing and complying with the Company’s policies and goals.  The committee also oversees the performance of the Company in adhering to applicable laws and regulations.

Current Members.  The environmental and safety committee is presently comprised of William Orchow and John W.W. Hick, with Mr. Orchow serving as chairman.  During the year ended December 31, 2006, the committee met one time.

[The balance of this page has been left blank intentionally.]

Item 6.  Executive Compensation.

Summary Compensation Table.  The following table summarizes the compensation for the fiscal years ended December 31, 2006, 2005 and 2004, of our principal executive officer, principal financial officer and our two other  executive officers, and our two most highly compensated other individuals for whom such information would have been required had they been serving as executive officers as of December 31, 2006.  None of the persons depicted in the table received any stock awards, non-equity incentive plan compensation or nonqualified deferred compensation earnings during the years shown.

Name and				Option		All Other
Principal Position	Year	Salary	Bonus (1)	Awards (2)		Compensation		Total
		($)	($)	($)		($)		($)

William Orchow (3)	2006	195,000	97,500	50,625	(4)	—		343,125
President and Chief	2005	157,987	75,000	0		—		232,987
Operating Officer	2004	106,154	—	0		—		106,154

Scott Brunsdon (3)(5)	2006	135,000	50,700	33,750		—		219,450
Chief Financial Officer	2005	126,282	45,000	0		—		171,282
and Secretary	2004	67,778	—	0		—		67,778

Carson Rife (3)	2006	130,000	45,900	25,312		1,075	(6)	202,287
Vice President of	2005	121,231	45,000	0		1,290	(6)	167,521
Operations	2004	116,615	—	0		—		116,615

Douglas Ward (3)	2006	125,000	45,900	20,250		—		191,150
Vice President of	2005	121,231	40,000	0		—		161,231
Corporate Development	2004	109,615	—	0		—		109,615

Douglas Miller (7)	2006	95,000	500	16,875		—		112,375
General Manager of	2005	90,923	27,000	0		—		117,923
the Troy Mine	2004	36,762	—	0		—		36,762

Frank Duval (8)	2006	126,457	—	0		—		126,457
Manager of Government	2005	181,846	—	0		2,055	(6)	183,901
Affairs	2004	180,000	—	0		—		180,000

(1)           2006 bonuses relate to performance during that year, but were awarded in February 2007.  2005 bonuses relate to performance in that year, but were awarded in February 2006.

(2)           Options awards were valued using the Black-Scholes option pricing model.  For a discussion of the assumptions used in valuing such option awards, see Note 9 to the Company’s consolidated financial statements included in this registration statement.  There were no forfeitures of option awards for the years shown.

(3)           Reflects salary compensation paid to each of the four named individuals during 2006.  See the subsection of this registration statement entitled “Employment Agreements with Executive Officers” for information concerning the named individuals’ base salaries for the year ending December 31, 2007.

(4)           Reflects the value of options awards granted to Mr. Orchow during the year in his capacity as a director of Revett Minerals.  Also see the table entitled Director Compensation at page 45 of this registration statement. Mr. Orchow was appointed president and chief operating officer of Revett Silver in September 2003 and was appointed chief executive officer in March 2004.  Mr. Orchow has served as president and chief executive officer of Revett Minerals since the company’s inception in August 2004.

[Footnotes are continued on the following page.]

(5)           Mr. Brunsdon was appointed chief financial officer of Revett Silver in June 2004 and has served as chief financial officer of Revett Minerals since the company’s inception in August 2004.

(6)           Consists of automobile expense allowances.

(7)           Mr. Miller joined the Company in April 2004.

(8)           Mr. Duval resigned from the Company effective as of July 31, 2006.

Grants of Plan-Based Awards.  The following table sets forth information concerning equity incentive plan awards that were granted to our principal executive officer, principal financial officer and our two other executive officers during the year ended December 31, 2006.  None of the persons depicted in the table received stock awards or non-equity incentive plan awards during the year.  None of such incentive plan awards are contingent on the achievement of performance goals.

Grants of Plan-Based Awards

		Estimated Future Payouts under Equity Incentive Plan Awards			Other Option	Exercise	Grant Date
Name	Grant Date	Threshold	Target	Maximum	Awards	Price	Value
		(#)	(#)	(#)	(#)	($)	($)
William Orchow	10/04/06	75,000	n/a	n/a		(Cdn) 1.10	0
Scott Brunsdon	10/04/06	50,000	n/a	n/a		(Cdn) 1.10	0
Carson Rife	10/04/06	37,500	n/a	n/a		(Cdn) 1.10	0
Douglas Ward	10/04/06	30,000	n/a	n/a		(Cdn) 1.10	0
Frank Duval	n/a	0	n/a	n/a		n/a	n/a
Douglas Miller	n/a	25,000	n/a	na/		(Cdn) 1.10	0

Outstanding Equity Awards at Fiscal Year-End.  The following table sets forth information concerning the outstanding equity awards at December 31, 2006 held by our principal executive officer, principal financial officer and our two other executive officers.  None of the persons depicted in the table held any stock awards at such date.

Outstanding Equity Awards at Fiscal Year-End

	Equity Incentive Plan Awards:
	Number of Securities Underlying		Number of Securities	Option	Option
	Unexercised Options		Underlying Unexercised	Exercise	Expiration
Name	Exercisable	Unexercisable	Unearned Options	Price	Date
	(#)	(#)	(#)	($)
William Orchow	75,000	75,000	0	(Cdn) 1.10	10/04/11
Scott Brunsdon	50,000	50,000	0	(Cdn) 1.10	10/04/11
Carson Rife	37,500	37,500	0	(Cdn) 1.10	10/04/11
Douglas Ward	30,000	30,000	0	(Cdn) 1.10	10/04/11
Frank Duval	0	0	0	n/a	n/a
Douglas Miller	25,000	25,000	0	(Cdn) 1.10	10/04/11

Options Exercised in Last Fiscal Year.  None of our principal executive officer, principal financial officer and our two other executive officers exercised any stock options during the fiscal year ended December 31, 2006.

Employment Agreements with Executive Officers.  Each of our four executive officers has entered into an employment agreement with Revett Silver, our wholly-owned Montana subsidiary.  Each agreement is for a term of three years and is renewable annually thereafter, and each provides for the payment of salary and medical and other fringe benefits, the award of stock options, and severance payments in the event the executive officer’s employment is terminated without cause, upon the occurrence of a change in control event, or other than for good reason.  A “change in control” event occurs under the agreements when a person or entity beneficially acquires 25 percent or more of our voting securities, or when, in a contested election of directors, the persons who were directors immediately prior to the election contest cease to constitute a majority of the board of directors.  “Good reason” is defined in the agreement to include a material change in the executive officer’s duties and responsibilities, a reduction in his salary or medical and other fringe benefits, or, following a change in control, the Company’s failure to enter into a replacement employment agreement with the executive officer that is reasonably satisfactory to him.

Our agreement with William Orchow is dated January 1, 2004 and provides for an annual salary of $60,000, subject to periodic adjustment.  (For the year ended December 31, 2007, Mr. Orchow receives a base salary of $250,000.)  If Mr. Orchow’s employment is terminated without cause, then he is entitled to receive 36 months of salary and twelve months of benefits.  If he is terminated following a change of control event or other than for good reason, then he is entitled to 36 months of salary and 24 months of benefits.  Mr. Orchow received 300,000 shares of Revett Silver common stock as a signing bonus when he entered into the employment agreement.  These shares were later converted into an equal number of shares of Revett Silver Class B common stock in conjunction with the Company’s February 2005 reorganization.  Mr. Orchow may terminate the agreement unilaterally upon one month’s notice.

Our agreement with Scott Brunsdon is dated June 15, 2004 and provides for annual salary 25,000, subject to periodic adjustment.  (For the year ended December 31, 2007, Mr. Brunsdwon receives a base salary of $175,000.)  If Mr. Brunsdon’s employment is terminated without cause, then he is entitled to receive eighteen months of salary and twelve months of benefits.  If he is terminated following a change of control event or other than for good reason, then he is entitled to 36 months of salary and twelve months of benefits.  Mr. Brunsdon may terminate the agreement unilaterally upon one month’s notice.

Our agreement with Carson Rife is dated February 1, 2004 and provides for an annual salary of $120,000, subject to periodic adjustment.  (For the year ended December 31, 2007, Mr. Rife receives a base salary of $175,000.)  If Mr. Rife’s employment is terminated without cause, then he is entitled eighteen months of salary and twelve months of benefits.  If he is terminated following a change of control event or other than for good reason, then he is entitled to 36 months of salary and twelve months of benefits.  Mr. Rife may terminate the agreement unilaterally upon one month’s notice.

Our agreement with Douglas Ward is dated October 1, 2003 and provides for an annual salary of $120,000, subject to periodic adjustment.  (For the year ended December 31, 2007, Mr. Ward receives a base salary of $150,000.)  If Mr. Ward’s employment is terminated without cause, then he is entitled eighteen months of salary and twelve months of benefits.  If he is terminated following a change of control event or other than for good reason, then he is entitled to 36 months of salary and twelve months of benefits.  Mr. Ward may terminate the agreement unilaterally upon one month’s notice.

Compensation of Directors.  The following table sets forth information concerning the compensation of our directors for the fiscal year ended December 31, 2006.  William Orchow is also an executive officer of the Company.  The compensation shown for Mr. Orchow in the following table reflects only the compensation he received for such year in his capacity as a director.  None of our directors received any stock awards, non-equity incentive plan compensation or pension benefits during the year.  None of our directors received any other form of compensation during the year.

Director Compensation

	Fees earned	Option	All Other
Name	or Paid in Cash	Awards	Compensation	Total
	($)	($) (1)(2)	($)	($)
William Orchow	0	50,625	0	50,625
John W.W. Hick	49,000	50,625	0	99,625
David R. Lewis	53,000	50,625	0	103,625
John G. Shanahan	52,000	50,625	0	102,625
Daniel Tellechea Salido	47,500	50,625	0	97,625

(1)           Options awards were valued using the Black-Scholes option pricing model.  For a discussion of the assumptions used in valuing such option awards, see Note 9 to the Company’s consolidated financial statements included in this registration statement.

(2)           As of December 31, 2006, each of our directors other than Mr. Orchow had been awarded options for the purchase of 475,000 of common stock.  The aggregate grant date value of these options for each such director is approximately $154,165. None of these options had been exercised as of September 1, 2007.

During the year ended December 31, 2006, directors other than Mr. Orchow received an attendance fee of $2,000 for each board meeting they attended and a fee of $1,000 for each committee meeting they attended.  Directors who are not also executive officers of the Company also received an annual retainer of $15,000 that was paid, at the option of the director, in cash or through the issuance of shares of Revett Minerals common stock.

In addition to these payments, the chairman of the board of directors receives an additional $5,000 per year for serving as chairman, and the chairmen of the audit, compensation, and corporate governance and nominating committees receive and additional $10,000, $5,000 and $5,000 per year, respectively.  Directors are also reimbursed for travel expenses incurred in connection with their attendance at board and committee meetings, and directors who are not also executive officers are eligible to receive stock options under Revett Minerals equity incentive plan.  During the year ended December 31, 2006, each director other than Mr. Orchow received 150,000 five-year options, exercisable at (Cdn)$1.10 per share under the plan.  During 2005, the directors who are not also executive officers each received 25,000 five-year options exercisable at $0.75 per share and 150,000 five-year options exercisable at (Cdn) $0.76 per share under the plan.

Compensation Discussion and Analysis.

Our Compensation Philosophy and Policies.  Our executive compensation philosophy has been designed with the following objectives:  to attract and retain the best possible executive talent; to provide an economic framework to motivate these executives to achieve goals consistent with our business strategy; to provide an identity between executive and shareholder interests through stock option plans; to be competitive within our peer group of mining companies; and to provide a compensation package that recognizes an executive’s individual results and contributions to the company’s relative and absolute performance.

Salary.  The key elements to our executive compensation philosophy are salary, cash bonus awards and incentive stock options.  Salaries are based on the position held, the executive officer’s experience performance, and the market for executive talent, the latter of which provides a comparison of salaries for similar positions at other mining companies.  Where appropriate, the board of directors also considers other performance measures, such as safety, environmental awareness and improvements in relations with our shareholders, employees, the public and government regulators.

Typically, the principal executive officer of the Company makes recommendations to the committee concerning individual salary levels, bonuses, equity based incentives and other forms of compensation for all of the executive officers other than himself, which are then reviewed and submitted to the full board for approval.  The compensation committee makes its own recommendation concerning the principal executive officer’s salary, bonus and other types of compensation.  The other executive officers play no role with respect to their compensation other than to meet with the compensation committee to establish agreed goals and objectives that are determinative of their respective bonuses.  These goals and objectives are established at the beginning of each fiscal year.

The board of directors has traditionally maintained salary compensation at levels below those of other companies within our peer group.  Beginning in 2006, the compensation committee began surveying the compensation paid to other executives within a peer group of companies comprised of Mines Management, Inc., First Majestic Silver Corp., Sabina Silver Corp., Chariot Resources Ltd, and Fronterra Copper Corporation in order to establish compensation packages that were both competitive and appropriate to the Company’s situation.  The compensation committee conducted an informal survey of executive compensation packages during 2006, and based partially on the results of the survey, determined to increase the aggregate average salaries of the Company’s four executive officers by 28% for 2007.

Incentive Compensation.  Executive officers of the Company are eligible to receive stock option awards and cash bonuses.  Stock option awards, whose value is a function of increases or decreases in the Company’s share price, are intended to provide incentives to attain longer term growth and performance objectives and enhance shareholder value. Cash bonuses are intended to reflect shorter term (usually annual) accomplishments.

During the year ended December 31, 2006, the compensation committee and the board undertook to develop a formula-driven bonus plan for the Company’s executive officers that establishes the executive’s potential cash bonus at the beginning of each year (expressed as a percentage of the executive’s base salary) and is awarded if weighted performance criteria, also established at the beginning of each year, are met.  These criteria and their weighting may vary depending on the executive’s specific role with the Company, but include a combination of goals relating to the Company’s overall financial performance and the specific, individual goals that have been set for the executive, plus a discretionary element that will take into account management’s responsiveness to unexpected events that may occur during the compensation period and any extra-ordinary effort or performance during the period. The following table sets forth the relative weighting of targeted performance areas that were established by the compensation committee and approved by the board of directors for each of the Company’s four executive officers for the year ending December 31, 2007:

	William	Scott	Carson	Doug
Objective	Orchow	Brundson	Rife	Ward
stock price performance	12.5%	15%	5%	5%
cash flow and profitability	15%	15%	10%	15%
financing	0%	10%	0%	10%
safety performance	15%	5%	20%	5%
Rock Creek permitting	12.5%	0%	25%	10%
investor/public relations	12.5%	10%	10%	10%
strategy and positioning	12.5%	10%	10%	40%
corporate governance	0%	20%	0%	0%
discretionary	20%	15%	20%	15%

The cash flow and profitability objective will be measured against internal budgets throughput targets, and metals price assumptions, and the safety performance objective will be measured by the lost time accident rate in the current year versus the prior year.  The Rock Creek permitting and investor/public relations objectives are inherently more difficult to measure and will necessarily involve subjective determinations of the Company’s relationships with the governmental permitting agencies, local stakeholders and elected officials; the tone and quality of the Company’s press coverage; the company’s relationship with its shareholders; and its progress in meeting its goal of increasing the retail ownership of its common stock.  The strategy and positioning objective is likewise less susceptible to measurement, and will involve an assessment of management’s ability to develop and implement a business strategy that will increase shareholder value and position the company to take advantage of opportunities in the mining industry.  The corporate governance objective will be measured by management’s ability to develop and implement financial control, governance and oversight procedures that comply with applicable law and ensuring the integrity of its reported financial and non-financial information.

The compensation committee and the board have not discussed or articulated a precise formula for determining how stock price performance, financing, and profitability and cash flow targets will be used in measuring the named executives’ bonus compensation.  This having been said, if the Company’s stock price performance is relatively poorer than that of the peer group companies, then no bonus would be awarded with respect to that objective.  Similarly, if financing objectives are not attained, or the cash flow and profitability targets are not met, then no bonuses would be awarded with respect to those objectives either.

The compensation committee and the board awarded cash bonuses aggregating $240,000 to our executive officers in early 2007, in recognition of their ongoing efforts to grow the Company and obtain permits relating to Rock Creek during the prior year.  During the year, the compensation committee and the board also awarded a total of 385,000 stock options to our four executive officers and a total of 600,000 stock options to our four directors who are not also executive officers.  No stock options were awarded to our executive officers in 2005 and 2004.  In future years, the compensation committee will likely emphasize both cash bonuses and stock option awards in fashioning executive compensation.

Compensation of the Principal Executive Officer.  The compensation committee of the board met three times in 2006 and early 2007 to consider Mr. Orchow’s salary and bonus.  The committee awarded Mr. Orchow a cash bonus of $97,500 in recognition of his efforts and accomplishments in 2006 in raising additional funds for the Company, maintaining an excellent safety and environmental record at Troy, improving Troy’s operating performance, pursuing ongoing permitting matters at Rock Creek, and initiating aggressive investor and public relations programs.  In determining the amount of the bonus, the compensation committee penalized Mr. Orchow for not fully attaining the profitability and cash flow objectives that had been established in early 2006.  The compensation committee also recommended that Mr. Orchow’s salary for 2007 be increased to $250,000 in order to align his salary with those of other chief executive officers of companies within the Company’s peer group and to ensure that he is appropriately motivated.

Stock Option Plans.

The Revett Minerals Equity Incentive Plan.  Revett Minerals maintains an equity incentive plan (the “Revett Minerals Plan”) that provides for the issuance of stock options, stock appreciation rights and shares of common stock in satisfaction of amounts owing for services.  The amended Revett Minerals Plan was adopted by Revett Minerals’ shareholders on June 19, 2007, and is administered by the compensation committee and by the board.  The material provisions of the Revett Minerals Plan and other relevant information are as follows:

•                  Directors, executive officers, employees and consultants to the Company and its subsidiaries are eligible to participate in the Revett Minerals Plan.

•                  A maximum of 8,000,000 shares of common stock (representing approximately 6.4% of the issued and outstanding shares of common stock of the Company as of the date of this registration statement), less that number of shares reserved for issuance pursuant to stock options granted under Revett Silver’s equity incentive plan, are available for issuance under the Revett Minerals Plan.

•                  Options for the purchase of a total of 3,540,000 shares of common stock (representing approximately 4.8% of the issued and outstanding shares of common stock of the Company as of the date of this registration statement) have been granted under the Revett Minerals Plan, and options for the purchase of 1,135,000 additional shares of common stock (representing approximately 1.6% of the issued and outstanding shares of common stock of the Company as of the date of this registration statement) are available for grant under the Revett Minerals Plan.

•                  The maximum number of shares of common stock with respect to which grants may be made to any one individual under the Revett Minerals Plan, together with any shares of common stock reserved for issuance to such individual under any other stock option plan or arrangement, may not exceed 5% of the number of outstanding shares of the Company’s common stock.  In addition, the maximum number of shares of common stock with respect to which grants may be made (whether through grants of options or grants of stock) to the Company’s directors and executive officers may not exceed 10% of the number of outstanding shares of the Company’s common stock at any time.

•                  The purchase price or exercise price of a share of common stock reserved for issuance pursuant to options granted under the Revett Minerals Plan is determined by the board of directors of the Company, taking into account any applicable rules of the Toronto Stock Exchange.  However, in no event can the price be less than the closing price of the common stock on the Toronto Stock Exchange on the trading date immediately preceding the date of grant.

•                  A stock appreciation right may be granted under the Revett Minerals Plan at the time an option is granted, or any time during the term of an option, and upon exercise of a stock appreciation right, the related option is cancelled to the extent unexercised, and the holder is entitled to receive payment of an amount equal to the difference between the then current market price and the exercise price.  Payment of the appreciated value of the common stock may be solely in cash, in shares of common stock, or a combination thereof, in the discretion of the compensation committee and the board.  Upon exercising an option, any related stock appreciation right is cancelled.  No stock appreciation rights had been granted as of the date of this registration statement.

Options vest at such times as the compensation committee or the board determine at the time of grant, provided that, subsequent to the time of grant, the compensation committee or the board may in their discretion permit an optionee to exercise any or all unvested options.

•                  No option can have a term of more than ten years measured from the date of grant.

•                  Each option must specify the effect of termination of employment on the holder’s right to exercise the option.  With respect to those options that have been granted as of the date of this registration statement, the termination of an optionee’s employment for cause or his or her resignation for other than good reason terminates any unexercised options he or she may hold.  If an optionee’s employment is terminated for reasons other than for cause or because of death or disability, or if an optionee resigns for good reason, then the unexercised options generally may be exercised for a period of one year following termination, but in no event after the expiry date of the option, subject to the discretion of the board to amend such provisions provided such amendment is not detrimental to the holder.

•                  Options granted pursuant to the Revett Minerals Plan are non-assignable otherwise than by will or the laws of descent and distribution.

•                  The board of directors may amend the Revett Minerals Plan subject to the prior approval of the Toronto Stock Exchange, which may in turn require shareholder approval of certain amendments.

The Revett Silver 2001 Equity Incentive Plan.  Revett Silver also maintains a stock option plan, the 2001 Equity Incentive Plan (the “Revett Silver Plan”).  The plan was adopted by Revett Silver’s shareholders on February 16, 2001, and provides for the issuance of incentive stock options intended to qualify under Section 422A of the Internal Code of 1986, as amended (the “Code”), options that are not qualified under the Code, stock appreciation rights, and grants of common stock.  Key individuals, including officers and directors who are also employees, and officers and directors of our Revett Silver or its Genesis Inc. and RC Resources, Inc. subsidiaries, are eligible to receive grants under the plan.  All incentive options are exercisable at prices equal to or greater than the fair market value of our common stock as of the date of grant.

As of September 30, 2007, options for the purchase of 3,325,000 shares of Revett Silver’s Class B common stock had been granted under the Revett Silver Plan (Warrants for the purchase of an additional 3,671,326 shares of Revett Silver Class B common stock were outstanding at such date.  These warrants were not granted pursuant to the Revett Silver Plan, but were instead issued in conjunction with an earlier financing.)  Of these options, 2,005,000 have an exercise price of $0.50 and expire between March and September 2008; 100,000 have an exercise price of $0.50 and expire on March 21, 2009; 295,000 have an exercise price of $0.75 and expire between June and October, 2009; and 925,000 have an exercise price of $0.75 and expire on December 6, 2009.  Payment of the exercise price may be made in cash or shares of Revett Silver valued at their fair market value on the date of exercise as determined by the Revett Silver’s board of directors.  Revett Silver may advance a loan to the holder of an option solely for the purpose of enabling the holder to exercise the option.  Any such loan shall provide for the payment of interest on terms then prevailing and shall be secured by a pledge of the shares issued.

Revett Silver’s Class B common stock of is exchangeable under certain circumstances into shares of common stock of Revett Minerals pursuant to the terms of the Company’s February 2005 reorganization.  Revett Silver does not intend to issue any additional options under its plan.  Any future options will be granted by Revett Minerals pursuant to the Revett Minerals Plan.

Item 7.  Certain Relationships and Related Transactions.

There were no related party transactions during the year. Throughout the year, the Company’s board of directors was comprised of five directors, four of whom are not also executive officers and are considered to be independent directors under the rules of the Toronto Stock Exchange.  The sole non-independent director is William Orchow, who also serves as the Company’s president and chief executive officer.

Item 8.  Legal Proceedings.

The Company and certain of its subsidiaries are parties to several pending legal actions in the federal and state courts in Montana as of the date of this registration statement, all of which are predicated on alleged violations of various federal and state environmental laws and regulations at Troy and Rock Creek.

Troy-Related Actions.

Cabinet Resource Group, Inc. v. ASARCO, Inc., Sterling Mining Company and Genesis Inc., United States District Court for the District of Montana, Missoula Division (Case No. CV-2-02-209-M-LBE).  This action was brought in 2002 under the federal Clean Water Act, CERCLA and RCRA.  The plaintiff, a regional environmental organization, alleges that the defendants (which includes the predecessor in interest to Revett Silver) are discharging pollutants from point sources at Troy and are storing or disposing of hazardous wastes at the mine in violation of various permitting requirements.  In June 2006 the Company filed a motion to dismiss the action based on the plaintiff’s failure to proceed with the action.  That motion was granted, without prejudice, in June 2006.  A dismissal without prejudice does not preclude the plaintiff from bringing another action with respect to the dismissed claims.  No such action had been brought as of the date of this registration statement.

Cabinet Resource Group, Inc. v. Montana Department of Environmental Qaulity, Revett Minerals Inc. and Genesis Inc., Montana First Judicial District Court in and for Lewis County (Case No. CDV-2007-15).  This action was brought in 2007 under the Montana Metal Mine Reclamation Act (“MMRA”).  The plaintiff, a regional environmental organization, alleges that Troy is being operated in violation of MMRA because of deficiencies in its reclamation plan and that all of the defendants have violated the Montana constitution and various state statutes and regulations be allowing such operations to continue.  The plantiff seeks a declaration that the Troy operating permit and reclamation plan are void and invalid; alternatively, it seeks a writ of mandamus from the court requiring DEQ to enforce MMRA and presumably suspend or revoke the operating permit, declare a forfeiture of the Company’s performance bond, and enjoin the Company from further operations at Troy pending approval of a reclamation plan.  The plaintiff also alleges that DEQ has failed to maintain a clean and healthful environment, in violation of the Montana constitution.  The Company believes this claim is without merit, particularly in view of its ongoing discussions with DEQ concerning proposed revisions to the existing reclamation plan and increased performance bond requirements.  The Company intends to defend this action vigorously.

Rock Creek-Related Actions.

Clark Fork Coalition, Rock Creek Alliance, Inc, Cabinet Resource Group, Inc., Montana Environmental Information Center, Inc. and Trout Unlimited v. Montana Department of Environmental Quality, Montana First Judicial District Court in and for Lewis County (Cause No. BDV-2002-70).  This action was brought in 2002 challenging DEQ’s issuance of a Montana Pollution Discharge Elimination System (“MPDES”) permit pertaining to prospective wastewater and mine drainage from the proposed Rock Creek project.  The plaintiffs contend the permit was arbitrarily issued because DEQ did not perform the required non-degradation review and did not ensure that surface waters designated as Outstanding Water Resources within the Cabinet Mountains Wilderness Area would not be degraded by the proposed project.  The plaintiffs also allege that the proposed reclamation plan for Rock Creek fails to provide for the reclamation of lands within the wilderness area that may be damaged by subsidence or other disturbances, all in violation of MMRA and the Montana Water Quality Act, and that the permitted discharges violate the constitutional rights of Montana citizens to a clean and healthy environment.

In February 2005 the parties stipulated to a dismissal of the constitutional, MMRA and Outstanding Water Resources claims, without prejudice.  In March 2006, the district court entered summary judgment against the plaintiffs on their claim that the MPDES permit as to Outfall 001 and 004 violated the Montana Water Quality Act and the state’s constitution.  However, it did find that those portions of the MPDES permit covering Outfall 002 (the area in which a proposed paste facility would be constructed) violated the act and the constitution since it allows an increase in arsenic levels below the outfall, and was therefore void.  The court concluded by noting that its decision does not mean Rock Creek could not go forward, only that the MPDES permit needed to be revised in light of its ruling.  The Company had commenced the required revision of the MPDES permit before the court’s ruling was issued, as part of its statutorily-required five-year review process, and management is confident that the issues with the Outfall 002 can be successfully resolved.

In May 2007, the plaintiffs filed an appeal with the Montana Supreme Court, contending that the district court’s March 2006 summary judgment was incorrect in not invalidating the MPDES permit entirely, and asking the court to do so on constitutional grounds.  The Company believes the appeal is without merit and that plaintiffs failed to follow proper procedure in instituting it, specifically by failing to provide Revett Silver, which had earlier sought to intervene in the proceeding, with proper notice.  Revett Silver intends to also appeal the denial of its intervention.  If its appeal either is not allowed or proves unsuccessful, the Company will work with DEQ to ensure that the merits of plaintiffs’ appeal are effectively addressed.

Rock Creek Alliance, Clark Fork Coalition, Cabinet Resource Group, Montana Wilderness Association, Earthworks, and Alliance for the Wild Rockies, Plaintiffs, v. United States Forest Service, U.S. Department of Agriculture, Abigail R. Kimbell, in her official capacity as Regional Forester for the Northern Region, Bob Castaneda, in his official capacity as Forest Supervisor of the Kootenai National Forest, and Mike Johanns, in his official capacity as Secretary of the U.S. Department of Agriculture, Defendants, United States District Court for the District of Montana, Missoula Division, Case No. CV-05-107-M-DWM.  This lawsuit stems from an August 2003 administrative appeal of the Forest Service’s June 2003 record of decision approving the Rock Creek plan of operation and the final EIS on which it was based.  The plaintiffs, several regional and national environmental organizations, seek injunctive and other relief for alleged violations of the ESA and other federal statutes.  Specifically, they allege that the final EIS is legally insufficient and that the Forest Service’s record of decision violates Forest Service regulations, the National Forest Management Act, the ESA, the Wilderness Act, the Clean Water Act, the Forest Service Organic Act of 1897, and the Administrative Procedural Act.  The essence of plaintiffs’ claim is that the Forest Service acted arbitrarily in approving the plan of operation and that the USFWS failed to use the best scientific data in rendering its May 2003 biological opinion, which concluded that that the proposed Rock Creek development would not jeopardize the continued existence of grizzly bears or bull trout, both of which are listed as threatened species under the ESA.

We intervened as a defendant in the lawsuit shortly after it was initiated.  In March 2005 the court set aside the biological opinion and remanded it to the USFWS for further consideration.  This ruling was appealed to the Ninth Circuit Court of Appeals by all of the parties and was later withdrawn by agreement of the parties.  The USFWS issued its revised opinion in October 2006, which, like the earlier opinion, concluded that the Rock Creek development was not likely to jeopardize the continued existence of grizzly bears or bull trout in the project area.  The Forest Service is currently undertaking further review of the plan of operation to determine if changed circumstances, new information or the revised biological opinion warrant additional changes.  This action has been stayed pending the completion of such review.

Letter of Petition from Rock Creek Alliance, Trout Unlimited, Alliance for the Wild Rockies, the Sierra Club, Earthworks, Cabinet Resources Group, Inc. and Pacific Rivers Council to the USFWS.  This is a February 2007 petition from several environmental organizations to the USFWS requesting the agency to withdraw its October 2006 revised opinion and re-initiate formal consultations with the Forest Service pursuant to Section 7 of the ESA.  The environmental organizations contend that, subsequent to its October 2006 biological opinion, the USFWS received but failed to consider new information that undermines its analysis of Rock Creek’s effect on bull trout and grizzly bears, both of which are listed as threatened species under the ESA.  The environmental organizations further stated that they would bring a federal district court action challenging the October 2006 biological opinion if the USFWS did not withdraw the opinion and re-initiate formal consultations.  In response to the petition, the Forest Service on March 8, 2007 requested the USFWS to re-initiate formal consultations with it pursuant to Section 7 of the ESA.

Management’s Analysis of Actions pertaining to the Record of Decision and Biological Opinion.  Management cannot predict with any degree of certainty whether the Company will be successful in defending the pending legal challenges to the Forest Service’s record of decision and the USFWS revised biological opinion.  The issues presented by these challenges are complex and involve agency actions, procedures and determinations that the Company may influence but not control.  The February 2007 petition challenging the USFWS’s revised biological opinion is particularly difficult to analyze at this time, since it does not specify the new information that allegedly undermines the agency’s earlier analyses.  It is also vexing in light of the conclusions that were reached in earlier challenges to the biological opinions, including an agency-approved agreed mitigation plan that addresses concerns about Rock Creek’s affect on grizzly bear habitat and migration corridors in the project area.

The validity of the USFWS’s various studies and analyses has been a recurrent theme in prior environmental challenges to the Rock Creek biological opinions.  Consequently, management of the Company anticipates that, should the petitioners ultimately commence an action challenging the revised opinion, they will again contend that these studies and analyses are flawed or ignore the best available science.

This is particularly likely with respect to the grizzly bear aspect of the biological opinion, which was previously challenged on the basis that the underlying mortality study distorted available science, ignored the bear recovery plan’s admonition that there are insufficient numbers of bears in the Cabinet-Yaak area to sustain even low levels of human-caused mortality, and underestimated the existing baseline mortality rate.  With respect to the bull trout aspect of the opinion, the petitioners will likely similarly argue that the USFWS did not assess relevant factors in concluding the bull trout subpopulation in the Rock Creek drainage could be eliminated without threatening the continued existence of the Columbia River “distinct population segment” of the species.  Prior challenges to the opinion have included charges that the USFWS failed to study the current status of other bull trout subpopulations and the distinct population segment as a whole, that it failed to analyze present threats to these population groups, and that it failed to consider the overall effect of losing the largely isolated and fragmented Rock Creek subpopulation.

Management’s ability to predict the outcome of these challenges is further complicated by the fact that Rock Creek is one of two proposed mining projects in the Cabinet Mountains Wilderness Area, the other being the Montenore project being developed by Mines Management, Inc., a junior mining company based in Spokane, Washington.  Although the pending actions are specific to Rock Creek, it is only because development of Rock Creek has proceeded to the point where the jurisdictional agencies have either issued permits or taken other administrative actions that invoke legal challenges.  (Mines Management has not undertaken any significant permitting activities with respect to its Montenore project as of the date of this registration statement and could be confronted with significant challenges concerning the validity of the mining claims that comprise the project.)  The prospective cumulative effect of two mining projects within the Cabinet Mountains Wilderness Area is an implicit factor in these pending actions, in management’s opinion—this despite the fact that the Montenore project faces substantial hurdles and, at this point, is unlikely to be developed in the foreseeable future.

Management anticipates that, even if the revised biological opinion is upheld, it will result in some modification of the Forest Service’s record of decision, which could in turn affect the Rock Creek plan of operation.  Regardless, unless and until they are favorably resolved, these challenges could delay the Company’s planned evaluation program at Rock Creek and may make it more difficult to obtain the financing needed to fund commercial development.  Even if the Company is ultimately successful in defending these challenges, it still must comply with a number of requirements and conditions as development of Rock Creek progresses, failing which it could be denied the ability to continue.

Other Actions.

Frank D. Duval and Janice E. Duval v. Revett Silver Company (Spokane County, Washington Superior Court) Case No. 07-2-04148-1.  This action was brought in August 2007 to compel Revett Silver to redeem 500,000 shares of Revett Silver Class B common stock that the Duvals allegedly tendered for redemption in March 2007.  Frank Duval is a co-founder of Revett Silver and previously served as a director and executive officer of the company.  Janice Duval, his spouse, also previously served as an executive officer of Revett Silver.  The Company has filed an answer to the complaint, including counterclaims against the Duvals.  The Company believes the Duvals’ claims are without merit.

Item 9.  Market Price of and Dividends on the Registrant’s Common Equity and Other Shareholder Matters.

Market Information.  The following table sets forth the high and low closing prices per share, denominated in Canadian dollars, for our common stock in the fiscal quarter ended March 31, 2007 and for each quarter of 2006 and 2005 as reported on the Toronto Stock Exchange.  The prices reflect inter-dealer prices without regard to retail mark-ups, markdowns or commissions, and do not necessarily reflect actual transactions.  As of September 1, 2007, the Federal Reserve Bank of New York noon buying rate was 1.0564 Canadian dollars per U.S. dollar.

	2007		2006		2005
	Low	High	Low	High	Low	High

First Quarter	(Cdn)$1.02	(Cdn)$1.52	(Cdn)$0.80	(Cdn)$1.49	(Cdn)$0.90	(Cdn)$1.38
Second Quarter	(Cdn)$1.10	(Cdn)$1.35	(Cdn)$0.72	(Cdn)$1.35	(Cdn)$0.50	(Cdn)$0.90
Third Quarter			(Cdn)$0.89	(Cdn)$1.59	(Cdn)$0.50	(Cdn)$0.71
Fourth Quarter			(Cdn)$0.98	(Cdn)$1.57	(Cdn)$0.45	(Cdn)$0.85

As of the date of this registration statement, options and warrants to purchase 6,415,000 shares and 6,996,326 shares of Revett Mineral’s and Revett Silver’s common stock were outstanding.  An additional 28,982,039 shares of Revett Silver common stock were convertible at such date into shares of Revett Minerals commons stock under certain circumstances.  At such date, none of such shares were eligible to be resold pursuant to Rule 144 under the Securities Act.

Shareholders.  Revett Minerals had 128 shareholders of record on September 1, 2007.  We believe approximately 870 persons beneficially own our shares.

Dividends.  Neither Revett Minerals nor Revett Silver have declared or paid any cash or stock dividends on their common stock since inception, and neither anticipates declaring or paying any cash or stock dividends in the future.

Equity Compensation Plan Information.  The following table sets forth certain information concerning options that have been granted pursuant to the Revett Minerals Plan and the Revett Silver Plan as of December 31, 2006.  Both plans were approved by the shareholders of the respective companies.  There are no outstanding warrants or other rights pursuant to either plan.

Revett Minerals and Revett Silver Incentive Stock Option Plans

			Number of
	Shares to be	Weighted average	shares available
	issued upon	exercise price of	for issuance under
Stock Option Plan	exercise	outstanding options	plan at FY end
	(#)	($)	(#)
Revett Minerals Equity Incentive Plan	2,450,000	(Cdn) 1.00	2,225,000

Revett Silver 2001 Equity Incentive Plan	3,325,000	(Cdn) 0.69	none

Item 10.  Recent Sales of Unregistered Securities.

Revett Minerals and Revett Silver have sold the following securities during the past three years without registering them under the Securities Act:

•                  During the first quarter of 2004, Revett Silver issued 6,109,334 shares of common stock and common stock purchase warrants for the purchase of an additional 3,054,659 shares of common stock (exercisable at the price of $1.00 per share) to eighteen purchasers, for aggregate consideration of $4,270,000 to eighteen purchasers, most of whom resided outside the United States.  Toll Cross Securities, Inc. acted as placement agent for Revett Silver in conjunction with the offer and sale of 5,206,668 shares of common stock and 2,603,330 common stock purchase warrants to purchasers residing outside the United States (which transactions closed on March 18,2004), and received a cash commission of $234,000 plus common stock purchase warrants for the purchase of 520,667 shares of Revett Silver’s common stock, exercisable at the price of $0.75 per share.  Revett Silver offered and sold the securities to persons residing outside the United States in reliance on Regulation S adopted under the Securities Act.  It offered and sold the securities to persons residing in the United States in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

•                  On October 12, 2004, Revett Silver issued 1,333,333 shares of common stock to Royal Gold, Inc. for aggregate consideration of $1,000,000.  There were no underwriting discounts or commissions.  Revett Silver offered and sold the securities in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

•                  On February 16, 2005, Revett Minerals issued 30,000,000 shares of its common stock to ten purchasers, four of whom resided outside the United States and six of whom resided in the United States, for aggregate consideration of (Cdn) $28,019,500 (or approximately $22,600,000, based on the value of the U.S. dollar relative to the Canadian dollar at such date).  GMP Securities, Toll Cross Securities Inc, Haywood Securities, and Sprott Securities acted as placement agents for Revett Minerals in conjunction with these sales and received aggregate cash commissions of $1,800,000.  Revett Minerals offered and sold the securities to persons residing outside the United States in reliance on Regulation S adopted under the Securities Act (and pursuant to the prospectus delivery requirements of Canadian provincial securities laws).  It offered and sold the securities to persons residing in the United States in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

•                  On February 25, 2005, Revett Minerals issued 4,500,000 shares of its common stock to four purchasers, all of whom resided outside the United States, for aggregate consideration of (Cdn) $4,500,000 (or approximately $3,600,000, based on the value of the U.S. dollar relative to the Canadian dollar at such date), pursuant to over-allotment options granted in conjunction with the February 16, 2005 offering.  GMP Securities, Tollcross Securities Inc., Haywood Securities, and Sprott Securities acted as placement agents for Revett Minerals in conjunction with these sales and received a cash commission of (Cdn) $270,000.  Revett Minerals offered and sold these securities in reliance on Regulation S adopted under the Securities Act (and pursuant to the prospectus delivery requirements of Canadian provincial securities laws).

•                  On July 7, 2005, Revett Minerals issued 1,777,917 shares of its common stock in exchange for a like number of shares of Revett Silver Class B common stock held beneficially and of record by 57 persons.  There were no underwriting discounts or commissions.  Revett Minerals offered and sold the securities in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

•                  On December 13, 2005, Revett Minerals issued 1,042,108 shares of its common stock to Kennecott Montana Company in settlement of $500,000 in principal amount owing under the terms of a February 2000 promissory note, as amended, given by Revett Silver.  Revett Minerals offered and sold the securities in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

•                  On November 22, 2006, Revett Minerals issued 11,500,000 shares of its common stock and a number of common stock purchase warrants, which, if fully exercised, would result in the issuance of an additional 2,875000 shares of common stock, to four purchasers, one of whom resided outside the United States and three of whom resided in the United States, for aggregate consideration of Cdn $12,995,000.  Strata Partners LLC acted as placement agent for Revett Minerals in conjunction with these sales and received a cash commission of (Cdn) $454,260.  Revett Minerals offered and sold the securities to persons residing outside the United States in reliance on Regulation S adopted under the Securities Act.  It offered and sold the securities to persons residing in the United States in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

Item 11.  Description of Registrant’s Securities to be Registered.

Overview.  We are authorized under our articles of incorporation to issue an unlimited number of shares of capital stock either as common shares or as preferred shares issuable in one or more series, with such rights, preferences, limitations and other characteristics as the board of directors may from time-to-time determine.  As of September 1, 2007, 73,197,703 shares of common stock were outstanding and an additional 6,750,000 shares were deemed outstanding pursuant to presently exercisable options, warrants or conversion privileges, resulting in at total of 79,947,703 shares.  No shares of preferred stock were outstanding at such date.

Common Stock.  Holders of our common stock are entitled to one vote per share upon all matters on which they have the right to vote.  They are also entitled to receive such dividends as may be declared by our board of directors out of funds legally available therefore, subject to the preferential dividend rights of holders of any outstanding shares of preferred stock.  In the event we dissolve or wind up, the holders of our common stock will be entitled to share ratably in all of our remaining assets, after payment of all creditors and any preferential liquidating dividends payable to the holders of any outstanding shares of preferred stock.  They do not have preemptive rights, however, and the shares are not subject to redemption.  The common stock is fully paid and nonassessable.

Preferred Stock.  Our preferred stock is issuable in one or more series by resolution adopted by our board of directors, without stockholder approval, with such rights, preferences, limitations and other characteristics as the board of directors may determine.  No shares of preferred stock were outstanding as of the date of this registration statement.

Some corporate and securities law commentators believe that companies having authorized preferred stock are less vulnerable to unsolicited takeovers (and by implication, the higher prices that may be paid to shareholders in an unsolicited takeover), since preferred stock can be issued by a board of directors as a defensive strategy to such offers.  Other commentators believe that the issuance of preferred stock as a defensive strategy increases the price eventually paid to shareholders in a successful takeover because the specter of such issuance forces an offeror to negotiate price with the board of directors.  We are not aware of any unsolicited takeover attempt, and cannot predict whether any such attempt would be made.  Similarly, our board of directors has not adopted a prospective defensive strategy to an unsolicited takeover attempt utilizing the preferred stock, and is not expected to consider or adopt any such strategy in the absence of such an attempt.  It is the present position of the board of directors that any such defensive strategy should be adopted, if at all, only after the terms and conditions of any such takeover attempt have been made known and the board of directors, together with its financial advisors, have had an opportunity to study the offer and its effect on the Company and its shareholders.

Transfer Agent.  Computershare Trust Company of Canada, whose address is 8th Floor, 100 University Avenue, Toronto, Ontario, Canada M5G 2Y1, is the transfer agent and registrar of Revett Minerals common stock.  Revett Silver is the transfer agent and registrar of the Revett Silver Class B common stock.

Voting Agreements.  There are no agreements relating or pertaining to the voting of Revett Minerals’ issued and outstanding common stock, however Kennecott,has the right to nominate one director to Revett Silver’s board of directors pursuant to the terms of the asset purchase agreement entered into  in conjunction with Revett Silver’s purchase of Troy and Rock Creek.  Kennecott’s right to appoint a director to Revett Silver ceases once it owns less than 1,000,000 shares of common stock.

Company Warrants.  As of December 31, 2006 warrants for the purchase of 28,116,760 shares of the Company’s common stock were outstanding.  These warrants were granted to the purchasers of the Company’s securities in its 2006 private placement.  The warrants are exercisable at the price of (Cdn) $1.36 and expire on May 22, 2009, unless accelerated by the Company.  In addition the placement agent in the transaction received an option to acquire 268,000 units with terms and conditions essentially the same as those granted the subscribers to the private placement, except the unit price is $1.25 per unit.  This option terminates on May 22, 2009.

Revett Silver Stock, Options and Warrants.  Revett Silver has 28,116,760 shares of Class B common stock outstanding as of the date of this registration statement that may be redeemed and exchanged for shares of common stock of the Company under certain conditions.

Revett Silver has granted its employees a total of 3,325,000 stock options.  2,005,000 of these options have an exercise price of $0.50 and expire between March and September 2008; 100,000 of these options have an exercise price of $0.50 and expire on March 31, 2009; 295,000 of these options have an exercise price of $0.75 and expire between June and October, 2009; and 925,000 of these options have an exercise price of $0.75 and expire on December 6, 2009.

Revett Minerals Shareholder Rights Plan.  Revett Minerals adopted a shareholders rights plan in February 2005, the fundamental objectives of which are to provide the Company’s board of directors and shareholders adequate time to assess an unsolicited take-over bid, provide the board with sufficient time to explore and develop alternatives for maximizing shareholder value if a take-over bid is made, provide the shareholders with an equal opportunity to participate in a take-over bid, and protect the interests of the holders of Revett Silver’s Class B common stock.  The rights plan is designed to encourage a potential take-over bidder to proceed either by way of a “permitted bid” (which is defined in the plan to mean a bid for Revett Minerals outstanding common stock that, among other things, includes a bid for all of the issued and outstanding shares of Revett Silver Class B common stock) or with the concurrence of Revett Minerals’ board of directors.  The shareholder rights plan was to have expired of its own accord on February 15, 2008, but was renewed for an additional three years, or until June 30, 2010, by Revett Minerals’ shareholders at the 2007 annual general meeting of shareholders held on June 19, 2007.

Restricted Securities.  All of the issued and outstanding shares of Revett Minerals common stock and Revett Silver Class B common stock , including shares that are deemed outstanding pursuant to presently exercisable options, warrants or conversion privileges, are “restricted securities” as defined in Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”).  Restricted securities and securities held by affiliates may be resold in the United States only if registered under the Securities Act or if they qualify for an exemption from registration, including an exemption pursuant to Section 4(1) of the act and Rule 144 adopted thereunder, and may be resold outside the United States only pursuant to Regulation S adopted under the Securities Act.  In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.  Sales under Rule 144 are subject to a certain manner of sale provisions, notice requirements and the availability of current public information about the company.  A person who is not deemed an affiliate at any time during the three months preceding a sale, and who has beneficially owned restricted securities for at least two years, is entitled to sell such shares under Rule 144(k) without regard to volume limitations, manner of sale provisions, notice requirements or the availability of current public information.  Rule 144A under the Securities Act permits the immediate sale by the current holders of restricted securities of all or a portion of their shares to certain qualified institutional buyers as defined in Rule 144A.

Item 12.  Indemnification of Directors and Officers.

Under the Canada Business Corporation Act, a corporation may indemnify a director or officer, a former director or officer, or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and such person’s heirs and legal representatives (each and “indemnifiable person”) against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonable incurred in respect of any civil, criminal or administrative action or proceeding to which he or she is a party by reason of being or having been a director or officer if (a) he or she acted honestly and in good faith with a view to the best interest of the corporation or body corporate and (b), in the case of a criminal proceeding or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.  An indemnifiable person is entitled by statute to such indemnity from the corporation if he or she is substantially successful in defending the action or proceeding on the merits and has fulfilled the conditions set out in (a) and (b) above.  With the approval of a court, a corporation may also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor—i.e., a derivative action—to which such person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if he or she fulfills the conditions set out in (a) and (b) above.  Revett Minerals’ bylaws provide for the indemnification of directors and officers to the fullest extent authorized by the Canada Business Corporation Act.

Item 13.  Financial Statements and Supplementary Data.

The consolidated balance sheets of Revett Minerals for the years ended December 31, 2006, 2005 and 2004, and consolidated statements of operations, cash flows and changes in stockholders’ deficit for the periods then ended, and the consolidated Financial Statements of Revett Silver for the years ended December 31, 2005, 2004 and 2003, and consolidated statements of operations, cash flows and changes in stockholders deficit for the years then ended included in this registration statement have been audited by KPMG LLP, Vancouver, British Columbia, a registered independent public accounting firm.  Such financial statements have been prepared in accordance with Canadian generally accepted accounting principles, but contain a reconciliatory note conforming them to generally accepted accounting principles in the United States.  The consolidated balance sheets of Revett Minerals for the fiscal quarters ended June 30, 2007 and 2006, and consolidated statements of operations, cash flows and changes in stockholders’ deficit for the periods then ended, also included this registration are unaudited, but in the opinion of management of the Company include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the Company’s results for such periods.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There were no changes in or disagreements with the registrant’s accountants on accounting and financial disclosure.

Item 15.  Financial Statements and Exhibits.

Financial Statements.  The following financial statements are included elsewhere in this registration statement:  the unaudited consolidated financial statements of Revett Minerals as of and for the six months ended June 30, 2007; the audited consolidated financial statements of Revertt Minerals as of and for the years ended December 31, 2006 and 2005, and for the partial year ended December 31, 2004; and the audited consolidated financial statements of Revett Silver as of and for the years ended December 31, 2005, 2004 and 2003.

Exhibits.  The following exhibits are filed as part of this registration statement.

Exhibit No.	Exhibit

2.1

Agreement and Plan of Reorganization , dated February 2, 2005, and the exhibits thereto, by and between Revett Silver Company and Revett Minerals Inc. Previously filed as Exhibit 2.1 to the registrant’s registration statement on Form 10 dated July 20, 2007.

3.1	Articles of Incorporation of the registrant. Previously filed as Exhibit 3.1 to the registrant’s registration statement on Form 10 dated July 20, 2007.

3.2	Bylaws of the registrant. Previously filed as Exhibit 3.2 to the registrant’s initial registration statement on Form 10 dated July 20, 2007.

4.1

Amended and Restated Rights Agreement between Revett Minerals Inc. and
Computershare Investor Services Inc. dated March 23, 2007, effective February19, 2007.
Previously filed as Exhibit 3.3 to the registrant’s registration statement on Form 10 dated July 20, 2007, and re-filed herewith.

10.1	Asset Purchase and Sale Agreement, dated February 21, 2000, as amended, by and among
Kennecott Montana Company, Sterling Mining Company [now Revett Silver] and Genesis Inc. Previously filed as Exhibit 10.1 to the registrant’s registration statement on Form 10 dated July 20, 2007.

10.2	Royal Gold Agreement dated October 13, 2004. Previously filed as Exhibit 10.2 to the registrant’s registration statement on Form 10 dated July 20, 2007.

10.3	Royal Gold Production Payment Agreement dated October 13, 2004. Previously filed as Exhibit 10.3 to the registrant’s registration statement on Form 10 dated July 20, 2007.

10.4

Revett Minerals Inc. Amended and Restated Equity Incentive Plan dated January 26, 2005, as amended June 19, 2007. Previously filed as Exhibit 10.4 to the registrant’s registration statement on Form 10 dated July 20, 2007.

10.5

Employment Agreement dated January 1, 2004 by and between William Orchow and the registrant. Previously filed as Exhibit 10.5 on Amendment #1 to the registrant’s registration statement on Form 10 dated September 21, 2007.

10.6

Employment Agreement dated June 15, 2004 by and between Scott Brunsdon and the registrant. Previously filed as Exhibit 10.6 on Amendment #1 to the registrant’s registration statement on Form 10 dated September 21, 2007.

10.7

Employment Agreement dated February 1, 2004 by and between Carson Rife and the registrant. Previously filed as Exhibit 10.7 on Amendment #1 to the registrant’s registration statement on Form 10 dated September 21, 2007.

10.8

Employment Agreement dated June May 1, 2004 by and between Doug Ward and the registrant. Previously filed as Exhibit 10.8 on Amendment #1 to the registrant’s registration statement on Form 10 dated September 21, 2007.

21.1	Subsidiaries of the registrant. Previously filed as Exhibit 21.1 to the registrant’s registration statement on Form 10 dated July 20, 2007.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant cause this amendment no. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Revett Minerals Inc.

Date: December 21, 2007	/s/ William Orchow
William Orchow, its president and
chief executive officer

REVETT MINERALS INC.

REPORT TO THE SHAREHOLDERS

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(unaudited)

(Prepared by Management)

REVETT MINERALS INC.

NOTICE OF NO AUDITOR REVIEW OF INTERIM FINANCIAL STATEMENTS

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of the interim financial statements; they must be accompanied by a notice indicating that the financial statement have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of the Company have been prepared by and are the responsibility of the Company’s management.

The Company’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institue of Chartered Accountants for a review of interim financial statements by an entities auditor.

Revett Minerals Inc.

Consolidated Balance Sheets

at June 30, 2007

(expressed in thousands of United States dollars)

	June 30, 2007	December 31, 2006
	(unaudited)	(audited)
Assets
Current Assets
Cash and cash equivalents	$21,755	$19,862
Short term investments	5,884	3,940
Receivables	4,452	980
Inventories	4,258	4,005
Prepaid expenses and other	702	512
Total current assets	37,051	29,299

Property, plant, and equipment (net)	56,871	56,012
Restricted cash	7,211	7,043
Other long term assets	1,265	1,849

Total assets	$102,398	$94,203

Liabilities and stockholders equity
Current liabilities
Accounts payable and accrued liabilities	$6,911	$5,848
Current portion of lease and note obligations	9,983	4,387
Total current liabilities	16,894	10,235

Long-term portion of debt	2,837	9,354
Reclamation and remediation	6,904	7,603
Future income tax	9,682	8,353
Total liabilities	36,317	35,545

Non controlling interest	10,097	8,524

Stockholders’ equity
Preferred stock, no par value, unlimited authorized,
nil issued and outstanding
Common stock, no par value unlimited authorized, 73,197,703 shares issued and outstanding	55,316	53,989
Contributed surplus	1,312	816
Accumulated other comprehensive income	—	—
Retained earnings (deficit)	(644)	(4,671)
	55,984	50,134

Total liabilities and stockholders equity	$102,398	$94,203

See accompanying notes to intermin consolidated financial statements.

1

Revett Minerals Inc.

Consolidated Statement of Operations

Six months and three months ended June 30, 2007 and 2006

(expressed in thousands of United States dollars)

	Three month period	Three month period	Six month period	Six month period
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Revenues	$15,903	$11,496	$26,619	$18,934

Expenses:
Cost of sales	8,758	6,290	16,307	12,224
Depreciation and amortization	449	337	835	752
Exploration and development	625	324	1,100	641
General & administrative	1,064	665	2,039	1,216
Accretion of reclamation and remediation liability	162	30	323	67
	11,058	7,646	20,604	14,900
Income from operations	4,845	3,850	6,015	4,034

Other expenses (income):
Interest expense	372	275	744	517
Interest and other income	(465)	(173)	(692)	(350)
Foreign exchange (gain) loss	(838)	(1)	(966)	(3)
Total other expenses	(931)	101	(914)	164

Net income (loss) before non controlling interest and taxes	5,776	3,749	6,929	3,870

Income taxes (recovery)	953	642	1,329	642

Net income before non controlling interest	4,823	3,107	5,600	3,228

Non controlling interest	1,096	832	1,571	927

Net income (loss) for the period	$3,727	$2,275	$4,029	$2,301

Basic earnings (loss) per share	$0.05	$0.04	$0.06	$0.04

Fully diluted earnings (loss) per share	$0.05	$0.04	$0.06	$0.04

Weighed average number of shares outstanding	72,863,666	60,047,503	72,863,666	60,047,503

See accompanying notes to interim consolidated financial statements.

2

Revett Minerals Inc.

Consolidated Statement of Cash Flow

Six months and three months ended June 30, 2007 and 2006

(expressed in thousands of United States dollars)

	Three month period	Three month period	Six month period	Six month period
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Cash flows from operating activities:
Net income (loss) for the period	$3,727	$2,276	$4,028	$2,302
Adjustment to reconcile loss to net cash
used by operating activities
Depreciation and amortization	449	337	835	752
Accretion of reclamation and remediation liability	162	30	323	67
Stock based compensation	154	25	497	25
Loss on disposal of fixed assets	1	—	1	—
Future income tax expense (recovery)	953	642	1,329	642
Non controlling interest	1,096	836	1,571	930
Changes in:
Accounts receivable	(2,197)	(3,104)	(3,472)	(4,527)
Inventory	605	(684)	(253)	(1,546)
Prepaid expenses and other	165	100	(190)	9
Accounts payable	2,080	623	1,061	532

Net cash used by operating activities	7,195	1,081	5,730	(814)

Cash flows from investing activities:
Business acquistions, net	—	—	—	—
Other long term assets	541	31	583	71
Restricted cash	(85)	(81)	(167)	(160)
Purchase of plant and equipment	(2,450)	(136)	(2,708)	(168)
Net cash provided (used) by investing activities	(1,994)	(186)	(2,292)	(257)

Cash flows from financing activities:
Proceeds from the issuance of common stock, net	—	—	1,327	—
Proceeds from long term debt	1,838	—	1,839	—
Repayment of debt	(1,602)	(608)	(2,342)	(1,071)
Repayment of capital leases	(244)	(104)	(425)	(217)
Proceeds (Sale) of short term investments	(1,465)	520	(1,944)	2,027
Net cash from (used by) financing activities	(1,473)	(192)	(1,545)	739

Net (decrease) increase in cash and cash equivalents	3,728	703	1,893	(332)
Cash and cash equivalents, beginning of period	18,027	3,573	19,862	4,608
Cash and cash equivalents, end of period	$21,755	$4,276	$21,755	$4,276

Supplementary cash flow information:
Cash paid for interest expense	$242	$445	$787	$744
Cash paid for income taxes	$—	$—	$—	$—
Common stock issued in business acquisition	$—	$—	$—	$—
Common stock issued in connection with debt settlement	$—	$—	$—	$—
Acquisition of plant and equipment under capital lease	$—	$—	$—	$—

See accompanying notes to interim consolidated financial statements.

3

Revett Minerals Inc.

Consolidated Statements of Shareholders’ Equity

Six months ended June 30, 2007 and 2006

(expressed in thousands of United States dollars)

	Common Shares		Additional Paid
	Shares	Amount	in Capital	Deficit	Total
Balance, December 31, 2005	60,047,503	$42,701	$243	$(2,322)	$40,623
Issued on the exercise of stock options					—
Issued on the exercise of share					—
purchase warrants	—	—			—
Stock-based compensation on					—
options granted			—		—
Net income (loss) for the period				2,302	2,302
Balance, June 30, 2006	60,047,503	$42,701	$243	$(20)	$42,925

	Common Shares		Additional Paid
	Shares	Amount	in Capital	Deficit	Total
Balance, December 31, 2006	71,904,088	$53,989	$816	$(4,673)	$50,132
Issued on the exercise of stock options					—
Issued on the exercise of share					—
purchase warrants	1,293,615	1,327			1,327
Stock-based compensation on					—
options granted			496	—	496
Net income (loss) for the period				4,029	4,029
Balance, june 30, 2007	73,197,703	$55,316	$1,312	$(644)	$55,984

See accompanying notes to interim consolidated financial statements.

4

REVETT MINERALS, INC.

Notes to the Consolidated Financial Statements

For the Three Months and Six Months ended June 30, 2007

(tabular amounts are expressed in thousands of U.S. dollars, except per share amounts)

(unaudited)

1.         Basis of Presentation

In the opinion of management, the accompanying unaudited interim consolidated balance sheet and consolidated statements of operations, and cash flows contain all adjustments, consisting only of normal recurring accruals, necessary to present fairly, in all material respects, the financial position of Revett Minerals as of June 30, 2007,  and the results of its operations and its cash flows for the three and six month periods ended June 30, 2007.

These unaudited interim financial statements are prepared using the same accounting policies and methods of application as those disclosed in note 2 to the Company’s audited financial statements for the period ended December 31, 2006. These interim statements do not include all the notes to the financial statements required in audited statements and as such these statements should be read in conjunction with the most recently completed audited financial statements and notes of the Company for the year ended December 31, 2006. These statements have been prepared in accordance with accounting principles generally accepted in Canada. All currency is reported in United States dollars unless otherwise specified.

2.         Change in Accounting Policy

On January 1, 2007, the Company adopted without restatement of prior periods, the provisions of Sections 3855-Financial Instruments-Recognition and Measurement, Section 3861-Financial Instruments Disclosure and Presentation, Section 1530-Comprehensive Income and Section 3865-Hedges.

Section 3855 establishes standards for recognizing and measuring financial assets, financial liabilities and non-financial derivatives. Under CICA Section 3855, all financial assets must be classified as either held-for-trading, available for sale, held to maturity investments or loans and receivables. All financial liabilities must be classified as held-for-trading or other financial liabilities. All financial instruments, including derivatives, are included on Consolidated Balance Sheets and are measured at fair value, except for held to maturity investments, loans and receivables and other financial liabilities, which are measured at amortized cost. Subsequent measurement and recognition of changes in fair value depend on the instrument’s initial classification. Held-for-trading financial instruments are measured at fair value and all gains and losses are included in net income in the period in which they arise. Available for sale financial instruments are measured at fair value, determined by published market prices in an active market, except for investments in equity instruments that do not have quoted market prices in an active market which are quoted at cost. Changes in fair value are recorded in other comprehensive income until the assets are removed from the balance sheet. Investments classified as available for sale are written down to fair value through income whenever it is necessary to reflect other than temporary impairment. Realized gains and losses on the disposal of available for sale securities are recognized in other gains and losses. Also transaction costs related to financial assets and liabilities are added to the acquisition or issue cost, unless the financial instrument is classified held-for-trading, in which case the transaction costs are recognized immediately in net income.  Section 3861 identifies and details information to be disclosed in financial statements.

As a result of adopting Section 3855, the Company has classified its financial instruments as follows: cash and cash equivalents and derivative instruments as held-for-trading, short term investments as held-to-maturity, restricted cash as loans and receivables, and accounts payable, accrued liabilities, long term debt including the Royal Gold Production Payment, as other financial liabilities. Long term debt is initially measured at fair value and subsequently measured at amortized cost. The interest rate of the Royal Gold Production Payment is determined using the effective interest method.

5

Concentrate receivables which have prices finalized in future period are considered to be derivatives. The Company uses futures markets to fair value these financial instruments. Changes in the amounts expected to be received in such future periods are recognized at each reporting period and such changes are recognized in income in the period. This method of accounting for concentrate receivables is consistent with prior periods and is not a change due to the adoption of Section 3855.

Section 1530 introduces new standards for the presentation and disclosure of the components of comprehensive income. Comprehensive income is defined as the change in net assets of an enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. The Company had no transactions or other events that would be classified as other income at January 1, 2007 or during the six month period ended June 30, 2007.

Section 3865 identifies when hedge accounting can be applied and it builds upon existing Canadian GAAP guidance which specifies how hedge accounting is applied and disclosed. This standard did not affect the Company’s reporting because the Company does not qualify to use hedge accounting at this time.

3.         Inventory

The major components of the Company’s inventory accounts at June 30, 2007 and December 31, 2006 are as follows:

	June 30, 2007	December 31, 2006

Concentrate inventory	$862	$933
Broken ore inventory	93
Material and supplies	3,303	3,072
	$4,258	$4,005

4.         Mineral Property, Plant, Equipment and Mine Development

The major components of the Company’s mineral property, plant, and equipment accounts at June 30, 2007,  and December 31, 2006 are as follows:

	June 30, 2007	December 31, 2006
TROY:
Property	$8,484	$9,507
Plant and equipment	11,630	8,933
Buildings and structures	915	907
ROCK CREEK:
Property and development	38,201	38,201
OTHER, corporate	1,071	1,062
OTHER, mineral properties	118	118

Accumulated depreciation &depletion:
Troy Property	(2,000)	(1,542)
Troy plant and equipment	(1,361)	(1,038)
Troy buildings and structures	(119)	(73)
Other corporate assets	(68)	(63)
	$56,871	$56,012

6

Mitigations lands acquired for the Rock Creek project with a value of approximately $1 million are classified as Rock Creek property and development.

The Company reviews the carrying value of its assets at each reporting period and whenever events or circumstances indicate that an assets fair value may not be at least equal to its carrying value.

5.  Restricted Cash

On March 29, 2005, the Company purchased from a leading North American insurance company an environmental risk transfer program (“the ERTP’).  The total cost of the ERTP was $8.4 million.  Of this $8.4 million, $6.5 million was deposited in an interest-bearing account with the insurer (“the Commutation Account”).  The Commutation Account principal plus interest earned on the principal are reserved exclusively to pay the Company’s reclamation and mine closure liabilities at the Troy Mine. The remaining $1.9 million was comprised of a premium paid to the insurer and Montana state taxes on the ERTP transaction.  This remaining amount is considered a non-current asset and is amortized over the life of the mine on a units-of-production basis.

6.  Long-term debt

At June 30, 2007 and December 31, 2006 the balance of the company’s long term debt and capital lease obligations were as follows.

	June 30, 2007	December 31, 2006

Royal Gold royalty	$4,388	$6,063
Kennecott note	6,000	6,000
Term loan	—	705
Capital leases	2,432	1,013
Current portion	(9,983)	(4,387)
	$2,837	$9,354

Royal Gold Royalty

In October 2004, Revett Silver sold Royal Gold two royalties on production from the Troy Mine for $7,250,000 (the “production payment”) and $250,000 (the “tail royalty”), respectively. The production payment royalty is a 7% gross smelter return royalty payable in cash on production and limited to the lesser of 90% of proven and probable reserves as at October 13, 2004 or $10,500,000. The tail royalty is payable in cash at the rate of 6.1% on the gross smelter returns from Troy for production between 100% and 115% of its proven and probable reserves as at October 13, 2004 and then at the rate of 2% thereafter. The tail royalty was accounted for as disposition of mineral property and the production payment is accounted for as a loan. At June 30, 2007 royalty payments approximating a cumulative total of $4.3 million had been made with an additional $1.2 million payable in July, 2007.

Kennecott Note Payable

The Kennecott note payable is for $5 million, and initially accumulated interest at 9% compounded on a semi-annual basis and matured on February 21, 2004. In 2002, an amendment to the Kennecott purchase agreement changed the interest rate to 1% over the prime rate in effect on the last day of the preceding quarter and extended the maturity date to February 21, 2008.  The note allows Kennecott the option to receive interest payments in cash or in common stock provided the stock has traded on a public market for no less than thirty days at the time the interest payment is due. In addition, Kennecott may elect to receive the interest semi-annually or to defer such payments.  Until February 2005, Kennecott had elected to defer

7

the interest payments due it, and accordingly, such accrued interest amounts were classified as long-term.  The Kennecott note is secured by mortgages on the mining claims comprising the Troy and Rock Creek properties, buildings and mill facilities. Revett Silver cannot sell or further encumber these assets (other than in connection with production financing) without Kennecott’s express consent for so long as the obligation is outstanding. Kennecott also has the right to approve any sale of all or substantially all of the assets of Revett Silver, or a merger or consolidation in which Revett Silver is not the surviving entity.

7.         Share Capital

Common Stock

The Company has one class of no par value common stock of which an unlimited number are authorized for issue. The holders of common stock are entitled to receive dividends without restriction when and if declared by the board of directors. Holders of the Company’s common stock are not entitled to preemptive rights to acquire additional shares of common stock and do not have cumulative voting rights. At June 30, 2007 the Company had 73,197,703 shares of common stock outstanding. At June 30, 2007, Revett Silver had 28,982,039 Class B common shares outstanding which are exchangeable into common shares of the Company under certain conditions.

Preferred Stock

The Company is authorized to issue an unlimited number of no par preferred stock. The Company’s board of directors is authorized to create any series and, in connection with the creation of each series, to fix by resolution the number of shares of each series, and the designations, powers, preferences and rights; including liquidation, dividends, conversion and voting rights, as they may determine. At June 30, 2007, no preferred stock was issued or outstanding.

Stock options

The Company’s Equity Incentive Plan authorizes the Company to reserve and have available for issue, 8,000,000 shares of common stock, less that number of shares reserved for issuance pursuant to stock options granted under the Revett Silver stock option plan. As at June 30, 2007 Revett Silver had granted a total of 3,325,000 stock purchase options exerciseable into Class B common shares of Revett Silver at a weighed average price of $0.59 per share. Revett Silver will not grant any further stock options pursuant to this plan.

 There were no grants of stock options during the second quarter of 2007. During the first quarter of 2007, 1,090,000 stock options were granted, of which 1,050,000 were granted at a price of (Cdn) $ 1.11 per share and 40,000 were granted at a price of (Cdn) $1.15 per share. Since inception, Revett Minerals has granted a total of 3,540,000 stock options.

The fair value of stock options granted was estimated using the Black-Scholes option pricing model with the following assumptions: The exercise price of the option at the date of the grant equals the fair value of the stock;

a)     Risk-free interest rate at the date of the grant- 4.5% per annum (2007)  4.57% per annum (2006);

b)    Life of the option- 4 years;

c)     Volatility- 70%; and

d)    Dividends- nil.

Stock Purchase Warrants

In November 2006, Revett Minerals granted the subscribers to the 2006 private placement 2,875,000 share purchase warrants exerciseable into an equal number of common shares at an exercise price of (Cdn) $ 1.36

8

which expire no later than May 22, 2009. The Company may accelerate the expiry date of the warrants in the event the Company’s share price closes above (Cdn) $2.00 per share for fifteen consecutive trading days. In addition, the agent for this private placement has an option to acquire 268,000 units until May 22, 2009 with terms and conditions essentially the same as those granted to the subscribers of the private placement, except the agent’s unit price is (Cdn) $1.25 per unit. If the agent were to exercise this option, the agent would also receive, in addition to the common shares, options for an additional 67,000 common shares of the Company. At June 30,  2007, none of the warrants nor had the agent option been exercised.

All of the warrants of Revett Silver are exerciseable into Class B common stock of Revett Silver, which in turn are exchangeable into common stock of Revett Minerals, under certain conditions. In conjunction with the private placement completed in the first quarter of 2004, Revett Silver issued compensation warrants to the underwriter exercisable into 520,667 Class B common shares of Revett Silver at $0.75 per share until March 18, 2006. These warrants expired unexercised. Also as part of this private placement Revett Silver issued stock purchase warrants exerciseable into 3,054,659 Class B common shares of Revett Silver at $1.00 per share of which 3,333 have been exercised. These warrants expire 18 months after Revett Silver becomes listed on a public stock exchange. In 2003, the Revett Silver issued 620,000 stock purchase warrants in connection with a series of private placements of common stock of Revett Silver. These warrants expire on September 17, 2008 and have an exercise price of $0.25 per common share.

WARRANT SUMMARY TABLE

	Number	Exercise price		Expiry
Revett Minerals	2,875,000	C $	1.36	May 22, 2009
Revett Silver	3,051,326	US$	1.00	To be determined
Revett Silver	620,000	US$	0.25	September 2008

8.         Income Taxes:

The Company’s income tax expense differs from the amount computed by applying the combined United States federal and state statutory rate of 39.4% as follows:

Income before taxes and non-controlling interest	$6,929

Expected tax expense	$2,730
Tax losses utilized	(1,930)
Other differences	529
Income tax expense	$1,329

At June 30, 2007, the Company had United States projected operating losses of approximately $19 million and Canadian losses and tax deductions of approximately $3 million, which may be carried forward and used to reduce certain taxable income in future years. The use of the United States operating losses that were incurred prior to Revett Minerals’     acquisition of Revett Silver are subject to an annual limitation. The future income tax assets related to Canadian losses and tax deductions have been offset by a valuation allowance.

9.         Related Party Transactions

There were no related party transactions during the first six months of 2007. During the year ended December 31, 2006, the Company paid $535,973 in interest to Kennecott, one of its shareholders, pursuant to the terms of a February 2000 promissory note. There were no other related party transactions during the year.

9

10.      Commitments and Contingencies

Environmental

The Company’s mining properties are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with all material applicable laws and regulations.

In connection with the terms of the ASARCO asset purchase agreement, the Company agreed to assume all liabilities associated with reclamation and closure obligations at the Troy Mine.  The Montana Department of Environmental Quality (“Montana DEQ”) looks to Genesis Inc. as primary obligor of the reclamation liabilities, and has required that Genesis post a reclamation bond in the amount of $12.3 million as security for the reclamation obligations at Troy. Revett Silver has purchased an environmental risk transfer program which is expected to fund Revett Silver’s expected reclamation and remediation cost obligations at the Troy Mine.

Revett Silver has estimated its environmental liabilities in conjunction with its purchase accounting of the Troy Mine and recorded them in accordance with CICA 3110 “Asset Retirement Obligations”. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. CICA 3110 requires the Company to record a liability for the present value of the estimated environmental remediation costs and the related asset created with it. The liability will be accreted and the asset will be depreciated over the remaining life of the Troy Mine using the units-of-production method. Adjustments for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation will be made as such facts become quantifiable. The estimate for the final closure costs at Troy, assuming a third party manages the closure is $10.5 million.

In accordance with the operating permit granted the Troy Mine, the Montana DEQ is periodically required to review the ultimate bonding requirements for the Troy Mine. The bonding requirements at Troy total $12.3 million and they are expected to increase by $338,005 per year to 2009.

	June 30, 2007	December 31, 2006
Reclamation and remediation liability beginning of period	$7,603	$8,951
Change in present value of liability due to increase in mine life	(1,021)	(1,944)
Accretion expense, year to date	322	596
Ending balance	$6,904	$7,603

Kennecott Purchase Agreement Amendment

During 2002, Kennecott and Revett Silver agreed in principle to amend the February 21, 2000 Asset Purchase and Sale Agreement. Among other things, the amendment granted Kennecott the right to acquire a 2% net smelter return royalty from the sale of metals from a defined area of the Company’s Rock Creek property. Kennecott may exercise this right at any time until the later of: (1) one year after the Rock Creek Project achieves 80% of designed commercial capacity production or (2) December 31, 2015.  The amendment requires Kennecott to surrender the 2,250,000 shares of the Company’s common stock or the common stock of Revett Silver previously issued in exchange for this royalty. The royalty terminates upon Kennecott’s recovery of $8 million in total royalty payments, plus an adjustment related to changes in the consumer price index.

10

Royal Gold Private Placement

In October 2004, Revett Silver sold Royal Gold 1,333,333 common shares for gross proceeds of $1,000,000. Royal Gold has the right to convert these common shares or the common shares of the Company into a perpetual, non-participating 1% net smelter return royalty from production from the Rock Creek Project. This conversion must be made within a specified period of time after the Company makes a decision to develop the Rock Creek Project. This agreement also gives Royal Gold the right to assume certain obligations with respect to the Kennecott note payable if Revett Silver is in default of that note. If

Royal Gold assumes the Kennecott note, Royal Gold will have the right to convert the note and interest owing into a 3% net smelter return royalty or into common shares of the Company.

11. Hedging Arrangements and Other Financial Derivatives

The Company fair values the amount of silver and copper in concentrate for which final prices have not yet been determined; often referred to as the “open quotational period”. At each month end, the Company will adjust its revenue to account for expected future prices and the corresponding expected future revenue and cash flow. In order to do this the Company must make estimates of the future prices expected to prevail when final settlement occurs. The Company uses future contract prices at each month end to estimate these expected prices. At June 30, 2007, the Company had 3.6 million pounds of copper and 759,514 ounces of silver with prices not yet fixed. The mark to market revenue adjustment was $0.15 million in total. Considerable judgment is required to interpret market data and to develop the estimates of fair value for future periods.  Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company will realize in such future periods.

At June 30, 2007 the Company had hedged 1.65 million pounds of copper at $2.63 per pound and 1.93 million pounds of copper at $3.20 per pound; all these hedges will settle before December 31, 2007.

12.      Subsequent Events

Subsequent to June 30, 2007, Revett Silver’s board of directors approved, in July 2007, the redemption of 865,279 class B common shares for a total cost of $1,003,724. Also at the end of June 2007, Revett Silver Company made an option payment of $300,000 for the potential purchase of certain mitigation lands for the Rock Creek project.

13.      Reconciliation to United States Generally Accepted Accounting Principles:

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP), which differ in certain material respects from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with United States generally accepted accounting principles (US GAAP).

The following disclosure has been prepared pursuant to Item 18 under Form 20-F, as required for purposes of the Company’s SEC registration statement on Form F-10.

The effect of the material measurement differences between Canadian GAAP and US GAAP on the amounts reported in the consolidated balance sheets, statements of operations and cash flows are as follows:

11

	June 30,	June 30,
	2006	2007

Liabilities, under Canadian GAAP	$42,110	$41,970
Shares redeemable at option of holder (a)	1,076	1,076

Liabilities, under US GAAP	$43,186	$43,046

Shareholders’ equity, under Canadian GAAP	$52,116	$40,648
Shares redeemable at option of holder (a)	(1,076)	(1,076)

Shareholders’ equity, under US GAAP	$51,040	$39,572

There are no material differences between Canadian GAAP and US GAAP with respect to results from operations and total operating, financing or investing cash flows in the consolidated statement of cash flows.  For US GAAP purposes comprehensive loss in the same as net loss.

(a)       Redeemable shares:

The Company has issued 1,487,084 common shares and together with the remaining Revett Silver Class B shares which are redeemable, at the option of the holder, into a net smelter return royalty as described in notes 10.  Under Canadian GAAP, the equity portion of these shares would be classified as equity and the value attributable to the royalty (which was not material on issue of the shares) is classified outside of equity.  Under US GAAP, the full value associated with the redeemable shares is classified as temporary equity.

(b)       Income taxes:

For Canadian GAAP purposes, changes in tax rates are recognized in the year when the rates are substantially enacted.  This is generally when the changes are announced during periods of majority governments and when passed third reading (approved by the House of Commons) in times of minority governments.  For US GAAP purposes, only enacted rates are permitted.  For all periods presented, all tax rates were considered enacted for Canadian and US GAAP purposes.

12

(c)       Additional stockholder’ equity disclosures:

US GAAP requires the presentation of a statement of shareholders’ equity showing the changes in the different components of shareholders’ equity either as a separate statement or in a note.  Details of changes to share capital and deficit are disclosed in note 7 and in the consolidated statement of operations, respectively.  Changes in contributed surplus are as follows:

	Six months ended	Six months ended
	June 30	June 30,
	2007	2006

Balance, beginning of year	$816	$243
Stock-based compensation	497	573

Assets, under US GAAP	$1,313	$816

(d)           Other additional disclosures:

The following additional information would be disclosed if these consolidated financial statements were presented in accordance with US GAAP:

(i)            Stock option:

The following tables set forth information concerning Revett Minerals’ and Revett Silver’s outstanding stock options for the periods presented:

Revett Minerals

Outstanding options at January 1, 2006:

Number of Options
Granted	Exercise Price (Cdn$)	Expiration Date
100,000	0.87	January 2010
600,000	0.76	April 2010
75,000	0.55	July 2010
50,000	0.70	Options have been cancelled
825,000

Vested options at December 31, 2006:

Number of Options
Granted	Exercise Price (Cdn$)	Expiration Date
100,000	0.87	January 2010
400,000	0.76	April 2010
75,000	0.55	July 2010
20,000	1.25	May 2011
20,000	1.25	September 2011
787,500	1.10	October 2011
25,000	1.45	December 2011
1,427,500

Options granted in 2006:

Number of Options
Granted	Exercise Price (Cdn$)	Expiration Date
40,000	1.25	May 2011
20,000	1.25	September 2011
1,590,000	1.10	October 2011
25,000	1.45	December 2011
1,675,000

Revett Silver

No Revett Silver options were granted during the years ended December 31, 2005, 2006 and 2007.  Information concerning the outstanding Revett Silver options at January 1, 2006 is set forth in the following table.  All of such options were vested as of such date:

Number of Options
Granted	Exercise Price (US$)	Year Granted	Year of Expiration
2,005,000	0.50	2003	2008
100,000	0.50	2003	2009
1,220,000	0.75	2004	2009
3,325,000

(ii)          Stock option plan and compensation expense:

The weighted average intrinsic value of the 2,445,000 Revett Minerals options that were outstanding at June 30, 2007 was $220 or $0.09 per option.  The weighted average intrinsic value of the 2,202,500 vested Revett Minerals options at such date was $264 or $0.12 per option.

The weighted average intrinsic value of the Revett Silver options that were outstanding at January 1, 2006 is not determinable since there is no readily determinable market price for Revett Silver’s common stock.  The weighed average fair value of such options was not determined as of the dates of grant because FASB 123(R) had not then been adopted, and also because there was no readily determinable market price for Revett silver’s common stock.

At June 30, 2007, the total unrecognized compensation cost related to unvested stock options was $ 200.  This cost is expected to be recognized over the weighted average period of nine months.

(iii)         Accounts payable and accrued liabilities:

	June 30,	June 30,
	2007	2006
Accounts payable	$1,368	$1,220
Accrued liabilities
Payroll	809	693
Property and mining taxes	1,489	669
Other	3,245	809

	$6911	$3,391

13

Operating lease costs:

Total operating lease costs recognized for the three months ended June 30, 2007 and 2006 was $ 121 and $ 335, respectively.

(e)           Impact of recent United States accounting pronouncements:

(i)   Pursuant to an interpretation by the SEC of Financial Accounting Standards Board (FASB) Statement 133, Accounting for Derivative Instruments and Hedging Activities, (Statement 133, Implementation Issue No. C21) share purchase warrants denominated in a currency that is not the functional currency of the Company are accounted for as a liability, with the change in fair value recorded through the statement of operations.  A gain (loss) would be recorded when the fair value of the share purchase warrants decreases (increases).  The guidance in this interpretation would be effective for all instruments issued after final approval by FASB.  For instruments issued prior to approval, the interpretation is expected to become effective in the first full fiscal year following approval and could result in a cumulative adjustment for US GAAP purposes.  (See Note 7 to the consolidated financial statements.)

(ii)  During 2006, FASB issued Statement 157 Fair Value Measurements.  The statement defines fair value, establishes a framework for measuring fair value and expands disclosures currently required by other accounting standards.  The standard is effective for fiscal years beginning after November 15, 2007 and is not expected to have material impact on the consolidated financial statements.

14

Consolidated Financial Statements
(Expressed in thousands of United States dollars)

REVETT MINERALS INC.

Years ended December 31, 2006 and 2005
Period from incorporation on August 25, 2004 to
December 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Revett Minerals Inc.

We have audited the accompanying consolidated balance sheets of Revett Minerals Inc. (the “Company”) as of December 31, 2006 and 2005 and the related consolidated statements of operations and deficit and cash flows for the years ended December 31, 2006 and 2005 and for the period from incorporation on August 25, 2004 to December 31, 2004.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our audit opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005 and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005 and for the period from incorporation on August 25, 2004 to December 31, 2004 in accordance with Canadian generally accepted accounting principles.

Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America.  Information relating to the nature and effect of such differences is presented in note 14 to the consolidated financial statements.

KPMG  LLP

Chartered Accountants

Vancouver, Canada

March 2, 2007, except as to note 14

  which is as of June 26, 2007

REVETT MINERALS INC.

Consolidated Balance Sheets

(Expressed in thousands of United States dollars)

December 31, 2006 and 2005

	2006	2005
		(Restated - note 3)
Assets

Current assets:
Cash and cash equivalents	$19,862	$4,609
Short-term investments	3,940	7,396
Receivables	980	3,090
Inventories (note 4)	4,005	1,738
Prepaid expenses and deposits	512	703
	29,299	17,536

Mineral property, plant and equipment (note 5)	56,012	57,793

Restricted cash (note 6)	7,043	6,719

Other assets	1,849	1,680

	$94,203	$83,728
Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$5,848	$2,859
Current portion of long-term debt (note 7)	4,387	4,077
	10,235	6,936

Long-term debt (note 7)	9,354	11,108

Reclamation and remediation liability (note 8)	7,603	8,951

Future income taxes (notes 3 and 10)	8,353	8,518
	35,545	35,513

Non-controlling interest	8,524	8,211

Shareholders’ equity:
Share capital (note 9)
Authorized: unlimited no par common shares
Issued and outstanding: 71,904,088 (2005 - 60,047,503) common shares	53,989	42,701
Contributed surplus	816	243
Deficit	(4,671)	(2,940)
	50,134	40,004

Nature of operations (note 1)
Commitments and contingencies (note 11)
Subsequent events (notes 9(d) and 13)

	$94,203	$83,728

See accompanying notes to consolidated financial statements.

1

REVETT MINERALS INC.

Consolidated Statements of Operations and Deficit

(Expressed in thousands of United States dollars, except per share amounts)

	Year ended December 31, 2006	Year ended December 31, 2005	Period from incorporation on August 25, 2004 to December 31, 2004
		(Restated - note 3)

Revenue	$31,381	$21,136	$—

Expenses:
Cost of sales	25,043	19,318	—
Depreciation and depletion	1,280	1,441	—
Exploration	1,417	1,259	—
General and administrative	3,558	2,618	22
Accretion of reclamation and remediation liability	596	584	—
	31,894	25,220	22

Loss from operations	(513)	(4,084)	(22)

Other income (expenses):
Interest expense	(1,689)	(1,745)	—
Interest and other income	841	605	—
Foreign exchange loss	(225)	—	—
	(1,073)	(1,140)	—

Loss before income taxes and non-controlling interest	(1,586)	(5,224)	(22)

Income tax recovery (note 10)	165	1,100	—

Loss before non-controlling interest	(1,421)	(4,124)	(22)

Non-controlling interest	(310)	1,206	—

Loss for the year	(1,731)	(2,918)	(22)

Deficit, beginning of year	(2,940)	(22)	—

Deficit, end of year	$(4,671)	$(2,940)	$(22)

Basic and diluted loss per share	$(0.03)	$(0.06)	$(22,000)

Weighted average number of shares outstanding	61,292,210	48,835,179	1

See accompanying notes to consolidated financial statements.

2

REVETT MINERALS INC.

Consolidated Statements of Cash Flows

(Expressed in thousands of United States dollars)

	Year ended December 31, 2006	Year ended December 31, 2005	Period from incorporation on August 25, 2004 to December 31, 2004
		(Restated - note 3)

Cash provided by (used in):

Operating activities:
Loss for the year	$(1,731)	$(2,918)	$(22)
Items non involving cash:
Depreciation and depletion	1,280	1,441	—
Accretion of reclamation and remediation liability	596	584	—
Stock-based compensation	573	243	—
Expenses paid with common shares	—	7	—
Future income tax recovery	(165)	(1,100)	—
Non-controlling interest	310	(1,206)	—
Changes in non-cash working capital:
Receivables	2,110	345	—
Inventories	(2,267)	1,795	—
Prepaid expenses and deposits	191	34	—
Accounts payable and accrued liabilities	2,989	1,045	—
Deferred revenue acquired	—	(1,850)	—
	3,886	(1,580)	(22)

Financing activities:
Proceeds from issuance of common stock, net	11,288	24,972	—
Repayment of debt	(1,529)	(502)	—
Repayment of capital leases	(565)	(249)	—
Proceeds from long-term debt	—	1,500	—
Advances from Revett Silver Company	—	—	395
	9,194	25,721	395

Investing activities:
Sale (purchase) of short-term investments	3,456	(7,396)	—
Purchase of mineral property, plant and equipment	(793)	(4,345)	—
Restricted cash	(324)	(6,719)	—
Other long-term assets	(166)	(1,600)	—
Business acquisitions, net of cash acquired (note 3)	—	528	—
Deferred financing costs, net of related accounts payable and accrued liabilities	—	—	(373)
	2,173	(19,532)	(373)

Increase in cash and cash equivalents	15,253	4,609	—

Cash and cash equivalents, beginning of year	4,609	—	—

Cash and cash equivalents, end of year	$19,862	$4,609	$—

3

	Year ended December 31, 2006	Year ended December 31, 2005	Period from incorporation on August 25, 2004 to December 31, 2004
		(Restated - note 3)

Supplemental disclosure of cash flow information:
Cash paid for interest expense	$1,787	$1,419	$—
Cash received for interest income	824	482	—
Cash paid for income taxes	—	—	—
Common stock issued in business acquisition (note 3)	—	17,222	—
Common stock issued in connection with debt settlement	—	500	—
Acquisition of plant and equipment under capital lease	650	889	—
Revision of reclamation and remediation liability and offset to mineral property, plant and equipment, being a non-cash transaction	1,944	—	—

See accompanying notes to consolidated financial statements.

4

REVETT MINERALS INC.

Notes to Consolidated Financial Statements

(Expressed in United States dollars, unless otherwise stated)

(Tabular amounts expressed in thousands of United States dollars, except share and per share amounts)

Years ended December 31, 2006 and 2005
Period from incorporation on August 25, 2004 to December 31, 2004

1.                                      Nature of operations:

Revett Minerals Inc. (Revett Minerals or the Company) was incorporated under the Canada Business Corporations Act in August 2004, for the purpose of accessing public markets to finance future development of the Rock Creek Project (Rock Creek) and provide the public with a vehicle for participating in the operations of the Troy Mine (Troy).  Following the initial public offering (IPO) in February 2005 and the supporting plan of reorganization approved by the shareholders of Revett Silver Company (Revett Silver), Revett Minerals owns approximately 67% of Revett Silver which in turn owns 100% of Rock Creek and 100% of Troy.  Rock Creek is a large development stage copper and silver property located in northwest Montana.  Troy is a copper and silver mine also located in northwest Montana that was placed into production in January 2005 after being placed into a care and maintenance basis, by its previous owner ASARCO Incorporated (ASARCO), in 1993.

The Company’s continuing operations and the underlying value and recoverability of the amounts shown for the Rock Creek mineral property are dependent upon the existence of economically recoverable mineral reserves, the ability of the Company to obtain the necessary financing to complete exploration and development of the property, obtaining the necessary operating permits and future profitable production or proceeds from the sale of the mineral property.  The recoverability of the amounts shown for Troy and the related plant and equipment and inventories is dependent upon the ability of the Company to profitably operate the mine or from proceeds from the disposition of the mine.

2.                                      Significant accounting policies:

(a)                                  Basis of presentation:

The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles and include the accounts of the Company’s 67% owned subsidiary, Revett Silver, and Revett Silver’s wholly owned subsidiaries.  All inter-company balances and transactions have been eliminated on consolidation.

(b)                                 Use of estimates:

The preparation of financial statements requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes and the disclosure of contingent assets and liabilities at the date of the financial statements.  Significant areas requiring the use of estimates include the recoverability of mineral property, plant and equipment, the determination of the reclamation and remediation liability, assumptions used in determining the fair value of stock-based compensation, determination of valuation allowances for future income tax assets, measurement of concentrate inventory, expected economic lives and rates for depreciation, depletion and amortization, the fair value of assets and liabilities acquired in business combinations and the estimates of minerals reserves and mine life.  Actual results may differ from those estimates.

5

(c)                                  Cash and cash equivalents:

Cash and cash equivalents include all short term money market instruments which, on acquisition, have an original maturity of three months or less.  Cash and cash equivalents consist of funds deposited with various financial institutions.  The Company’s cash and cash equivalents are not subject to any restriction.

(d)                                 Short-term investments:

Short-term investments, which comprise marketable and other securities that are available for sale or have original maturity dates of more than three months and less than one year, are carried at the lower of cost or quoted market price.

(e)                                  Revenue recognition:

Revenue from the sale of copper and silver concentrate is recorded net of smelter treatment and refining charges.  Revenue is recognized when persuasive evidence of an arrangement exists, title and risk passes to the buyer, collection is reasonably assured and price is reasonably determinable.  Copper and silver concentrates are sold under pricing arrangements where final prices are determined by quoted metal prices in periods subsequent to the date of sale.  Therefore, revenue from the sale of metals in concentrate are subject to adjustment upon final settlement of estimated metal prices, weights and assays.  Adjustments to revenue for metal prices are recorded monthly and other adjustments are recorded on final settlement.

(f)                                    Stock-based compensation:

The Company has a share option plan which is described in note 9(c).  The Company records all stock-based payments using the fair value method.

Under the fair value method, stock-based payments are measured at the fair value of the consideration received or the fair value of the equity instruments issued or liabilities incurred, whichever is more reliably measurable.  Compensation cost is recognized in earnings on a straight-line basis over the relevant vesting period.  The offset is credited to contributed surplus.  Consideration received on the exercise of stock options is recorded as share capital and the related contributed surplus is transferred to share capital.

(g)                                 Loss per share:

Basic loss per common share has been calculated using the weighted average number of common shares issued and outstanding during the year.  Diluted loss per common share is calculated using the treasury stock method, which requires the calculation of diluted loss per share by assuming that outstanding stock options and warrants with an average price that exceeds the average exercise price of the options and warrants for the year are exercised and the assumed proceeds are used to repurchase shares of the Company at the average market price of the common shares for the year.  For the years ended December 31, 2006 and 2005, diluted loss per share is the same as basic loss per share, as the Company has a loss each year, and any potential dilutive shares would be anti-dilutive.  See note 9 for options and warrants outstanding.

6

(h)                                 Foreign currency translation:

The Company’s functional currency is the United States dollar.  Transactions and account balances originally stated in currencies other than the United States dollar have been translated into United States dollars using the temporal method of foreign currency translation as follows:

•              Revenue and expense items at the rate of exchange in effect on the dates they occur.

•              Non-monetary assets and liabilities at historical exchange rates, unless such items are carried at market, in which case they are translated at the exchange rate in effect on the balance sheet date.

•              Monetary assets and liabilities at the exchange rate in effect at the balance sheet date.

Exchange gains and losses are recorded in the statement of operations in the period in which they occur.

(i)                                     Inventories:

Material and supplies are valued at the lower of average cost and replacement value.  Stock-piled ore and work-in-process inventory are valued at the lower of the average production cost and net realizable value after an allowance for additional processing costs.  Finished goods inventory which consists of copper and silver concentrate available for sale is valued at the lower of the average production cost and net realizable value.  Production costs include the cost of raw materials, direct labour, mine site overhead expenses and depreciation and depletion of mineral property, plant and equipment.

(j)                                     Mineral property, plant and equipment:

Costs related to the acquisition of property and mineral rights, construction of production facilities and the development of mine infrastructure are capitalized.  Costs of permitting, evaluation and feasibility are capitalized upon completion of an analysis which demonstrates the economic viability of the mineral deposit.  Specifically, drilling and related costs incurred on sites without an existing mine and on areas outside the boundary of a known mineral deposit that contains proven and probable reserves are exploration expenditures and are expensed as incurred.  Drilling and related costs incurred to define and delineate a residual minerals deposit that has not previously been classified as a proven or probable reserve at a development stage or production stage mine will only be capitalized when management determines there is sufficient evidence that the expenditure will result in a future economic benefit to the company in the accounting period when the expenditure is made.  Management evaluates whether or not there is sufficient geologic and economic certainty of being able to convert a mineral deposit into a proven or probable reserve at a development stage or production stage mine, based upon the known geology and metallurgy, existing or planned mining and processing facilities, and existing operating permits and environmental programs.  Prior to capitalizing such costs, management must determine that the following conditions have been met:  (a) there is a probable future economic benefit to the company; (b) the company has or can obtain the economic benefit and control access to it; and (c) the transaction or event giving rise to the economic benefit has already occurred.  Once commercial production has commenced, these costs are amortized using the units-of-production method based on proven and probable reserves.  Production facilities and equipment are stated at cost and are depreciated using the straight-line or units-of-production method at rates sufficient to depreciate the assets over their estimated useful lives, not to exceed the life of the mine to which the assets relate.  Vehicles and office equipment are stated at cost and are depreciated using the straight-line method over estimated useful lives of three to six years.  Maintenance and repairs are charged to operations as incurred.  Betterments of a major nature are capitalized.  When assets are retired or sold, the costs and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in the statement of operations.

7

(k)                                  Impairment of long-lived assets:

The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its estimated undiscounted future cash flows expected to be generated by the asset.  Measurement of an impairment loss is based on the estimated fair value of the asset compared to its carrying value.

Whenever events or circumstances indicate that an asset’s fair value may not be at least equal to its carrying value, management of the Company reviews the net carrying value.  This review involves consideration of the fair value of each property to determine whether a permanent impairment in value has occurred and whether any asset write down is necessary.  The Company considers metals prices, cost of production, proven and probable reserves and salvage value of the mineral property, plant and equipment in its valuation.

Management’s estimates are subject to risks and uncertainties of changes affecting the recoverability of the Company’s investment in its mineral property, plant, equipment and mine development.  Management’s estimates of these factors are based on current conditions.  Nonetheless, it is reasonably possible that in the near term, changes that could adversely affect management’s estimate of net cash flows expected to be generated from its properties could occur.  This would necessitate a write down for asset impairment.

(l)                                     Reclamation and remediation:

The Company’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment.  The Company recognizes the fair value of future reclamation and remediation as a liability in the period in which it incurs a legal obligation associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, development, and/or normal use of the asset, if a reasonable estimate of fair value can be made.  The liability is measured initially at fair value and the resulting cost capitalized into the carrying value of the related assets.  In subsequent periods, the liability is adjusted for accretion of the discount and any change in the amount or timing of the underlying cash flows.  The asset retirement cost is depreciated over the remaining life of the assets.

It is reasonably possible that the ultimate cost of remediation and reclamation could change in the future due to uncertainties associated with defining the nature and extent of environmental contamination, the application of laws and regulations by regulatory authorities and changes in remediation technology.  The Company continually reviews its accrued liabilities as evidence becomes available indicating that its remediation and reclamation liabilities may have changed.  Any such increases in costs could materially impact the future amounts charged to operations for reclamation and remediation obligations.

8

(m)                               Income taxes:

The provision for income taxes is based on the asset and liability method.  The Company recognizes future income tax assets and liabilities and the expected future income tax consequences of events that have been recognized in its financial statements.  Future income tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted or substantively enacted tax rates in effect in the periods in which the temporary differences are expected to reverse.  The effect on future income tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the date of substantive enactment.  The Company records a valuation allowance against any portion of those future income tax assets that management believes will, more likely than not, fail to be realized.

(n)                                 Non-controlling interest

Non-controlling interest exists on the Company’s less than wholly-owned subsidiary and represents the non-controlling interest’s share of the carrying value of the subsidiary.

3.                                      Business acquisition:

In February 2005, the Company sold 34.5 million common shares through its IPO and utilized the net proceeds to acquire 34.5 million Class A common shares of Revett Silver.  Concurrent with the IPO, the shareholders of Revett Silver approved a plan of reorganization whereby Revett Silver exchanged its common shares for Class B common shares, on a one for one basis, which are exchangeable into common shares of Revett Minerals dependent on certain conditions being met.  At the closing of the IPO, approximately 22.7 million Class B common shares of Revett Silver were exchanged for an equal number of common shares of Revett Minerals with approximately 30.8 million Class B common shares of Revett Silver remaining.  In addition, on July 7, 2005, the minority interest shareholders of Revett Silver converted 1,777,917 Class B common shares to Revett Minerals common shares, on a one for one basis.

The Company accounted for this acquisition using the purchase method of accounting, and as such, the fair value of the consideration given was allocated to the assets and liabilities acquired based upon the fair values of such assets and liabilities at the time of purchase.  These consolidated financial statements include 65% of Revett Silver’s operating results for the period March 1, 2005 to July 7, 2005 and 67% of the results thereafter.

9

The allocation of the purchase price for the combined acquisition, based on the consideration given, is summarized as follows:

(Restated)

Fair value of assets acquired:
Cash and cash equivalents	$25,632
Other current assets	7,195
Mineral property, plant and equipment	53,868
Other assets	80
86,775

Less:
Current liabilities	6,629
Reclamation and remediation	8,367
Long-term debt	10,551
Future income tax liability	9,617
Non-controlling interest	9,417
44,581

$42,194

Consideration given:
Cash subscriptions for 34,500,000 common shares	$24,972
Exchange of 24,489,705 Revett Silver common shares (note 9)	17,222

$42,194

During the year ended December 31, 2006, the Company finalized its determination of tax basis in Revett Silver at the time of acquisition.  As a result, the purchase price allocation has been adjusted to increase future income tax liability by $0.6 million with a corresponding increase to mineral property, plant and equipment.  Furthermore, as a result of the Company’s re-determination of tax basis at December 31, 2005, the future income tax recovery has been reduced by $0.6 million ($0.01 per share) with a corresponding increase to the future income tax liability.

4.                                     Inventories:

The major components of the Company’s inventory accounts at December 31, 2006 and 2005 are as follows:

	2006	2005

Concentrate inventory	$933	$200
Material and supplies	3,072	1,538

	$4,005	$1,738

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5.                                      Mineral property, plant and equipment:

The major components of the Company’s mineral property, plant and equipment accounts at December 31, 2006 and 2005 are as follows:

	2006	2005
		(Restated - note 3)

Troy Mine:
Property	$9,507	$11,428
Plant and equipment	8,933	7,985
Buildings and structures	907	442
	19,347	19,855

Rock Creek property and development	38,201	38,201

Other corporate assets	1,062	1,060

Other mineral properties	118	118
	58,728	59,234

Accumulated depreciation and depletion:
Troy property	(1,542)	(876)
Troy plant and equipment	(1,038)	(486)
Troy buildings and structures	(73)	(30)
Other corporate assets	(63)	(49)
	(2,716)	(1,441)

	$56,012	$57,793

The net book value of assets under capital leases at December 31, 2006 was $2.0 million (2005 - $1.4 million).

6.                                      Restricted cash:

On March 29, 2005, the Company purchased from a North American insurance company an environmental risk transfer program (the ERTP).  The total cost of the ERTP was $8.4 million.  Of this $8.4 million, $6.5 million was deposited in an interest-bearing account with the insurer (the Commutation Account).  The Commutation Account principal plus interest earned are reserved exclusively to pay the Company’s existing reclamation and mine closure liabilities at Troy.  If the costs of reclaiming Troy are less than the value of the Commutation Account at that time, the Company will be entitled to a refund of the amount of the trust fund not expended.  At December 31, 2006 the Commutation Account balance was $7.0 million.

The remaining $1.9 million comprises premiums paid to the insurer and Montana state taxes on the ERTP transaction.  This remaining amount is considered a non-current asset and will be amortized over the life of Troy on a units-of-production basis.  At December 31, 2006 the balance for the prepaid insurance was $1.5 million, of which the long-term portion of $1.3 million is included in other assets.

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7.                                      Long-term debt:

At December 31, 2006 and 2005, the balance of the Company’s long-term debt and capital lease obligation was as follows:

	2006	2005

Royal Gold royalty (a)	$6,023	$7,064
Kennecott (1) (b)	6,000	6,000
Term loan (c)	705	1,193
Capital leases (e)	1,013	928
	13,741	15,185
Less current portion	4,387	4,077

	$9,354	$11,108

(1)                                  Includes deferred interest expense in total of $1.0 million as of December 31, 2006 and 2005.

(a)                                  Royal Gold royalty:

In October 2004, Revett Silver sold Royal Gold, Inc. (Royal Gold) two separate royalties on production from Troy; the first for $7.25 million (the Production Payment) and the second for $0.25 million (the Tail Royalty), respectively.  The Production Payment royalty is a 7% gross smelter return royalty payable in cash on production and limited to the lesser of 90% of proven and probable reserves as at October 13, 2004 or $10.5 million.  As at December 31, 2006, the Company had paid or accrued royalty obligations totaling $3.463 million on the Production Payment.  The Tail Royalty is also payable in cash at the rate of 6.1% on the gross smelter returns from Troy for production between 100% and 115% of its proven and probable reserves that existed as at October 13, 2004 and then at the rate of 2% for all future production.

(b)                                 Kennecott Montana Company note payable:

The Kennecott Montana Company (Kennecott) note payable is for $5.0 million and bears an interest rate of one-percent over the U.S. prime rate in effect on the last day of the preceding quarter and the maturity date is February 21, 2008.  The note allows Kennecott the option to receive interest payments in cash or in common shares.  In addition, Kennecott may elect to receive the interest semi-annually or to defer such payments.  Commencing in December 2005, Kennecott elected to have current interest owing paid in cash, however, Kennecott may change this election at its option.  In addition, Kennecott retains the right to have deferred interest paid in common stock at any time until the note matures.  Until February 2005, Kennecott had elected to defer the interest payments due to it, and accordingly, such accrued interest amounts were classified as long-term.  During the year ended December 31, 2005, the Company issued 1,042,108 common shares in settlement of $0.5 million of accrued interest.

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The Kennecott note is secured by mortgages on the mining claims comprising the Troy and Rock Creek properties, buildings and mill facilities.  The Company cannot sell or further encumber these assets (other than in connection with production financing) without Kennecott’s express consent for so long as the obligation is outstanding.  Kennecott also has the right to approve any sale of all or substantially all of the assets of Revett Silver, or a merger or consolidation in which Revett Silver is not the surviving entity.

(c)                                  Term loan:

In connection with the acquisition of certain underground production equipment at Troy, the Company entered into a 36 month term loan with a principal amount of $1.5 million, bearing an interest rate of 6.9%.  Commencing in May 2005, the monthly payments are $0.1 million.  The term loan is secured with certain underground production equipment acquired.

(d)                                 Minimum principal amounts:

Minimum principal amounts due on long-term debt for the years subsequent to December 31, 2006 are as follows:

2007	$3,694
2008	9,034
2009 and thereafter	—

(e)                                  Capital leases:

The Company has entered into a number of capital leases and loans to acquire new mining equipment for use at Troy.  Obligation under capital leases are as follows:

2007	$732
2008	283
2009	34
2010	8
2011 and thereafter	—

Total minimum lease payments	1,057
Less amount representing interest (at rates ranging from 3.33% to 7.75%)	44

Present value of net minimum capital lease payments	1,013
Less current portion	693

$320

For the year ended December 31, 2006, interest expense on capital leases was $0.05 million.

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8.                                      Reclamation and remediation liability:

The Company’s mining properties are subject to various federal and state laws and regulations governing the protection of the environment.  These laws and regulations are continually changing and are generally becoming more restrictive.  The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with all material applicable laws and regulations.

The Company has recorded an asset retirement obligation for the estimated costs of reclaiming Troy once operations have ceased.  The Montana Department of Environmental Quality (DEQ) looks to the Company as primary obligor of the reclamation liabilities, and has required a reclamation bond in the amount of $12.3 million to be posted.  The Company has purchased an environmental risk transfer program which will fund the expected reclamation and remediation cost obligations at Troy and also provides a surety bond to the DEQ for the required reclamation bond (note 6).

Changes in the reclamation and remediation liability for the year ended December 31, 2006 and 2005 are as follows:

	2006	2005

Reclamation and remediation liability, beginning of year	$8,951	$—
Reduction in present value of liability due to mine life extension	(1,944)	—
Assumption of reclamation and remediation liability (note 3)	—	8,367
Accretion expense	596	584

	$7,603	$8,951

In January 2006, the estimated operating life of Troy was extended.  This resulted in a decrease of the reclamation and remediation liability of $1.9 million with a corresponding decrease to the associated long-lived asset.  The total undiscounted amount of the estimated future expenditures required to settle the environmental remediation obligation at December 31, 2006 is $10.5 million.  The environmental remediation expenditures are expected to occur at the end of mine operations and have been discounted at the Company’s credit-adjusted risk-free rate of 8.5%.  Other assumptions used by management to determine the carrying amount of the asset retirement obligation are:  labour costs based on current market place wages required to hire contractors to carry out reclamation activities; market risk premium for unforeseeable circumstances; and the rate of inflation, estimated at 3.4%, over the expected years to settlement.

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9.                                      Share capital:

(a)                                  Common shares - issued and outstanding:

The Company has one class of no par value common share of which an unlimited number are authorized for issue.

	Number of shares	Amount
Balance, December 31, 2004	1	$—
Issued for cash on IPO	34,500,000	24,972
Exchanged for Revett Silver shares (note 3)	24,489,705	17,222
Redeemed	(1)	—
Issued for expenses	15,690	7
Issued for interest owing	1,042,108	500

Balance, December 31, 2005	60,047,503	42,701
Issued for cash on exercise of warrants	356,585	368
Issued for cash on private placement	11,500,000	10,920

Balance, December 31, 2006	71,904,088	$53,989

In November 2006, the Company completed the issuance of 11,500,000 units in a private placement which raised gross proceeds of CAD$12,995,000; each unit consisted of one common share and one-quarter common share purchase warrant.  The warrants, if fully exercised, would result in the issuance of an additional 2,875,000 common shares of the Company.  The warrants expire on May 22, 2009 and the exercise price of a whole warrant is CAD$1.36.  The agent for this offering received a cash commission of 3.5% and the right to acquire 268,000 units until May 22, 2009 under the same terms and conditions as the subscribers received, except the unit price was CAD$1.25 instead of CAD$1.13.

On February 26, 2005, the Company completed its IPO and listing on The Toronto Stock Exchange.  Pursuant to the IPO, the Company issued 34.5 million common shares at CAD$1.00 per share for net proceeds of approximately $25.0 million.

(b)                                 Preferred stock:

The Company is authorized to issue an unlimited number of no par preferred stock.  The Company’s Board of Directors is authorized to create any series and, in connection with the creation of each series, to fix by resolution the number of shares of each series, and the designations, powers, preferences and rights; including liquidation, dividends, conversion and voting rights, as they may determine.  At December 31, 2006 and 2005, no preferred stock was issued or outstanding.

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(c)                                  Stock options:

In 2005, the Company adopted the Equity Incentive Plan (the Plan).  The purposes of the Plan are to enable the Company to attract and retain able employees and to provide a means of compensating those employees, and directors, officers and other individuals or entities integral to the Company’s success.  The Plan is currently administered by the Company’s Board of Directors.

The Plan requires the Company to reserve and have available for issue, 8,000,000 common shares, less that number of common shares reserved for issuance pursuant to stock options granted under the Revett Silver stock option plan.  The aggregate number of common shares that may be issued to any holder or awarded to any grantee under the Plan may not exceed five percent of the outstanding common shares.  Vesting of options is at the discretion of the Board at the time the options are granted.

In 2006, the Company granted certain employees, consultants, officers and directors stock options to acquire 1,675,000 common shares of the Company pursuant to the Plan at exercise prices between CAD$1.10 and CAD$1.45 per share.  All of these options have a term of five years from the date of grant.  The weighted average fair value of the options granted in 2006 was $0.55 per option and the total stock-based compensation recognized during the year ended December 31, 2006 was $0.6 million (2005 - $0.2 million).

In 2005, the Company granted certain employees stock options to acquire 825,000 common shares of the Company pursuant to the Plan at a weighted average exercise price of CAD$0.76 per share.  Of this total 50,000 were cancelled upon the resignation of an employee.  All of these options have a term of five years from the date of grant.

The outstanding stock options are presented below:

Number of options granted	Exercise price		Number vested	Expiry date

100,000	US$	0.75	100,000	January 25, 2010
600,000	CAD$	0.76	400,000	April 27, 2010
75,000	CAD$	0.55	75,000	December 15, 2010
40,000	CAD$	1.25	20,000	May 12, 2011
20,000	CAD$	1.25	20,000	September 15, 2011
1,590,000	CAD$	1.10	795,000	October 4, 2011
25,000	CAD$	1.45	25,000	December 4, 2011

2,450,000			1,435,000

The fair value of stock options granted was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

(i)                                    Risk-free interest rate - 4.57% (2005 - 3.79%);

(ii)                                Expected life - 4 years (2005 - 4 years);

(iii)                            Volatility - 70% (2005 - 70%);

(iv)                              Expected dividends - nil (2005 - nil)

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Revett Silver has granted employees a total of 3,325,000 stock options.  A total of 2,005,000 have an exercise price of US$0.50 and expire between March and September 2008; 100,000 have an exercise price of US$0.50 and expire on March 31, 2009; 295,000 have an exercise price of US$0.75 and expire between June and October 2009 and 925,000 have an exercise price of US$0.75 and expire on December 6, 2009.  Revett Silver has ceased granting options pursuant to this plan.

(d)                                 Share purchase warrants:

In 2006, Revett Minerals granted to subscribers of the 2006 private placement 2,875,000 share purchase warrants exercisable into an equal number of common shares at an exercise price of CAD$1.36 which expire on May 22, 2009.  The Company has the right to accelerate the expiry date of the warrants in the event that the Company’s share price closes above CAD$2.00 per share for fifteen consecutive trading days.  In addition, the agent for this private placement has an option to acquire 268,000 units until May 22, 2009 with terms and conditions essentially the same as those granted to the subscribers of the private placement, except the agent’s unit price is CAD$1.25 per unit.

In connection with the IPO, the Company issued to the underwriters a total of 2,070,000 share purchase warrants.  Each warrant entitles the underwriters to purchase one common share at an exercise price of CAD$1.20.  During 2006, a total of 356,585 warrants were exercised and to the end of February 2007 an additional 1,293,615 warrants were exercised.  The remaining 419,800 warrants expired unexercised.

As at December 31, 2006 the following share purchase warrants are outstanding:

	Number	Exercise price		Expiry

Revett Minerals	1,713,415	CAD$	1.20	February 2007
Revett Minerals	2,875,000	CAD$	1.36	May 2009
Revett Silver	3,051,326	US$	1.00	To be determined(1)
Revett Silver	620,000	US$	0.25	September 2008

(1)                                  Expire 18 months after Revett Silver becomes listed on a public stock exchange.

All of the warrants of Revett Silver are exercisable into Class B common stock of Revett Silver, which in turn may be exchangeable into common shares of Revett Minerals.  In conjunction with a private placement completed in the first quarter of 2004, Revett Silver issued compensation warrants to the underwriter exercisable into 520,667 Class B common shares of Revett Silver at $0.75 per share until March 18, 2006, which expired unexercised.  In addition, as part of this private placement Revett Silver Company issued stock purchase warrants exercisable into 3,054,659 Class B common shares of Revett Silver at $1.00 per share.  A total of 3,333 of these warrants were exercised in 2006.  These warrants expire 18 months after Revett Silver becomes listed on a public stock exchange.

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10.                               Income taxes:

The Company’s income tax recovery differs from the amounts computed by applying the combined United States federal and state statutory rate of 39.4% as follows:

	2006	2005	2004
		(Restated - note 3)

Loss before income taxes and non-controlling interest	$(1,586)	$(5,224)	$(22)

Expected tax recovery	$625	$2,058	$9
Tax losses not recognized	(554)	(740)	(7)
Percentage depletion	437	—	—
Other differences	(343)	(218)	(2)

	$165	$1,100	$—

The significant components of the Company’s future income tax assets and liabilities at December 31, 2006 and 2005 are as follows:

	2006	2005
		(Restated - note 3)

Future income tax assets:
Reclamation and remediation	$2,996	$3,527
Net operating losses:
United States	6,619	5,999
Canada	876	296
Other assets	340	283
Total future income tax assets	10,831	10,105
Valuation allowance	(1,191)	(560)
Net future income tax assets	9,640	9,545

Future income tax liabilities:
Mineral property, plant and equipment	(17,993)	(18,063)

	$(8,353)	$(8,518)

At December 31, 2006, the Company has United States losses of approximately $22.3 million (2005 - $20.5 million) and Canadian losses and tax deductions of approximately $3.7 million (2005 -$1.7 million), which may be carried forward and used to reduce certain taxable income in future years.  The use of the United States losses that were incurred prior to the acquisition of Revett Silver (note 3) are subject to an annual limitation of approximately $2.1 million.  The United States and Canadian losses expire at various dates prior to 2026.  The future income tax assets related to the Canadian losses and tax deductions have been offset by a valuation allowance.

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11.                               Commitments and contingencies:

(a)                                  Agreement for electric service:

The Company has a power sales and services agreement with a local utility company to provide electric power to Troy.  The agreement provides for the Company’s purchase of electric power at agreed upon kilowatt per hour prices and other specified charges and include a monthly administrative charge of $4,660.  Payments are subject to capital credits and cost recovery adjustments.  The agreement expires and renews annually on September 30 of each year.

(b)                                 Litigation:

(i)                 Rock Creek Alliance, et al., Plaintiffs v. United States Fish and Wildlife Service and Revett Silver Company, Defendants.

United States District Court District of Montana, Missoula Division:

The plaintiffs sued the United States Fish & Wildlife Service (USFWS) seeking injunctive and other relief for alleged violations of the Endangered Species Act.  The plaintiffs challenged the USFWS’s issuance of a “no jeopardy” biological opinion regarding the proposed Rock Creek project’s impact on grizzly bears and bull trout.  The essence of plaintiff’s claim is that the USFWS acted arbitrarily and failed to rely on the best scientific data in rendering the biological opinion.

On March 28, 2005 the U.S. District Court set aside and remanded the biological opinion to the USFWS for consideration in accordance with the Order issued by the Court.  This ruling was appealed by all of the parties to the 9th Circuit Court of Appeals.  By agreement of all the parties, including the Company, this appeal was subsequently dismissed.  In October 2006, the USFWS completed its work on the 2003 biological opinion and reconfirmed its non-jeopardy opinion.  It is possible that the revised biological opinion will necessitate some modifications to the Record of Decision (ROD) and the revised biological opinion may be challenged in court.

(ii)             Rock Creek Alliance, Clark Fork Coalition, Cabinet Resource Group, Montana Wilderness Association, Earthworks, and Alliance for the Wild Rockies, Plaintiffs, v. United States Forest Service, U.S. Department of Agriculture, Abigail R. Kimbell, in her official capacity as Regional Forester for the Northern Region, Bob Castaneda, in his official capacity as Forest Supervisor of the Kootenai National Forest, and Mike Johanns, in his official capacity as Secretary of the U.S. Department of Agriculture, Defendants.

United States District Court for the District of Montana, Missoula Division:

This action was filed on June 20, 2005 and is seeking injunctive and declaratory relief against the defendants.  It claims that the defendants unlawfully approved the ROD, Plan of Operations, and Final Environmental Impact Statement (FEIS) for Rock Creek.  The suit alleges violations of the Endangered Species Act, National Environmental Policy Act, 1872 Mining Law, Federal Land Policy Management Act, Wilderness Act, National Forest Management Act, the Clean Water Act, Forest Service Organic Administration Act of 1897, the Administrative Procedure Act and the implementing regulations of these laws.

19

The Company petitioned the Court for intervention and the intervention was ordered by the Court on October 12, 2005.

This action is stayed pending the issuance of a revised biological opinion by the USFWS following the remanding of the 2003 biological opinion to the Fish and Wildlife Service which is now concluded (see (i) above).  The reconsidered biological opinion concluded that development of Rock Creek was not likely to jeopardize the continued existence of endangered or threatened species.  Following the issuance of the revised biological opinion, the Forest Service undertook a review of the Rock Creek Plan of Operations to see if changes were required to this document due to changed circumstances, new information or the revised biological opinion.  This review is on-going.  The lawsuit continues to be stayed pending the review by the Forest Service and its determination with respect to the Plan of Operations.  Due to the very early stage of this action, management is unable to estimate with certainty the ultimate outcome of this matter.

(iii)         Cabinet Resources Group, Inc. Plaintiff v. Montana Department of Environmental Quality, Revett Minerals Inc. and Genesis Inc.,  Defendant:

The plaintiffs sued seeking a declaratory judgment against the defendants alleging violations of the regulations, statutes and constitution of the State of Montana; a declaration that Troy’s reclamation permit and reclamation plan are void and invalid; and in the alternative, the writs and mandamus requiring the Montana Department of Environmental Quality (DEQ) to enforce the provisions of the Metal Mines Reclamation Act (MMRA).  Specifically, the plaintiffs are alleging that Troy is operating in violation of the MMRA because its operating permit is invalid due to deficiencies it its reclamation plan, and therefore, its operating permit should be suspended or revoked and continued operation of the mine enjoined.  The plaintiffs claim for mandamus is alleging the DEQ has a duty to forfeit the Troy bond, issue a violation letter and serve a notice of violation pursuant to the MMRA.  The plaintiffs also claim that the DEQ has failed to maintain a clean and healthy environment as required by the Montana Constitution by allowing Troy to operate without a valid reclamation plan.

Due to the preliminary nature of this action, the Company has not yet filed a response to the plaintiffs allegations.  However, the Company believes that this action is without merit and intends to vigorously defend this matter.

20

(iv)           Letter of Petition from Rock Creek Alliance, Trout Unlimited, Alliance for the Wild Rockies, Sierra Club, Earthworks, Cabinet Resource Group and Pacific Rivers Counsel (Petitioners) to the United States Fish and Wildlife Service dated February 13, 2007:

The Petitioners have petitioned the USFWS to withdraw the October 2006 biological opinion for the proposed actions associated with the Plan of Operations for Rock Creek and have requested the re-initiation of formal consultation with the United States Forest Service under section 7 of the Endangered Species Act.  The Petitioners claim that the USFWS has received new information undermining the agency’s analysis of the effects of a potential mine on the bull trout and grizzly bear.  The Company has been advised the USFWS will re-initiate consultation as that was judged to be the most expedient and economical means of defending the biological opinion.  The Company has been advised that this re-consultation should be completed in 60 to 90 days.  This work may delay the commencement of exploration activities and the Company cannot predict the ultimate effect this action may have on Rock Creek.

(c)                                  Kennecott royalty:

Kennecott has the right to acquire a 2% net smelter return royalty (the NSR royalty) from the sale of metals from a defined area of the Company’s Rock Creek property anytime until the later of one year after Rock Creek achieves 80% of designed commercial capacity production or December 31, 2015.  Kennecott is required to surrender 2,250,000 shares of the Company’s common shares, or the common stock of Revett Silver previously issued and not yet exchanged for common shares of the Company, to acquire the NSR royalty.  The NSR royalty terminates upon Kennecott’s recovery of $8.0 million in total royalty payments plus an adjustment related to changes in the consumer price index.

(d)                                 Royal Gold private placement:

In October 2004, Revett Silver sold Royal Gold 1,333,333 common shares for gross proceeds of $1.0 million.  Royal Gold has the right to convert these common shares, or the common shares of the Company that were received on exchange of Revett Silver common shares, into a perpetual, non-participating 1% net smelter return royalty on production from Rock Creek.  This conversion must be made within a specified period of time after the Company makes a decision to develop Rock Creek.  This agreement also gives Royal Gold the right to assume certain obligations with respect to the Kennecott note payable if Revett Silver is in default of that note.  If Royal Gold assumes the Kennecott note, Royal Gold will have the right to convert the note and interest owing into a 3% net smelter return royalty on production from Rock Creek or into common shares of the Company.

(e)                                  Operating leases:

The Company has entered into a number of short-term operating leases relating to the production and transportation of the copper concentrate produced at Troy.  All such leases expire by 2010 and many may be renewed annually.  The estimated obligation in 2007 under the terms of these leases is $0.8 million and the remaining obligation to the expiration of all the leases is $0.7 million.

21

12.                               Financial instruments:

The carrying amounts for cash and cash equivalents, short-term investments, receivables, restricted cash and accounts payable and accrued liabilities are reasonable estimates of their fair values based upon the short term nature of these amounts.  Long-term debt is estimated to approximate fair value due to the nature of the obligation and market bearing interest rates.

13.                               Subsequent events:

(a)               In January 2007 the Company entered into agreements that fixed the selling price of approximately 275,000 pounds of copper per month between March and December 2007 at a fixed price of $2.63 per pound.

(b)              In January 2007, stock option grants totaling 1,050,000 were granted at an exercise price of CAD$1.11 per share.  The options vest equally over a three year period and have a five year term.

14.                               Reconciliation to United States generally accepted accounting principles:

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP), which differ in certain material respects from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with United States generally accepted accounting principles (US GAAP).

The following disclosure has been prepared pursuant to Item 18 under Form 20-F.

The effect of the material measurement differences between Canadian GAAP and US GAAP on the amounts reported in the consolidated balance sheets are as follows:

	2006	2005

Liabilities, under Canadian GAAP	$44,069	$43,724
Shares redeemable at option of holder (a)	1,076	1,076

Liabilities, under US GAAP	$45,145	$44,800

Shareholders’ equity, under Canadian GAAP	$50,134	$40,004
Shares redeemable at option of holder (a)	(1,076)	(1,076)

Shareholders’ equity, under US GAAP	$49,058	$38,928

There are no material differences between Canadian GAAP and US GAAP with respect to results from operations as stated in the consolidated statement of operations and total operating, financing or investing cash flows in the consolidated statement of cash flows.  For US GAAP purposes comprehensive loss is the same as net loss.

22

(a)                                  Redeemable shares:

The Company has issued 3,583,333 common shares which are redeemable, at the option of the holder, into a net smelter return royalty as described in notes 11(c) and 11(d).  Under Canadian GAAP, the equity portion of these shares would be classified as equity.  Under US GAAP, the full value associated with the redeemable shares is classified as temporary equity.

(b)                                 Investments:

Under Financial Accounting Standards FAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (FAS 115), the Company’s short-term investments would be classified as available-for-sale securities and carried at fair value.  Unrealized holding gains and losses on available-for-sale securities are excluded from earnings under US GAAP and reported in a separate component of shareholders’ equity net of the related tax effect until realized.  The cost of securities sold or reclassified out of accumulated other comprehensive income into earnings is determined on a specific identification basis.  The Company has determined that this difference does not have a material impact on the amounts recognized for US GAAP purposes.

(c)                                  Income taxes:

For Canadian GAAP purposes, future income tax assets and liabilities are calculated based on substantially enacted tax rates in effect in the periods when the temporary differences are expected to reverse.  For US GAAP purposes, enacted tax rates are used to calculate future income tax assets and liabilities.  For all periods presented there were no differences between the tax rates used for Canadian and US GAAP purposes.

(d)                                 Stock-based compensation:

For Canadian GAAP purposes, the Company currently uses the fair value method to account for all stock option grants and estimates forfeitures on the date of grant as permitted by Canadian GAAP.  For US GAAP purposes and for options granted prior to January 1, 2006 the Company followed the fair value method of FAS No. 123, Share-Based Payments, whereby stock option grants are recorded at their fair value and estimates of forfeitures were estimated on the date of grant.  Effective January 1, 2006, the Company adopted FAS 123(R) under the retrospective basis.  There was no impact on adoption of the standard by the Company.  There were no differences between Canadian GAAP and US GAAP for the periods presented for stock-based compensation.

23

(e)                                  Additional stockholders’ equity disclosures:

Under Canadian GAAP, the proceeds received on issuance of units, consisting of common shares and warrants, are not required to be allocated to the individual common share and warrant components when the instrument and its components are all determined to be equity instruments.  Under US GAAP, the Company is required to allocate the proceeds received on unit offerings to the individual common share and warrant components on a relative fair value basis when both components are determined to be equity classified.  The fair value of the share purchase warrants issued in November 2006 (note 9(a)) was determined to be $1.0 million using the Black-Scholes method based on the following factors:  risk free rate - 4.50%; volatility - 70%; expected life - 2.5 years; expected dividend yield - nil.  Accordingly, under US GAAP, share capital would be reduced and contributed surplus as at December 31, 2006 would be increased by $1.0 million respectively to reflect the relative fair values of the shares and warrants.

US GAAP requires the presentation of a statement of shareholders’ equity showing the changes in the different components of shareholders’ equity either as a separate statement or in a note.  Details of changes to share capital and deficit are disclosed in note 9 and in the consolidated statement of operations, respectively.  Changes in contributed surplus are as follows:

	2006	2005

Contributed surplus, beginning of year (US GAAP)	$243	$—
Stock-based compensation	573	243
Warrants issued as part of private placement	1,029	—

Contributed surplus, end of year (US GAAP)	$1,845	$243

(f)                                    Other additional disclosures:

(i)                 Stock option plan and compensation expense:

The weighted average intrinsic value of options exercised during the year ended December 31, 2006 was $nil (2005 - $nil).  As at December 31, 2006 the weighted average intrinsic value of options outstanding and exercisable was $0.24 and $0.27 per option respectively (2005 - $0.02 and $0.03).

As at December 31, 2006 the total unrecognized compensation cost related to unvested stock options is $0.3 million.  This cost is expected to be recognized over the weighted average period of 10 months.

24

(ii)             Accounts payable and accrued liabilities:

	Year ended December 31, 2005	Year ended December 31, 2006

Accounts payable	$569	$407
Accrued liabilities:
Payroll	808	492
Property and state mining gross proceeds tax	1,081	365
Final settlement of open silver and copper invoices	1,846	—
Other	1,544	1,595

	$5,848	$2,859

(iii)         Operating lease costs:

Total operating lease costs recognized for the years ended December 31, 2006 and 2005 was $0.8 million and $0.6 million, respectively.

(iv)           Business acquisitions:

FAS No. 141, Business Combinations, requires the disclosure in the year of acquisition of certain pro-forma information including revenues, net loss and loss per share amounts, as if the business combination occurred at the beginning of year in which the acquisition occurred.  With respect to the acquisition of Revett Silver on March 1, 2005 as described in note 3, pro-forma disclosures would be as follows.

	Year ended December 31, 2005	Period from incorporation on August 25, 2004 to December 31, 2004

Revenues	$21,136	$—
Net loss	3,235	2,284
Net loss per share	0.06	0.04

(g)                                 Impact of recent United States accounting pronouncements:

(i)                 During the year, FASB issued Statement 157 Fair Value Measurements.  The statement defines fair value, establishes a framework for measuring fair value and expands disclosures currently required by other accounting standards.  The standard is effective for fiscal years beginning after November 15, 2007 and is not expected to have a material impact on the consolidated financial statements.

25

(ii)             In June 2006, FASB issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of SFAS Statement No. 109.  This interpretation provides guidance on recognition and measurement of uncertainties in income taxes and is effective for the Company’s 2007 fiscal year end.  The Company does not expect the adoption of this Interpretation to have a significant effect on the Company’s results of operations or financial position.

(iii)         During the year ended December 31, 2006, the Company adopted Staff Accounting Bulletin No. 108, Considering the Effect of Prior Year Misstatements When Quantifying Misstatements in the Current Year Financial Statements (SAB 108), which prescribes how management should evaluate the impact of unrecorded misstatements of a prior year on the current year financial statements.  Adoption of SAB 108 did not have a material impact on the consolidated financial statements for the periods presented.

(iv)           In February 2007, FASB issued FAS 159 The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115 was issued.  FAS 159 permits entities to choose to measure certain financial instruments and other items at fair value.  Unrealized gains and losses on items for which the fair value option has been elected is recorded in earnings at each subsequent reporting date.  This statement is effective as of January 1, 2008, however, early adoption is permitted provided an entity elects to apply the provisions of FAS 157.  This standard is not expected to have a material impact on the consolidated financial statements.

26

Consolidated Financial Statements

(Expressed in United States dollars)

REVETT SILVER COMPANY

Years ended December 31, 2004 and 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Revett Silver Company

We have audited the consolidated balance sheets of Revett Silver Company as at December 31, 2004 and 2003 and the consolidated statements of operations and deficit, changes in stockholders’ equity (deficiency) and cash flows for the years ended December 31, 2004 and 2003.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our audit opinions.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in accordance with accounting principles generally accepted in the United States of America.

As discussed in note 2(h) to the consolidated financial statements, effective January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

Chartered Accountants

Vancouver, Canada

April 8, 2005

REVETT SILVER COMPANY

Consolidated Balance Sheets

(Expressed in United States dollars)

December 31, 2004 and 2003

	2004	2003

Assets

Current assets:
Cash and cash equivalents	$4,841,619	$124,779
Accounts receivable (note 3)	397,018	—
Concentrate inventory	255,219	—
Supplies inventory	489,377	315,005
Prepaid expenses and deposits	275,327	112,434
	6,258,560	552,218

Deferred costs (note 13(a))	80,356	—

Mineral property, plant, equipment and mine development (note 4)	21,215,797	19,440,079

	$27,554,713	$19,992,297

Liabilities and Stockholders’ Equity (Deficiency)

Current liabilities
Accounts payable	$510,250	$114,686
Accrued liabilities	768,682	165,681
Accrued interest	—	25,052
Current portion of long-term debt	1,991,563	—
Convertible notes payable (note 5)	—	100,000
	3,270,495	405,419

Reclamation and remediation (note 10)	8,250,158	7,603,832

Long-term debt (note 6)	12,196,616	18,131,307
	23,717,269	26,140,558

Stockholders’ equity (deficiency):
Preferred stock, no par value, 5,000,000 shares authorized; none issued and outstanding
Common stock, no par value, 95,000,000 shares authorized; 53,448,412 and 42,855,745 shares issued and outstanding, respectively (note 7)	16,382,237	8,756,526
Additional paid-in capital (note 7(a))	9,621,188	—
Deficit accumulated during development stage	(22,165,981)	(14,904,787)
	3,837,444	(6,148,261)

Nature of operations and going concern (note 1)
Commitments and contingencies (notes 11 and 13)
Subsequent events (note 13)
	$27,554,713	$19,992,297

See accompanying notes to consolidated financial statements.

1

REVETT SILVER COMPANY

Consolidated Statements of Operations and Deficit

(Expressed in United States dollars)

	Year ended December 31, 2004	Year ended December 31, 2003	Cumulative amounts from date of inception, April 8, 1999 through December 31, 2004
			(Unaudited)

Operating expenses:
Wages and benefits	$1,785,125	$289,385	$
Accretion of reclamation and remediation liability	646,326	595,692
Property taxes and claim fees	219,297	194,816
Electric power charges	266,506	161,323
Consultancy and feasibility	707,724	168,014
Supplies and repairs	1,386,551	80,178
Concentrate inventory	(255,219)	—
	4,756,310	1,489,408	8,823,652
General and administrative	2,202,455	1,260,943	7,309,980
	6,958,765	2,750,351	16,133,632

Other expenses (income):
Interest expense	373,253	879,055	7,618,374
Interest and other income	(61,824)	(56,664)	(520,480)
Loss (gain) on disposition of assets	(9,000)	—	400,815
Convertible debt guarantee and issue costs	—	—	350,000
Reduction in carrying value of mining properties	—	—	17,383,103
Gain on debt restructuring and extinguishment	—	—	(20,720,874)
	302,429	822,391	4,510,938

Loss before the undernoted	7,261,194	3,572,742	20,644,570

Cumulative effect of change in accounting policy (note 2(h))	—	1,521,411	1,521,411

Loss for the period	7,261,194	5,094,153	22,165,981

Deficit, beginning of period	14,904,787	9,810,634	—

Deficit, end of year	$22,165,981	$14,904,787	$22,165,981

Basic and diluted loss per share before the undernoted	$0.15	$0.09

Cumulative effect of change in accounting policy	—	0.04

Basic and diluted loss per share	$0.15	$0.13

Weighted average number of shares outstanding	49,935,621	38,566,341

See accompanying notes to consolidated financial statements.

2

REVETT SILVER COMPANY

Consolidated Statement of Changes in Stockholders’ Equity (Deficiency)

(Expressed in United States dollars)

From date of inception, April 8, 1999 through December 31, 2004

	Common stock		Additional	Accumulated
	Shares	Amount	paid-in capital	deficit	Total

Common stock issued for cash ($0.0001 per share)	11,700,000	$1,170	$—	$—	$1,170
Common stock issued for cash ($0.001 per share)	400,000	400	—	—	400
Common stock issued for cash ($1.00 per share)	2,160,000	2,160,000	—	—	2,160,000
Common stock issued for investment	500,000	500,000	—	—	500,000
Common stock issued for services	20,775	20,775	—	—	20,775
Common stock issued on conversion of notes	500,000	500,000	—	—	500,000
Loss for the year	—	—	—	(855,424)	(855,424)

Balance, December 31, 1999	15,280,775	3,182,345	—	(855,424)	2,326,921

Common stock issued for cash ($0.0001 per share)	818,000	82	—	—	82
Common stock issued for cash ($1.00 per share)	610,000	610,000	—	—	610,000
Common stock issued for services	3,838	3,838	—	—	3,838
Common stock issued on conversion of notes	201,644	100,822	—	—	100,822
Common stock issued to Kennecott Montana Company (note 6(b))	2,250,000	225,000	—	—	225,000
Loss for the year	—	—	—	(4,090,884)	(4,090,884)

Balance, December 31, 2000	19,164,257	4,122,087	—	(4,946,308)	(824,221)

Common stock issued for cash ($0.50 per share)	15,000	7,500	—	—	7,500
Common stock issued for cash ($0.25 per share)	40,000	10,000	—	—	10,000
Common stock issued with convertible notes	2,200,000	220,000	—	—	220,000
Common stock issued to guarantee convertible notes	400,000	40,000	—	—	40,000
Loss for the year	—	—	—	(4,051,410)	(4,051,410)

Balance, December 31, 2001	21,819,257	4,399,587	—	(8,997,718)	(4,598,131)

Common stock issued for cash ($0.50 per share)	400,000	200,000	—	—	200,000
Common stock issued with convertible notes	700,000	70,000	—	—	70,000
Common stock issued to guarantee convertible notes	200,000	20,000	—	—	20,000
Common stock issued on conversion of notes	2,088,762	550,340	—	—	550,340
Common stock issued to ASARCO Incorporated (note 6(a))	2,000,000	200,000	—	—	200,000
Common stock issued for services	2,800,000	280,000	—	—	280,000
Loss for the year	—	—	—	(812,916)	(812,916)

Balance, December 31, 2002	30,008,019	5,719,927	—	(9,810,634)	(4,090,707)

Common stock issued on conversion of notes	6,272,726	1,697,199	—	—	1,697,199
Common stock issued for cash, net of issue costs ($0.20 per share)	6,200,000	1,245,650	—	—	1,245,650
Common stock issued for services	375,000	93,750	—	—	93,750
Loss for the year before cumulative effect of change in accounting policy	—	—	—	(3,572,742)	(3,572,742)
Cumulative effect of change in accounting policy	—	—	—	(1,521,411)	(1,521,411)

Balance, December 31, 2003	42,855,745	8,756,526	—	(14,904,787)	(6,148,261)

Common stock issued for cash and warrants ($0.75 per share)	6,109,334	4,265,796	—	—	4,265,796
Common stock issued for ASARCO debt settlement (notes 6(a) and 7(a))	3,000,000	2,250,000	—	—	2,250,000
Common stock issued for mineral property acquisition	150,000	112,500	—	—	112,500
Additional paid-in capital resulting from ARARCO debt settlement (notes 6(a) and 7(a))	—	—	9,621,188	—	9,621,188
Common stock issued for cash, net ($0.75 per share)	1,333,333	997,415	—	—	997,415
Loss for the year	—	—	—	(7,261,194)	(7,261,194)

Balance, December 31, 2004	53,448,412	$16,382,237	$9,621,188	$(22,165,981)	$3,837,444

See accompanying notes to consolidated financial statements.

3

REVETT SILVER COMPANY

Consolidated Statements of Cash Flows

(Expressed in United States dollars)

	Year ended December 31, 2004	Year ended December 31, 2003	Cumulative amounts from date of inception, April 8, 1999 through December 31, 2004
			(Unaudited)

Cash provided by (used in):

Operating activities:
Loss for the period	$(7,261,194)	$(5,094,153)	$(22,165,981)
Adjustments to reconcile loss for the year to net cash used by operating activities:
Depreciation	252,329	68,986	547,993
Accretion of reclamation and remediation liability	646,326	595,692	1,242,018
Loss (gain) on disposition of assets	(9,000)	—	386,315
Amortization of note receivable discount	—	(4,557)	(55,322)
Common stock issued for services	—	93,750	398,363
Common stock issued with convertible debt	—	—	290,822
Common stock issued to guarantee convertible notes	—	—	60,000
Reduction in carrying value mining properties	—	—	17,383,103
Gain on debt restructuring and extinguishment	—	—	(20,720,874)
Cumulative effect of change in accounting policy	—	1,521,411	1,521,411
Changes in:
Accounts receivable	(397,018)	—	(397,018)
Concentrate inventory	(255,219)	—	(255,219)
Supplies inventory	(174,372)	7,752	(166,620)
Prepaid expenses and deposits	(162,893)	(27,275)	(275,327)
Accounts payable	395,564	15,815	734,757
Accrued liabilities	603,001	27,202	1,133,296
Accrued interest	344,935	546,031	4,268,731
Accretion of stock price guarantees	—	—	2,417,921
Net cash used by operating activities	(6,017,541)	(2,249,346)	(13,651,631)

Investments:
Proceeds from the sale of property	259,000	1,180,000	2,884,718
Expenditures on plant, equipment and mine development, net	(2,165,547)	(38,843)	(2,716,998)
Deferred costs	(80,356)	—	(80,356)
Net cash provided (used) by investing activities	(1,986,903)	1,141,157	87,364

Financing:
Proceeds from issuance of common stock and warrants, net	5,263,211	1,245,650	9,297,813
Proceeds on issuance of long-term debt	7,572,117	—	7,572,117
Repayment of long-term debt	(14,044)	—	(1,014,044)
Proceeds from (repayment of) convertible notes payable	(100,000)	(100,000)	2,550,000
Net cash provided by financing activities	12,721,284	1,145,650	18,405,886

Increase in cash and cash equivalents	4,716,840	37,461	4,841,619

Cash and cash equivalents, beginning of period	124,779	87,318	—

Cash and cash equivalents, end of period	$4,841,619	$124,779	$4,841,619

4

	Year ended December 31, 2004	Year ended December 31, 2003	Cumulative amounts from date of inception, April 8, 1999 through December 31, 2004
			(Unaudited)

Supplemental cash flow information:
Cash paid for interest during the year	$27,847	$42,800	$251,102
Non-cash financing activities:
Common stock issued in connection with debt settlement and conversions	2,250,000	1,450,000	5,020,000
Common stock issued for mineral property	112,500	—	1,037,500
Common stock issued for interest on convertible debt	—	247,199	398,361
Note received in exchange for sale of property	—	—	1,124,567

See accompanying notes to consolidated financial statements.

5

REVETT SILVER COMPANY
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2004 and 2003

1.                                      Nature of operations and going concern:

Revett Silver Company (Revett Silver or the Company) was originally incorporated in the State of Montana in 1999, for the purpose of acquiring the Troy Mine and the Rock Creek project. The Rock Creek project is a large copper and silver property located in northwest Montana that is in the exploration and development stage. The Troy Mine is a formerly operating copper and silver mine also located in northwest Montana that, in 1993, was placed into a care and maintenance basis by its previous owner ASARCO Incorporated (ASARCO), due to depressed metal prices. At December 31, 2004, Revett Silver has not generated any revenue from mineral sales activities. The consolidated financial statements of Revett Silver include the accounts of Genesis Inc. and RC Resources Inc., the Company’s wholly-owned subsidiaries that hold the Company’s interests in the Troy Mine and the Rock Creek project, respectively.

In 1999 and 2000, the Company separately negotiated the purchase of the Troy Mine and the Rock Creek project (Rock Creek) from their predecessor co-owners, ASARCO and Kennecott Montana Company (Kennecott). The consideration received by ASARCO consisted of $1,000,000 cash, 2,000,000 shares of common stock of the Company valued at $200,000, certain stock price guarantees and an interest bearing promissory note in the amount of $10,000,000. Kennecott received 2,250,000 shares of common stock of the Company valued at $225,000, an interest bearing promissory note in the amount of $5,000,000 and certain stock price guarantees. The stock price guarantees provided to both ASARCO and Kennecott were subsequently extinguished. The Company also assumed the reclamation and remediation liabilities associated with the Troy Mine. Until April 2004, the Company’s activities had principally consisted of maintaining the Troy Mine on a “care and maintenance” basis and pursuing an operating permit for the Rock Creek project. In April 2004, the Company initiated rehabilitation efforts at the Troy Mine and production restarted late in the fourth quarter of 2004.

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States. These consolidated financial statements have been prepared on a going concern basis which assumes the realization of assets and the settlement of liabilities in the normal course of operations. To date, the Company has incurred significant losses and has experienced negative cash flows from operating activities. Additionally, the Company has had a limited operating history at the Troy Mine. Management’s plans for additional financing include the sale of common stock, currently contemplated as an initial public offering (IPO) (note 13(a)). The proceeds from this offering will be used for corporate purposes and for further development at Rock Creek. There can be no assurance that the Company will successfully complete future financings.

The Company’s continuing operations and the underlying value and recoverability of the amounts shown for the Rock Creek mineral property is dependent upon the existence of economically recoverable mineral reserves, the ability of the Company to obtain the necessary financing to complete exploration and development of the property, maintaining or obtaining the necessary operating permits and upon future profitable production or proceeds from the sale of the project. The recoverability of the amounts shown for the Troy Mine and the related plant and equipment and supplies and concentrate inventory is dependent upon the ability of the Company to successfully restart operations of the mine and upon future profitable production or proceeds from the disposition of the mine.

6

2.                                      Significant accounting policies:

(a)                                  Use of estimates:

The preparation of the financial statements requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes and the disclosure of contingent assets and liabilities at the date of the financial statements. Significant areas requiring the use of estimates include the recoverability of mineral property, plant, equipment and mine development costs and the determination of the reclamation and remediation liability. Actual results may differ from those estimates.

(b)                                 Principles of consolidation:

The Company’s consolidated financial statements include the accounts of the Company, Genesis Inc. and RC Resources Inc., its wholly-owned subsidiaries. Inter-company balances and transactions are eliminated upon consolidation.

(c)                                  Cash and cash equivalents:

Cash and cash equivalents include all short term money market instruments which, on acquisition, have an original maturity of three months or less. Cash and cash equivalents consist of funds deposited with various high quality financial institutions. The Company’s cash and cash equivalents are not subject to any restriction.

(d)                                 Inventory:

Supplies inventory is carried at cost less any allowance for obsolescence. Concentrate inventory, which is metal concentrate available for sale, is stated at the lower of cost and net realizable value.

(e)                                  Reclassifications:

Certain reclassifications have been made to the 2003 financial statements in order to conform to the 2004 presentation. These reclassifications have no effect on loss for the period, total assets or stockholders’ deficiency as previously reported.

7

(f)                                    Stock options:

The Company has a stock-based compensation plan, which is described in note 7(c).

The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. FASB Statement No. 123, Accounting for Stock-Based Compensation and FASB Statement No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of Statement 123, as amended. The pro-forma effect on the Company’s loss for the 2004 and 2003 fiscal years, before the cumulative effect of the change in accounting policy, if an expense had been recorded for the fair value of the compensation cost relating to stock options granted to employees and directors, as disclosed in note 7(c), would be an increase in the loss for 2004 of $165,900 to $7,427,094 and an increase in the loss for 2003 of $111,300 to $3,684,042. The loss per common share would remain unchanged for 2004 year, and would increase by $0.01 to $0.10 per share for the 2003 year, if the fair value of stock options had been expensed.

(g)                                 Mineral property, plant, equipment and mine development:

Costs related to the acquisition of property and mineral rights, construction of production facilities and the development of mine infrastructure are capitalized. Costs of permitting, evaluation and feasibility are capitalized upon completion of an analysis which demonstrates the economic viability of the mineral deposit. Once commercial production has commenced, these costs are amortized using the units of production method based over proven and probable reserves. If the mineral deposit proves to be uneconomical or otherwise determined to have a fair value less than its carrying amount, then previously capitalized costs are written down in the period in which such determination is made.

Production facilities and equipment are initially stated at cost and are depreciated using the straight-line or units-of-production method at rates sufficient to depreciate the assets over their estimated useful lives, not to exceed the life of the mine to which the assets relate. Vehicles and office equipment are stated at cost and are depreciated using the straight-line method over estimated useful lives of three to six years. Maintenance and repairs are charged to operations as incurred. When assets are retired or sold, the costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

8

The Company follows SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets, whereby long-lived assets, such as mineral property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Management’s estimates are subject to risks and uncertainties of changes affecting the recoverability of the Company’s investment in its mineral property, plant, equipment and mine development. Management’s estimates of these factors are based on current conditions. Nonetheless, it is possible that in the near term, changes that could adversely affect management’s estimate of net cash flows expected to be generated from its properties could occur. This could necessitate a write down for asset impairment.

(h)                                 Reclamation and remediation:

The Company’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment. On January 1, 2003, the Company adopted SFAS No. 143 Accounting for Asset Retirement Obligations which requires the recognition of statutory, contractual, or other legal obligations related to the retirement of tangible long lived assets when such obligations are incurred, if a reasonable estimate of fair value can be made. These obligations are measured initially at fair value and the resulting costs capitalized into the carrying value of the related assets. In subsequent periods, the liability is adjusted for accretion of the discount and any change in the amount or timing of the underlying cash flows. The asset retirement cost is amortized to operations over the life of the assets.

Prior to the adoption of SFAS 143, the Company accrued for reclamation and remediation liabilities over the life of the assets as a charge to operations and it had recognized as part of the purchase price of the acquisition of the Troy Mine and Rock Creek, management’s best estimate of the total reclamation and remediation liability at the date of the acquisition. This estimate totaled $8,825,000. The adoption of SFAS 143 in 2003 resulted in a decrease in mineral property, plant, equipment and mine development for the Troy Mine and a decrease in the reclamation and remediation liability of $3,338,271 and $1,816,860, respectively, as at January 1, 2003, with a cumulative effect of change in accounting policy of $1,521,411 being recorded as a charge to operations.

9

It is reasonably possible that the ultimate cost of remediation and reclamation could change in the future due to uncertainties associated with defining the nature and extent of environmental contamination, the application of laws and regulations by regulatory authorities and changes in remediation technology. The Company continually reviews its accrued liabilities as evidence becomes available indicating that its remediation and reclamation liabilities may have changed. Any such increases in costs could materially impact the future amounts charged to operations for reclamation and remediation obligations.

(i)                                     Income taxes:

The provision for income and resource taxes is based on the asset and liability method. The Company recognizes deferred income tax assets and liabilities and the expected future income tax consequences of events that have been recognized in its financial statements. Deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the periods in which the temporary differences are expected to reverse. The Company records a valuation allowance against any portion of those deferred income tax assets that management believes will, more likely than not, fail to be realized.

(j)                                     Loss per common share:

The Company accounts for its loss per common share according to SFAS No. 128, Earnings per Share. Under the provisions of SFAS No. 128, basic loss per share amounts are arrived at by dividing loss available to common stockholders by the weighted average number of common shares outstanding. Diluted per share amounts include the effect of any potentially dilutive common stock equivalents. Common stock equivalents, including stock options, warrants to purchase the Company’s common stock and common stock issuable upon the conversion of notes payable, are excluded from the calculations of diluted per share amounts when their effect is anti-dilutive, as it is for all periods presented. The dilutive effect of stock options and warrants is calculated using the treasury stock method and the effect of convertible instruments is calculated using the “if converted” method.

3.                                      Accounts receivable:

The Company advanced funds of $394,657 to Revett Minerals Inc. (Revett Minerals), a company related by virtue of common directors, to pay for certain incorporation and legal expenses in anticipation of Revett Minerals completing its IPO. The proceeds of this IPO are to be invested in common shares of Revett Silver to facilitate Revett Silver’s continued development of the Company’s Rock Creek project and for general working capital purposes. It is anticipated that following the completion of the plan of reorganization and IPO, Revett Minerals will own approximately 65% of Revett Silver (note 13(a)).

10

4.                                      Mineral property, plant, equipment and mine development:

The major components of the Company’s mineral property, plant, equipment and mine development accounts at December 31, 2004 and 2003 are as follows:

	2004	2003

Troy Mine:
Property	$5,236,730	$5,486,730
Plant and equipment	4,168,712	2,100,042
Buildings	538,050	465,810
	9,943,492	8,052,582

Rock Creek property and development	11,559,171	11,559,171

Other corporate	78,541	60,608

Other mineral properties	117,500	—
	21,698,704	19,672,361

Accumulated depreciation	(482,907)	(232,282)

	$21,215,797	$19,440,079

During the year ended December 31, 2004, the Company acquired certain mineral claims located near Rock Creek. The Company issued 150,000 shares of common stock valued at $112,500 and paid $5,000 to acquire the claims.

5.                                      Convertible notes payable:

In prior years, the Company had issued convertible demand promissory notes payable to a director and certain other shareholders in order to finance its operations. Principal and accrued interest on the notes were due not later than 48 months subsequent to their issue date, and the holders could demand payment in full at any time. The notes accrued interest at rates ranging between 10% and 12% per annum, were unsecured and were convertible into the Company’s common stock at prices per share ranging between $0.25 and $0.50 per share. At December 31, 2003, the Company had one remaining note outstanding in the principal amount of $100,000, which principal and interest was repaid with cash in fiscal 2004.

During 2003, holders of $1,450,000 of convertible notes payable converted their notes plus accrued interest of $247,199 into 6,272,726 shares of the Company’s common stock, including 4,695,898 common shares for the conversion of principal and interest on convertible notes held by a director of the Company in the amounts of $1,025,000 and $194,266, respectively.

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6.                                      Long-term debt:

At December 31, 2004 and 2003, the balance of the Company’s long-term debt outstanding was as follows:

	2004	2003

ASARCO (1) (a)	$—	$11,832,332
Royal Gold Inc. royalties (c)	7,250,000	—
Equipment financing	308,073	—
Kennecott (2) (b)	6,630,106	6,298,975
	14,188,179	18,131,307

Current portion of long-term debt	1,991,563	—

	$12,196,616	$18,131,307

(1)                                  Includes accrued interest expense of $1,832,332 as of December 31, 2003.

(2)                                  Includes accrued interest expense of $1,630,106 and $1,298,975 as of December 31, 2004 and 2003, respectively.

(a)                                  ASARCO production obligation:

In connection with the ASARCO purchase agreement, the Company executed a $10 million note payable to ASARCO. The note originally bore interest at 9%, was payable semi-annually and matured on October 14, 2002. In 2000, the Company negotiated an amendment to the ASARCO purchase agreement, modifying the terms of the obligation so that payments would not begin until the Company’s second full year of production from a mine on the Rock Creek property. Payments would continue annually thereafter over the life of the mine in an aggregate amount sufficient to recover $10 million in “1999 dollars” as calculated by an 8% discount rate. If payments did not commence by December 31, 2014, the Company, was to then commence making annual payments of not less than $1.5 million each. The Company initially accrued the note payable and accumulated interest thereon based on the effective 8% discount rate. In 2002, the ASARCO Purchase Agreement was amended again to reduce the discount rate on the note from 8% to 4%.

The note payable and accrued interest were extinguished in May 2004 (note 7(a)).

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(b)                                 Kennecott note payable:

The Kennecott note payable is for $5 million, initially accumulated interest at 9% compounded on a semi-annual basis and matured on February 21, 2004. In 2003, an amendment to the Kennecott purchase agreement changed the interest rate to one-percent over the prime rate in effect on the last day of the preceding quarter and extended the maturity date to February 21, 2008. The note provides Kennecott the option to receive interest payments in cash or in common stock provided the stock has traded on a public market for no less than thirty days at the time the interest payment is due. In addition, Kennecott may elect to receive the interest semi-annually or to defer such payments. As of December 31, 2004, Kennecott had elected to defer interest payments due to it, and accordingly, such accrued interest amounts were classified with the principal on the note payable as long-term debt. The Kennecott note is secured by mortgages on the mining claims comprising the Troy Mine and Rock Creek properties, buildings and mill facilities. Revett Silver cannot sell or further encumber these assets (other than in connection with production financing) without Kennecott’s express consent for so long as the obligation is outstanding. Kennecott also has the right to approve any sale of all or substantially all of the Company’s assets, or a merger or consolidation in which Revett Silver is not the surviving entity.

(c)                                  Royal Gold Inc. royalty:

In October 2004, the Company sold two royalties on production from the Troy Mine to Royal Gold Inc. (Royal Gold), for cash consideration of $7,250,000 (the “Production Payment”) and $250,000 (the Tail Royalty), respectively. The Production Payment royalty is a 7% gross smelter returns royalty payable in cash on production and limited to the lesser of 90% of proven and probable reserves as at October 13, 2004 or $10,500,000. The Tail Royalty is also payable in cash at the rate of 6.1% on the gross smelter returns from the Troy Mine for production between 100% and 115% of its proven and probable reserves as at October 13, 2004 and then at the rate of 2% thereafter. As at December 31, 2005, $1,847,300 of the Production Payment is recorded as a current liability. The Tail Royalty was accounted for as proceeds on disposition of mineral property.

(d)                                 Equipment financing:

In November 2004, the Company entered into a 36 month finance agreement in order to acquire certain mining equipment. The monthly blended payments are $6,751. The Company also entered into a 36 month deferred agreement to acquire certain computer hardware and software in November 2004. The monthly payments on this agreement are $980.

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7.                                      Share capital:

(a)                                  Common stock:

The Company has one class of no par value common stock of which 95,000,000 are authorized for issue. The holders of common stock are entitled to receive dividends without restriction when and if declared by the board of directors. Holders of the Company’s common stock are not entitled to preemptive rights to acquire additional shares of common stock and do not have cumulative voting rights.

In conjunction with the Royal Gold royalties (note 6(c)), Royal Gold purchased 1,333,333 shares of common stock (the “Shares”) of the Company for gross proceeds of $1,000,000. Royal Gold has the right to convert the Shares to a perpetual, non-participating 1% net smelter return (NSR) royalty from the Rock Creek mine, 60 days after the later of:  (i) Royal Gold receiving a positive bankable feasibility study; or (ii) the Company approving commencement of a mine. This agreement also gives Royal Gold the right to assume certain obligations with respect to the Kennecott note payable (note 6(b)) if the Company is in default of the Kennecott note. If the Kennecott note is assumed, Royal Gold will have the right to convert the note to a 3% NSR royalty or into common shares of the Company or its successor.

During 2004, the Company completed a series of private placements realizing gross proceeds of $4,460,000 and net proceeds of $4,265,796. A total of 6,109,334 shares of common stock were issued pursuant to these private placements together with 3,575,326 stock purchase warrants (note 7(d)).

During May 2004, the Company issued 3,000,000 shares of common stock to ASARCO in full settlement of the $10,000,000 loan outstanding and accrued interest owing of $1,871,188 (note 6(a)). ASARCO was deemed to be a related party because of its significant shareholdings and having a directorship in the Company, and accordingly, the $9,621,188 gain on settlement, based on the estimated fair value of the shares of common stock issued, was recorded as a credit to additional paid-in capital.

In 2003, the Company issued 6,200,000 shares of common stock and 620,000 share purchase warrants (note 7(d)) and received cash proceeds of $1,245,650, and also issued 6,272,726 shares of common stock to settle convertible notes and the related interest owing for deemed proceeds of $1,697,199. Also in 2003, the Company issued 375,000 common shares to related parties for services rendered.

Also see note 13(a).

(b)                                 Preferred stock:

The Company is authorized to issue up to 5,000,000 shares of no par value preferred stock. The Company’s board of directors is authorized to create any series and, in connection with the creation of each series, to fix by resolution the number of shares of each series, and the designations, powers, preferences and rights, including liquidation, dividends, conversion and voting rights, as they may determine. At December 31, 2004 and 2003, no preferred stock was issued or outstanding.

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(c)                                  Stock options:

In January 2000, the Company adopted the Sterling Mining Company 2001 Equity Incentive Plan (the Plan). The purpose of the Plan is to enable the Company to attract and retain able employees and to provide a means of compensating those employees, and directors, officers and other individuals or entities integral to the Company’s success, with stock. The Plan is currently administered by the Company’s board of directors, which is authorized to grant common stock, incentive stock options, stock appreciation rights or any combination of the foregoing to eligible participants.

The Plan requires the Company to reserve and have available for issue, 5,000,000 shares of common stock. The aggregate number of shares of common stock that may be issued to any holder or awarded to any grantee under the Plan may not exceed thirty-three percent of the total number of shares reserved under the Plan. The Plan was approved by the Company’s board of directors in January 2000 and by its stockholders on February 16, 2001.

In 2004, the Company granted employees and directors options to acquire 1,320,000 common shares of the Company pursuant to the Plan at an exercise price of $0.75 per share except for 100,000 options which have an exercise price of $0.50 per share. All of these options have a term of 5 years from the date of grant and they all expire in 2009. In 2003, the Company granted employees and directors options to acquire 2,005,000 common shares of the Company pursuant to the Plan at an exercise price of $0.50 per common share. Of this total grant, 100,000 common shares had not vested at December 31, 2004, which vest one-third per annum commencing July 1, 2004. All of these options expire five years after the date of the grant. None of these granted options have been exercised. At December 31, 2004, the Company has options outstanding to purchase 3,325,000 common shares. There were no prior grants of options pursuant to the Plan.

The Company follows the disclosure-only provisions of SFAS No. 123 for options granted to employees of the Company. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

(i)                    The exercise price of the option at the date of the grant equals the fair value of the stock;

(ii)                Risk-free interest rate at the date of the grant - 2.78% to 3.93% per annum;

(iii)            Life of the option - 5 years; and

(iv)              Volatility - 0.001%

As previously noted, had compensation expense for these options been recognized, the loss for 2004 would have increased by $165,900 to $7,427,094 and increased by $111,300 to $5,205,453 for 2003. The loss per common share would remain unchanged for 2004 and would have increased by $0.01 to $0.13 per share for 2003. The weighted average fair value of options granted in 2004 was $0.12 (2003 - $0.07).

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(d)                                 Stock purchase warrants:

In 2004, in conjunction with a private placement, the Company issued compensation warrants to the underwriter exercisable into 520,667 common shares of the Company at $0.75 per share until March 18, 2006. In addition, as part of this private placement, the Company issued stock purchase warrants exercisable into 3,054,659 common shares of the Company at $1.00 per share. These warrants expire 18 months after the Company becomes listed on a public stock exchange (note 13(a)).

In 2003, the Company issued 620,000 stock purchase warrants in connection with a series of private placements of common stock of the Company. These warrants expire on September 17, 2008 and have an exercise price of $0.25 per common share.

8.                                      Income taxes:

As at December 31, 2004 and 2003, the Company had net deferred tax assets of approximately $2.7 million and $3.5 million, respectively. The deferred tax assets principally arise from net operating loss carry forwards for income tax purposes and temporary differences on the reclamation and remediation provision. In determining the valuation allowance, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependant upon the generation of future taxable income during periods in which those temporary differences become deductible. Since evidence does not exist that the deferred tax assets will be realized, a valuation allowance equal to the net deferred tax assets at both December 31, 2004 and 2003 has been established.

At December 31, 2004 the Company had regular tax net operating loss carry forwards of approximately $3.6 million, (2003 - $7.0 million) which expire between 2020 and 2025.

The Company’s income tax expense (recovery) differs from the amounts computed by applying the combined United States federal and state statutory rate of 38% as follows:

	2004	2003

Loss for the year	$(7,261,194)	$(5,094,153)

Statutory tax rate	38%	38%

Expected tax recovery	$(2,759,254)	$(1,935,778)
Adjusted for:
Non-deductible expenses	2,470	642,484
Increase in valuation allowance	2,756,784	1,293,294
	$—	$—

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9.                                      Related party transactions:

Except for the granting of certain stock options to a number of officers and directors of the Company or otherwise disclosed in these consolidated financial statements, there were no related party transactions in 2004. In 2003, the Company issued common stock in the amount of 300,000 shares as a signing bonus to the new President and Chief Executive Officer and 75,000 common shares to a new director of the Company.

10.                               Reclamation and remediation:

In connection with the terms of the ASARCO asset purchase agreement, the Company agreed to assume all liabilities associated with reclamation and closure obligations at the Troy Mine. Revett Silver has estimated its environmental liabilities in conjunction with its purchase accounting of the Troy Mine and recorded them in accordance with SFAS No.143 which the Company adopted effective January 1, 2003. The following is a reconciliation of the changes in the asset retirement obligation during the year:

	2004	2003

Balance, beginning of year	$7,603,832	$7,008,140
Accretion expense	646,326	595,692

Balance, end of year	$8,250,158	$7,603,832

To initially apply SFAS No. 143, the following assumptions were made:

(a)          the cost in 2003 dollars to fully reclaim the site is $9,313,900;

(b)         the rate of inflation is 2.5%;

(c)          the Company’s risk adjusted risk free rate is 8.5%; and

(d)         operations cease in 2007.

There have been no changes in these assumptions since January 1, 2003.

Other assumptions used by management to determine the carrying amount of the asset retirement obligation are labour costs based on current marketplace wages required to hire contractors to dismantle and remove the leasehold improvements and a market risk premium for unforeseeable circumstances.

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11.                               Commitments and contingencies:

(a)                                  Enviromental:

The Company’s mining properties are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with all material applicable laws and regulations.

In October 1999, the Montana Department of Environmental Quality (Montana DEQ) notified the Company that it had reviewed the Troy Mine’s reclamation plan and made revisions that resulted in increasing its reclamation performance bond from $2,763,500 to $10,500,000. The Montana DEQ is continuing to study and review the ultimate bonding requirements for the Troy Mine. See note 13(d).

(b)                                 Agreement for electric service:

The Company has a power sales and services agreement with a utility company to provide electric power to its Troy Mine production facility. The agreement provides for the Company’s purchase of electric power at agreed upon kilowatt per hour prices. The agreement calls for a monthly service charge of $4,660 that is subject to capital credits and cost recovery adjustments. The agreement expires and renews annually.

(c)                                  Litigation:

(i)                                    On December 20, 2002, an action was filed against the Company and ASARCO in the United States District Court of Montana, Missoula Division, by an environmental activist group alleging violations of various federal and state environmental laws at the Troy Mine, and with breaching the terms of an earlier settlement agreement entered into by ASARCO in 1997 requiring it (and the Company, as successor and owner and operator of the mine) to operate and maintain the tailings impoundment in accordance with technical recommendations. The Company believes the claims are inaccurate and plans to vigorously defend against them. While the ultimate outcome of the litigation is uncertain, management does not anticipate that it will have a materially adverse affect on the Company’s financial statements.

(ii)                                On March 2, 2002, an amended judicial challenge was filed against the Montana DEQ, challenging certain permits issued with respect to the Rock Creek project. The outcome of this judicial challenge is uncertain which could delay the ultimate permitting of the Rock Creek project.

(iii)                            The Company’s proposed development of the Rock Creek project is the subject of a judicial appeal in federal district court filed by environmental groups, challenging the May 2003 biological opinion of the United States Fish and Wildlife Service (see note 13(e) for assessment).

(iv)                              On August 11, 2003, an administrative appeal was filed challenging the record of decision and the final environmental impact statement for the Rock Creek project. This appeal was unsuccessful. No further appeals have been filed with respect to this original decision; however, a notice of intent to sue was filed in April 2004. The outcome of this matter is uncertain which could delay the ultimate permitting of the Rock Creek project.

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(d)                                 Kennecott purchase agreement amendment:

During 2002, Kennecott and the Company agreed in principle to amend the February 21, 2000 Asset Purchase and Sale Agreement. Among other things, the amendment granted Kennecott the right to acquire a 2% net smelter return royalty from the sale of metals from a defined area of the Company’s Rock Creek property beginning one year after the Rock Creek project achieves 80% of designed commercial capacity production or December 31, 2015, whichever is later. The amendment requires Kennecott to surrender the 2,250,000 shares of the Company’s common stock previously issued (note 1) in exchange for this royalty. The royalty terminates upon Kennecott’s recovery of $8 million in total royalty payments, plus an adjustment related to changes in the consumer price index.

12.                               Fair value of financial instruments:

The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data and to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are not materially different then their fair values based upon the short term nature of these amounts. It is not practicable to determine the fair value of the long-term debt and convertible notes payable due to the nature of the obligations and the absence of a secondary market for such instruments.

13.                               Subsequent events:

(a)                                  On February 15, 2005, the shareholders of the Company approved a plan of reorganization to support the IPO by Revett Minerals. Under this plan of reorganization, the Company’s shareholders approved the creation of two classes of common stock; the Class A stock and the Class B stock. Each existing share of common stock of Revett Silver was exchanged for one Class B common share of Revett Silver. In addition, pursuant to the IPO of Revett Minerals, the Company received approximately $25.9 million and in turn issued 34,500,000 Class A shares to Revett Minerals. Subsequently, Revett Minerals acquired 22,675,467 of the issued and outstanding Class B common shares of the Company. As a result of these transactions, Revett Minerals owns approximately 65% of Revett Silver, with the former shareholders of the Company owning the remaining 35% of Revett Silver. The remaining holders of the class B common shares have the right to require the Company to redeem the class B common shares, provided that the Company would have the right to elect whether the redemption price would be satisfied by common shares, subject to certain conditions, of Revett Minerals or in cash based on the then quoted market price of Revett Minerals’ common shares or a combination of the two. With the exception of the redemption rights, the Class A and B common shares have substantially the same rights.

(b)                                 During the first two months of 2005, the Company entered into two different agreements (a three-year agreement and a five-year agreement) to lease a total of 57 rail cars at an average price of $444 per car per month.

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(c)                                  In 2005, the Company agreed to purchase mining equipment at costs of approximately $1.5 million. Delivery of this equipment occurred at the end of March 2005. To finance this equipment, the Company entered into a $1.5 million, 36 month loan at a fixed 6.9% rate of interest, with the mining equipment purchased as security against the loan. Also in March 2005, the Company entered into a 36 month capital lease with payments of $11,148 per month respecting the acquisition of a 988G wheel loader.

(d)                                 On March 17, 2005, Genesis Inc. purchased from an independent insurance company a reclamation cost insurance program (the Program). This Program was purchased for $8.4 million and it includes several components including surety bonds provided to the State of Montana in an amount of $10.5 million, a reclamation cost trust fund in the amount of $6.4 million and an insurance policy covering certain future increases in the estimated costs of reclaiming the Troy Mine. This policy obliges the bonding company to provide additional bonding to a maximum specified amount if such financial assurance is required by the State of Montana. The term of this insurance policy is for 15 years. If the costs of reclaiming the Troy Mine are less than $6.4 million, Genesis Inc. is entitled to a refund of the amount in the trust fund not expended.

(e)                                  On March 30, 2005, Revett Silver received a decision by the United States District Court (the Court) in Missoula, Montana relating to an action brought by certain environmental groups challenging the United States Fish and Wildlife Services (USFWS) biological opinion that the proposed development of the Rock Creek project would not jeopardize the continued existence of certain fish and wildlife (note 11(c)(iii)). The Court remanded the biological opinion back to the USFWS to re-analyze its non-jeopardy findings. Revett Silver cannot predict the outcome that this decision will have on the timing of the ultimate permitting of the Rock Creek project.

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Consolidated Financial Statements

(Expressed in United States dollars)

REVETT  SILVER  COMPANY

Years ended December 31, 2005 and 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Revett Silver Company

We have audited the consolidated balance sheets of Revett Silver Company as at December 31, 2005 and 2004 and the consolidated statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the years ended December 31, 2005 and 2004.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our audit opinions.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 in accordance with accounting principles generally accepted in the United States of America.

Chartered Accountants

Vancouver, Canada

February 24, 2006, except as to note 8(d)
  which is as of March 18, 2006 and note 7
  which is as of April 14, 2006

REVETT SILVER COMPANY

Consolidated Balance Sheets

(Expressed in United States dollars)

December 31, 2005 and 2004

	2005	2004

Assets

Current assets:
Cash and cash equivalents	$4,445,193	$4,841,619
Short-term investments	7,396,438	—
Accounts receivable (note 3)	3,307,686	397,018
Concentrate inventory	200,435	255,219
Supplies inventory	1,538,006	489,377
Prepaid expenses and deposits	693,661	275,327
	17,581,419	6,258,560

Other long-term assets (note 5)	1,681,378	80,356

Restricted cash (note 5)	6,718,634	—

Mineral property, plant and equipment (note 4)	25,361,353	21,215,797

	$51,342,784	$27,554,713

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$684,404	$510,250
Accrued liabilities	2,059,202	768,682
Current portion of long-term debt (note 6)	4,077,236	1,991,563
	6,820,842	3,270,495

Reclamation and remediation (note 7)	8,951,421	8,250,158

Long-term debt (note 6)	11,108,004	12,196,616
	26,880,267	23,717,269

Stockholders’ equity (deficiency):
Preferred stock, no par value, 5,000,000 shares authorized; none issued and outstanding
Common stock, no par value, 600,000 shares authorized; 87,968,412 and 53,448,412 shares issued and outstanding, respectively (note 8)	41,237,802	16,382,237
Additional paid-in capital (note 8(a))	9,621,188	9,621,188
Deficit	(26,396,473)	(22,165,981)
	24,462,517	3,837,444

Nature of operations (note 1)
Commitments and contingencies (note 10)
Subsequent events (notes 7, 8(d) and 10(c)(ii))

	$51,342,784	$27,554,713

See accompanying notes to consolidated financial statements.

1

REVETT SILVER COMPANY

Consolidated Statements of Operations

(Expressed in United States dollars)

Years ended December 31, 2005 and 2004

	2005	2004

Revenue	$21,135,849	$—

Expenses:
Accretion of reclamation and remediation liability	701,263	646,326
Cost of sales	19,198,906	—
Depreciation and depletion	1,101,808	252,329
Exploration and development	1,258,739	—
General and administrative	1,930,829	2,202,455
Re-start project	—	3,857,655
	24,191,545	6,958,765

Other expenses (income):
Interest expense	1,808,426	373,253
Interest and other income	(633,630)	(61,824)
Gain on disposal of assets	—	(9,000)
	1,174,796	302,429

Loss for the year	$4,230,492	$7,261,194

Basic and diluted loss per share	$0.06	$0.15
Weighted average number of shares outstanding	76,702,555	49,935,621

See accompanying notes to consolidated financial statements.

2

REVETT SILVER COMPANY

Consolidated Statement of Changes in Stockholders’ Equity (Deficiency)

(Expressed in United States dollars)

Years ended December 31, 2005 and 2004

	Common stock		Additional	Accumulated
	Shares	Amount	paid-in capital	deficit	Total

Balance, December 31, 2003	42,855,745	8,756,526	—	(14,904,787)	(6,148,261)

Common stock issued for cash and warrants ($0.75 per share)	6,109,334	4,265,796	—	—	4,265,796
Common stock issued for ASARCO debt settlement (notes 6(a) and 7(a))	3,000,000	2,250,000	—	—	2,250,000
Common stock issued for mineral property acquisition	150,000	112,500	—	—	112,500
Additional paid-in capital resulting from ARARCO debt settlement (notes 6(a) and 7(a))	—	—	9,621,188	—	9,621,188
Common stock issued for cash, net ($0.75 per share)	1,333,333	997,415	—	—	997,415
Loss for the year	—	—	—	(7,261,194)	(7,261,194)

Balance, December 31, 2004	53,448,412	16,382,237	9,621,188	(22,165,981)	3,837,444

Common stock issued for services	20,000	15,000	—	—	15,000
Common stock issued for cash ($0.72 per share)	34,500,000	24,840,565	—	—	24,840,565
Loss for the year	—	—	—	(4,230,492)	(4,230,492)

Balance, December 31, 2005	87,968,412	$41,237,802	$9,621,188	$(26,396,473)	$24,462,517

See accompanying notes to consolidated financial statements.

3

REVETT SILVER COMPANY

Consolidated Statements of Cash Flows

(Expressed in United States dollars)

Years ended December 31, 2005 and 2004

	2005	2004

Cash provided by (used in):

Operating activities:
Loss for the year	$(4,230,492)	$(7,261,194)
Adjustments to reconcile loss for the year to net cash used by operating activities:
Depreciation and depletion	1,101,808	252,329
Accretion of reclamation and remediation liability	701,263	646,326
Gain on disposition of assets	—	(9,000)
Common stock issued for services	15,000	—
Changes in:
Accounts receivable	(2,910,668)	(397,018)
Concentrate inventory	54,784	(255,219)
Supplies inventory	(1,048,629)	(174,372)
Prepaid expenses and deposits	(418,334)	(162,893)
Accounts payable	174,154	395,564
Accrued liabilities	1,290,520	947,936
Net cash used by operating activities	(5,270,594)	(6,017,541)

Investments:
Proceeds from the sale of property	—	259,000
Expenditures on plant, equipment and mine development, net	(5,247,364)	(2,165,547)
Deferred costs	—	(80,356)
Restricted cash	(6,718,634)	—
Purchase of short-term investments	(7,396,438)	—
Other long-term assets	(1,601,022)	—
Net cash provided (used) by investing activities	(20,963,458)	(1,986,903)

Financing:
Proceeds from issuance of common stock and warrants, net	24,840,565	5,263,211
Proceeds on issuance of long-term debt	2,085,673	7,572,117
Repayment of long-term debt	(1,088,612)	(14,044)
Repayments of convertible notes payable	—	(100,000)
Net cash provided by financing activities	25,837,626	12,721,284

Increase (decrease) in cash and cash equivalents	(396,426)	4,716,840

Cash and cash equivalents, beginning of year	4,841,619	124,779

Cash and cash equivalents, end of year	$4,445,193	$4,841,619

Supplemental cash flow information:
Cash paid for interest during the year	$1,418,653	$27,847
Non-cash financing activities:
Common stock issued in connection with debt settlement and conversions	—	2,250,000
Common stock issued for mineral property	—	112,500
Acquisition of plant and equipment under capital lease	889,000	—

See accompanying notes to consolidated financial statements.

4

REVETT SILVER COMPANY

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2005 and 2004

1.     Nature of operations:

Revett Silver Company (Revett Silver or the Company) was originally incorporated in the State of Montana in 1999, for the purpose of acquiring the Troy Mine and the Rock Creek Project.  The Rock Creek Project is a large copper and silver property located in northwest Montana that is in the exploration and development stage.  The Troy Mine was a past producing copper and silver mine also located in northwest Montana that, in 1993, was placed on care and maintenance basis by its previous owner, ASARCO Incorporated (ASARCO).  In December 2004, Revett Silver resumed mining operations at Troy and the mine has operated continuously since that time.  The consolidated financial statements of Revett Silver include the accounts of Genesis Inc. and RC Resources, Inc., the Company’s wholly-owned subsidiaries that hold the Company’s interests in the Troy Mine and the Rock Creek Project, respectively.

In 1999 and 2000, the Company separately negotiated the purchase of the Troy Mine and the Rock Creek Project (Rock Creek) from their previous co-owners, ASARCO and Kennecott Montana Company (Kennecott).  The consideration received by ASARCO consisted of $1,000,000 cash, 2,000,000 shares of common stock of the Company valued at $200,000, certain stock price guarantees and an interest bearing promissory note in the amount of $10,000,000.  In fiscal 2004, the Company issued 3,000,000 common shares to ASARCO in full settlement of the interest and principal outstanding.  Kennecott received 2,250,000 shares of common stock of the Company valued at $225,000, an interest bearing promissory note in the amount of $5,000,000 and certain stock price guarantees.  The stock price guarantees provided to both ASARCO and Kennecott were subsequently extinguished.  The Company also assumed the reclamation and remediation liabilities associated with the Troy Mine (note 7).

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States.  These consolidated financial statements have been prepared on a going concern basis which assumes the realization of assets and the settlement of liabilities in the normal course of operations.  The Company’s continuing operations and the underlying value and recoverability of the amounts shown for Rock Creek are dependent upon the existence of economically recoverable mineral reserves, the ability of the Company to obtain the necessary financing to complete exploration and development of the property, maintaining or obtaining the necessary operating permits and upon future profitable production or proceeds from the sale of the project.  The recoverability of the amounts shown for the Troy Mine and the related plant and equipment and supplies and concentrate inventory is dependent upon future profitable production or proceeds from the disposition of the mine.

5

In February 2005, the shareholders of the Company approved a plan of reorganization to support the IPO by Revett Minerals Inc. (Revett Minerals).  Under this plan of reorganization, the Company’s shareholders approved the creation of two classes of common stock; the Class A stock and the Class B stock.  Each existing share of common stock of Revett Silver was exchanged for one Class B common stock of Revett Silver.  In addition, pursuant to the IPO of Revett Minerals, the Company received $24,840,565 and in turn issued 34,500,000 Class A stock to Revett Minerals.  Subsequently, Revett Minerals acquired 24,489,705 of the issued and outstanding Class B stock of the Company.  The remaining holders of the Class B stock have the right to request the Company to redeem the Class B stock, provided that the Company would have the right to elect whether the redemption price would be satisfied by common stock, subject to certain conditions, of Revett Minerals or in cash based on the then quoted market price of Revett Minerals’ common stock or a combination of the two.  With the exception of the redemption rights, the Class A and B common stock have substantially the same rights.  As at December 31, 2005, Revett Minerals owns approximately 67% of the common shares of Revett Silver.

2.     Significant accounting policies:

(a)   Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of its wholly owned subsidiaries, Genesis Inc. and RC Resources, Inc.  All inter-company balances and transactions have been eliminated upon consolidation.

(a)   Use of estimates:

The preparation of the financial statements requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes and the disclosure of contingent assets and liabilities at the date of the financial statements.  Significant areas requiring the use of estimates include the recoverability of mineral property, plant  and equipment, the determination of the reclamation and remediation liability, determination of valuation allowance for future income tax assets, measurement of concentrate inventory and expected lives for depreciation, depletion and amortization.  Actual results may differ from those estimates.

(c)   Cash and cash equivalents:

Cash and cash equivalents include all short term money market instruments which, on acquisition, have an original maturity of three months or less.  Cash and cash equivalents consist of funds deposited with various high quality financial institutions.  The Company’s cash and cash equivalents are not subject to any restriction.

(d)   Short-term investments:

Short-term investments, which comprise marketable and other securities that are available for sale or have original maturities of more than three months and less than one year, are carried at the lower of cost or market.

6

2.     Significant accounting policies:

(e)   Revenue recognition:

Revenue from the sale of copper and silver concentrate is recorded net of smelter treatment and refining charges.  Revenue is recognized when pervasive evidence of an arrangement exists, title and risk passes to the buyer, collection is reasonably assured and the price is reasonably determinable.  Copper and silver concentrates are sold under pricing arrangements where final prices are determined by quoted metal prices subsequent to the date of sale.  Therefore, revenue from the sale of metals in concentrates is subject to adjustment when the final settlement for prices, weights and assays occurs.  Adjustments to revenue for metal price changes are recorded monthly and other adjustments are recorded upon final settlement.

(f)    Inventory

Materials and supplies are valued at the lower of average cost and replacement value.  Stock piled ore and work-in-process inventory are valued at the lower of average production cost and net realizable value after an allowance for additional processing costs.  Finished goods inventory which consists of copper and silver concentrate available for sale is valued at the lower of average production cost and net realizable value.  Production costs include the cost of raw materials, direct labor, mine site overhead expenses and depreciation and depletion of mineral property, plant and equipment.

(g)   Stock options:

The Company has a stock-based compensation plan, which is described in note 8(c).  In 2005, the Company discontinued the granting of options pursuant to this plan.  There were no grants of options by Revett Silver in 2005.

For the year ended December 31, 2004, the Company applied the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, to account for its fixed-plan stock options granted in 2004.  Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.  FASB Statement No. 123, Accounting for Stock-Based Compensation and FASB Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans.  As permitted by then existing accounting standards, the Company had elected to continue to apply the intrinsic-value-based method of accounting described above, and had adopted only the disclosure requirements of Statement 123, as amended.  There is no pro forma effect on the Company’s loss for the 2005 fiscal year as no options were granted or earned in 2005.  The pro forma effect on the Company’s loss for the 2004 fiscal year, if an expense had been recorded for the fair value of the compensation cost relating to stock options granted to employees and directors, would be an increase in loss of $165,900 to $7,427,094.  The loss per common share would remain unchanged for the 2004 year.

7

(h)   Mineral property, plant and equipment:

Costs related to the acquisition of property and mineral rights, construction of production facilities and the development of mine infrastructure are capitalized.  Costs of permitting, evaluation and feasibility are capitalized upon completion of an analysis which demonstrates the economic viability of the mineral deposit.  Once commercial production has commenced, these costs are amortized using the units of production method based over proven and probable reserves.  If the mineral deposit proves to be uneconomical or otherwise determined to have a fair value less than its carrying amount, then previously capitalized costs are written down in the period in which such determination is made.

Production facilities and equipment are initially stated at cost and are depreciated using the straight-line or units-of-production method at rates sufficient to depreciate the assets over their estimated useful lives, not to exceed the life of the mine to which the assets relate.  Vehicles and office equipment are stated at cost and are depreciated using the straight-line method over estimated useful lives of three to six years.  Maintenance and repairs are charged to operations as incurred.  When assets are retired or sold, the costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

The Company follows SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets, whereby long-lived assets, such as mineral property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.  The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Management’s estimates are subject to risks and uncertainties of changes affecting the recoverability of the Company’s investment in its mineral property, plant and equipment.  Management’s estimates of these factors are based on current conditions.  Nonetheless, it is possible that in the near term, changes that could adversely affect management’s estimate of net cash flows expected to be generated from its properties could occur.  This could necessitate a write down for asset impairment.

(i)    Reclamation and remediation:

The Company’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment.  The Company follows SFAS No. 143 “Accounting for Asset Retirement Obligations” which requires the recognition of statutory, contractual, or other legal obligations related to the retirement of tangible long lived assets when such obligations are incurred, if a reasonable estimate of fair value can be made.  These obligations are measured initially at fair value and the resulting costs capitalized into the carrying value of the related assets.  In subsequent periods, the liability is adjusted for accretion of the discount and any change in the amount or timing of the underlying cash flows.  The asset retirement cost is amortized to operations over the life of the assets.

8

It is reasonably possible that the ultimate cost of remediation and reclamation could change in the future due to uncertainties associated with defining the nature and extent of environmental contamination, the application of laws and regulations by regulatory authorities and changes in remediation technology.  The Company continually reviews its accrued liabilities as evidence becomes available indicating that its remediation and reclamation liabilities may have changed.  Any such increases in costs could materially impact the future amounts charged to operations for reclamation and remediation obligations.

(j)    Income taxes:

The provision for income taxes is based on the asset and liability method.  The Company recognizes deferred income tax assets and liabilities and the expected future income tax consequences of events that have been recognized in its financial statements.  Deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the periods in which the temporary differences are expected to reverse.  The effect of future income tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the date of enactment.  The Company records a valuation allowance against any portion of those deferred income tax assets that management believes will, more likely than not, fail to be realized.

(k)   Loss per common share:

The Company accounts for its loss per common share according to SFAS No. 128, Earnings per Share.  Under the provisions of SFAS No. 128, basic loss per share amounts are arrived at by dividing loss available to common stockholders by the weighted average number of common shares outstanding.  Diluted per share amounts include the effect of any potentially dilutive common stock equivalents.  Common stock equivalents, including stock options, warrants to purchase the Company’s common stock and common stock issuable upon the conversion of notes payable, are excluded from the calculations of diluted per share amounts when their effect is anti-dilutive, as it is for all periods presented.  The dilutive effect of stock options and warrants is calculated using the treasury stock method and the effect of convertible instruments is calculated using the “if converted” method.

(l)    Production royalty:

Production royalties that are accounted for as debt pursuant to EITF 88-18 Sales of Future Revenue are amortized under the interest method based on expected future payments.

(m)  Reclassifications:

Certain reclassifications have been made to the 2004 financial statements in order to conform to the 2005 presentation.

9

3.     Accounts receivable:

As at December 31, 2005, the Company had amounts due from Revett Minerals, its parent Company, of $218,186 (2004 - $394,657) as a result of advancing funds of $323,619 for certain general and administrative expenses of Revett Minerals offset by $500,000 of interest expense paid by Revett Minerals through the issuance of common shares of Revett Minerals.  Other than through its interest in Revett Silver, Revett Minerals has no operating assets or any other sources of revenue or cash flow.

4.     Mineral property, plant and equipment:

The major components of the Company’s mineral property, plant and equipment accounts at December 31, 2005 and 2004 are as follows:

	2005	2004

Troy Mine:
Property	$5,236,730	$5,236,730
Plant and equipment	8,323,817	4,168,712
Buildings	635,747	538,050
	14,196,294	9,943,492

Rock Creek property and development	12,535,822	11,559,171

Other corporate	91,526	78,541

Other mineral properties	117,500	117,500
	26,941,142	21,698,704

Accumulated depreciation	(1,579,789)	(482,907)

	$25,361,353	$21,215,797

In 2005, the Company acquired certain property at a cost of approximately $975,000 near Rock Creek to be used as part of the grizzly bear mitigation program.  This amount is recorded above in Rock Creek property and development.  In 2004, the Company acquired certain mineral claims located near Rock Creek.  The Company issued 150,000 shares of common stock valued at $112,500 and paid $5,000 to acquire these claims.

5.     Restricted cash:

On March 29, 2005, the Company purchased an environmental risk transfer program (the ERTP) from a leading North American insurance company.  The cost of the ERTP was $8,400,000.  Of this amount, $6,500,000 was deposited in an interest bearing account with the insurer (the Commutation Account).  Accrued interest at December 31, 2005 is $218,634.  The Commutation Account principal plus interest earned are reserved exclusively to pay the Company’s reclamation and closure costs at the Troy Mine.  If the final closure costs at Troy are less the value of the Commutation Account, the Company will be refunded the remaining balance.

The remaining $1,900,000 was for a pre-payment of premiums for the ERTP paid to the insurer and for Montana state taxes on the ERTP.  This amount is included in “other long-term assets” on the consolidated balance sheet and will be amortized over the life of the mine on a units-of-production basis.

10

6.      Long-term debt:

 At December 31, 2005 and 2004, the balance of the Company’s long-term debt outstanding was as follows:

	2005	2004

Royal Gold Inc. royalties (a)	$7,063,689	$7,250,000
Kennecott (1) (b)	6,000,000	6,630,106
Term loan (c)	1,193,200	—
Capital leases (d)	928,351	308,073
	15,185,240	14,188,179

Current portion of long-term debt	4,077,236	1,991,563

	$11,108,004	$12,196,616

(1)       Includes accrued interest expense of $1,000,000 and $1,630,106 as of December 31, 2005 and 2004, respectively.

(a)   Royal Gold Inc.:

In October 2004, the Company sold two royalties on production from the Troy Mine to Royal Gold Inc. (Royal Gold), an unrelated party, for cash consideration of $7,250,000 (the Production Payment) and $250,000 (the Tail Royalty), respectively.  The Production Payment royalty is a 7% gross smelter return royalty payable in cash on production and limited to the lesser of 90% of proven and probable reserves as at October 13, 2004 or $10,500,000.  The Tail Royalty is also payable in cash at the rate of 6.1% on the gross smelter returns from the Troy Mine for production between 100% and 115% of its proven and probable reserves as at October 13, 2004 and then at the rate of 2% thereafter.  As at December 31, 2005, $3,148,396 of the Production Payment is included in current portion of long-term debt.  The Tail Royalty was accounted for as proceeds on disposition of mineral property.

(b)   Kennecott note payable:

The Kennecott Montana Company (Kennecott) note payable is for $5,000,000 and bears an interest rate of one-percent over the U.S. prime rate in effect on the last day of the preceding quarter and the maturity date is February 21, 2008.  The note allows Kennecott the option to receive interest payments in cash or in common shares.  In addition, Kennecott may elect to receive the interest semi-annually or to defer such payments.  In December 2005, Kennecott elected to have current interest owing paid in cash, however, Kennecott may change this election at any time at its option.  In addition, Kennecott retains the right to have deferred interest paid in common stock at any time until the note matures.  Until February 2005, Kennecott had elected to defer the interest payments due to it, and accordingly, such accrued interest amounts were classified as long-term.

The Kennecott note is secured by mortgages on the mining claims comprising the Troy and Rock Creek properties, buildings and mill facilities.  The Company cannot sell or further encumber these assets (other than in connection with production financing) without Kennecott’s express consent for so long as the obligation is outstanding.  Kennecott also has the right to approve any sale of all or substantially all of the assets of Revett Silver, or a merger or consolidation in which Revett Silver is not the surviving entity.

12

(c)   Term loan:

In connection with the acquisition of certain underground production equipment at the Troy Mine, the Company entered into a 36 month term loan with a principal amount of $1,500,000, bearing an interest rate of 6.9%.  The monthly payments are $46,326 which commenced in May 2005.  The term loan is secured with certain underground production equipment acquired.

(d)   Capital leases:

The Company has entered into a number of capital leases and loans to acquire new mining equipment for use at the Troy Mine:

	2005	2004
2006	$472,000	$—
2007	381,000	—
2008	78,300	—
2009	31,100	—
2010 and thereafter	9,000	—

Total minimum lease payments	971,400	—
Less amount representing interest (at rates ranging from 3.33% to 5.57%)	43,049	—

Present value of net minimum capital lease payments	928,351	—
Current portion	441,100	—

	$487,251	$—

Interest of $21,100 (2004 - nil) relating to capital lease obligations has been included in interest expense.

(e)   Minimum principal amounts:

Minimum principal amounts due on long-term debt, including estimated payments on the Royal Gold Production Payment royalty, for each of the five years subsequent to December 31, 2005 are as follows:

2006	$2,343,900
2007	3,164,000
2008	8,788,000
2009	—
2010	—

13

7.     Reclamation and remediation:

In connection with the terms of the ASARCO asset purchase agreement, the Company agreed to assume all liabilities associated with reclamation and closure obligations at the Troy Mine.  Revett Silver has estimated its environmental liabilities in conjunction with its purchase accounting of the Troy Mine and recorded them in accordance with SFAS No.143 which the Company adopted effective January 1, 2003.  The following is a reconciliation of the changes in the asset retirement obligation during the year:

	2005	2004

Balance, beginning of year	$8,250,158	$7,603,832
Accretion expense	701,263	646,326

Balance, end of year	$8,951,421	$8,250,158

The total undiscounted amount of the estimated future expenditures required to settle the environmental remediation and mine closure obligation at December 31, 2005 was $10,500,000.  The Montana Department of Environmental Quality (MDEQ) looks to the Company as the primary obligor of the reclamation liabilities, and at December 31, 2005, the DEQ required reclamation bonds with a cumulative value of $10,500,000 to be posted.  The Company has purchased an environmental risk transfer program (note 5) which is expected to fund the final closure costs at Troy.  On April 14, 2006 these bonds were increased to $11,900,000 and provided for under the environmental risk transfer program.  The environmental remediation expenditures were expected to occur at the end of the mining operations, which was estimated to occur in 2008 and have been discounted at the Company’s credit-adjusted risk-free rate of 8.5%.  Subsequent to the year ended December 31, 2005, the Company revised its mine plan and now expects closure to occur in 2011.  The Company does not expect to make any material payments for reclamation and remediation prior to 2011 and any such payments will be funded by the Commutation Account.  Other assumptions used by management to determine the carrying amount of the asset retirement obligation are labor costs based on current marketplace wages required to hire contractors to carry out reclamation activities, market risk premium for unforeseeable events; and the rate of inflation over the expected years to settlement of the obligation.

14

8.     Share capital:

(a)   Common stock:

In February 2005, the shareholders of Revett Silver approved a plan of reorganization to support the initial public offering of Revett Minerals.  This plan of reorganization created two classes of no par common stock.  There are 500,000,000 Class A common stock and 100,000,000 class B common stock authorized.  The holders of Class A and Class B common stock are entitled to receive dividends without restriction when and if declared by the board of directors and carry identical voting rights.  One hundred percent of the existing common stock of Revett Silver was converted into Class B common stock on a one for one basis.  The Class B common stock may, under certain circumstances be converted into common stock of Revett Minerals, also on a one for one basis.  Revett Minerals is then entitled to exchange the Class B common stock for Class A common stock, also on a one for one basis.  As at December 31, 2005, 58,989,705 shares of Class A and 28,978,707 shares of Class B common stock were outstanding.  Holders of the Company’s common stock are not entitled to preemptive rights to acquire additional shares of common stock and do not have cumulative voting rights.

In February 2005, in conjunction with the Initial public offering (the “IPO”) of Revett Minerals, Revett Minerals contributed the net proceeds of its IPO, being $24,840,565, to Revett Silver in exchange for 34,500,000 shares of Class A stock.  In addition, 22,711,788 shares of Class B stock were exchanged for the same number of common shares of Revett Minerals, who in turn, exchanged these shares of Class B stock for a like number of Class A stock.

In July 2005, holders of 1,777,917 shares of Class B stock were exchanged for 1,777,917 common shares of Revett Minerals, which were then exchanged by Revett Minerals for 1,777,917 shares of Class A stock.

In 2004, in conjunction with the Royal Gold royalties (note 6(a)), Royal Gold purchased 1,333,333 shares of common stock (the “Shares”) of the Company for gross proceeds of $1,000,000.  Royal Gold has the right to convert these shares into a perpetual, non-participating 1% net smelter return (“NSR”) royalty from the Rock Creek Mine, 60 days after the later of:  (i) Royal Gold receiving a positive bankable feasibility study; or (ii) the Company approving commencement of a mine.  This agreement also gives Royal Gold the right to assume certain obligations with respect to the Kennecott note payable (note 6(b)) if the Company is in default of the Kennecott note.  If the Kennecott note is assumed, Royal Gold will have the right to convert the note to a 3% NSR royalty or into common shares of the Company or its successor.

During 2004, the Company completed a series of private placements realizing gross proceeds of $4,460,000 and net proceeds of $4,265,796.  A total of 6,109,334 shares of common stock were issued pursuant to these private placements together with 3,575,326 stock purchase warrants.

During May 2004, the Company issued 3,000,000 shares of common stock to ASARCO in full settlement of the $10,000,000 loan outstanding and accrued interest owing of $1,871,188 (note 1).  ASARCO was deemed to be a related party because of its significant shareholdings and having a directorship in the Company, and accordingly, the $9,621,188 gain on settlement, based on the estimated fair value of the shares of common stock issued, was recorded as a credit to additional paid-in capital.

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(b)   Preferred stock:

The Company is authorized to issue up to 5,000,000 shares of no par value preferred stock.  The Company’s board of directors is authorized to create any series and, in connection with the creation of each series, to fix by resolution the number of shares of each series, and the designations, powers, preferences and rights, including liquidation, dividends, conversion and voting rights, as they may determine.  At December 31, 2005 and 2004, no preferred stock was issued or outstanding.

(c)   Stock options:

In January 2000, the Company adopted the Sterling Mining Company 2001 Equity Incentive Plan (the Plan).  The purpose of the Plan is to enable the Company to attract and retain able employees and to provide a means of compensating those employees, and directors, officers and other individuals or entities integral to the Company’s success, with stock.  The Plan is currently administered by the Company’s board of directors, which is authorized to grant common stock, incentive stock options, stock appreciation rights or any combination of the foregoing to eligible participants.

The Plan requires the Company to reserve and have available for issue, 5,000,000 shares of common stock.  The aggregate number of shares of common stock that may be issued to any holder or awarded to any grantee under the Plan may not exceed thirty-three percent of the total number of shares reserved under the Plan.  The Plan was approved by the Company’s board of directors in January 2000 and by its stockholders on February 16, 2001.

In 2005, the board of directors decided that no further grants of stock options would occur under the 2001 Equity Incentive Plan.  There were no grants of stock options in 2005 by the Company.

In 2004, the Company granted employees and directors options to acquire 1,320,000 common shares of the Company pursuant to the Plan at an exercise price of $0.75 per share except for 100,000 options which have an exercise price of $0.50 per share.  All of these options have a term of 5 years from the date of grant and they all expire in 2009.  In 2003, the Company granted employees and directors options to acquire 2,005,000 common shares of the Company pursuant to the Plan at an exercise price of $0.50 per common share.  Of this total grant, 50,000 common shares had not vested at December 31, 2005, and will vest on July 1, 2006.  All of these options expire five years after the date of the grant.  None of the options granted have been exercised.  At December 31, 2005, the Company has stock options outstanding to purchase 3,325,000 common shares.  There were no prior grants of options pursuant to the Plan.

The Company follows the disclosure-only provisions of SFAS No. 123 for options granted to employees of the Company.  The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

(i)            The exercise price of the option at the date of the grant equals the fair value of the stock;

(ii)           Risk-free interest rate at the date of the grant - 2.78% to 3.93% per annum;

(iii)         Life of the option - 5 years;

(iv)          Volatility - 0.001%; and

(v)           Dividends - nil.

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(d)   Stock purchase warrants:

In 2004, in conjunction with a private placement, the Company issued compensation warrants to the underwriter exercisable into 520,667 common shares of the Company at $0.75 per share until March 18, 2006 which expired unexercised.  In addition, as part of this private placement, the Company issued stock purchase warrants exercisable into 3,054,659 common shares of the Company at $1.00 per share.  These warrants expire 18 months after the Company becomes listed on a public stock exchange.

In 2003, the Company issued 620,000 stock purchase warrants in connection with a series of private placements of common stock of the Company.  These warrants expire on September 17, 2008 and have an exercise price of $0.25 per common share.

9.     Income taxes:

As at December 31, 2005 and 2004, the Company had net deferred tax assets of approximately $9,000,000 and $7,400,000, respectively.  The deferred tax assets principally arise from net operating loss carry forwards for income tax purposes and temporary differences on the reclamation and remediation provision.  In determining the valuation allowance, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependant upon the generation of future taxable income during periods in which those temporary differences become deductible.  Since evidence does not exist that the deferred tax assets will be realized, a valuation allowance equal to the net deferred tax assets at both December 31, 2005 and 2004 has been established.

At December 31, 2005 the Company had regular tax net operating loss carry forwards of approximately $19,100,000 (2004 - $16,400,000), which expire between 2020 and 2025.  The Company has also determined that an ownership change had occurred when it was acquired by Revett Minerals.  As such utilization of the net operating losses will be subject to certain restrictions.

The Company’s income tax expense (recovery) differs from the amounts computed by applying the combined United States federal and state statutory rate of 39.4% as follows.

	2005	2004

Loss for the year	$(4,230,492)	$(7,261,194)

Statutory tax rate	39.4%	39.4%

Expected tax recovery	$(1,666,814)	$(2,860,910)
Adjusted for:
Non-deductible expenses	4,159	2,470
Increase in valuation allowance	1,662,655	2,858,440

Provision for taxes	$—	$—

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10.  Commitments and contingencies:

(a)   Enviromental:

The Company’s mining properties are subject to various federal and state laws and regulations governing the protection of the environment.  These laws and regulations are continually changing and are generally becoming more restrictive.  The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with all material applicable laws and regulations.

(b)   Agreement for electric service:

The Company has a power sales and services agreement with a utility company to provide electric power to its Troy Mine.  The agreement provides for the Company’s purchase of electric power at agreed upon kilowatt per hour prices and other specified charges including a monthly administration fee of $4,660.  Payments are subject to capital credits and cost recovery adjustments.  This agreement expires and may be renewed annually on September 30 of each year.

(c)   Litigation:

(i)    On December 20, 2002, an action was filed against the Company and ASARCO in the United States District Court of Montana, Missoula Division, by an environmental activist group alleging violations of various federal and state environmental laws at the Troy Mine, and with breaching the terms of an earlier settlement agreement entered into by ASARCO in 1997 requiring it (and the Company, as successor and owner and operator of the mine) to operate and maintain the tailings impoundment in accordance with technical recommendations.  The Company believes the claims are inaccurate and plans to vigorously defend against them.  The Company is in the process of applying to the court to have this action dismissed because the plaintiffs have failed to adhere to the Court’s scheduling order for discovery.  The ultimate outcome of this litigation is not determinable.

(ii)   On March 2, 2002, an amended judicial challenge was filed against the Montana DEQ, challenging a water discharge permit approved under the Record of Decision for the Rock Creek Project.  The Company is not a party to this action.  Subsequent to December 31, 2005, the Court required the Montana Department of Environmental Quality (MDEQ) to re-examine the granting of this permit as it pertains to water discharge from the Rock Creek tailing facility, which will not be used until and if the Rock Creek Mine is commissioned.  Under Montana law, all water discharge permits must be re-issued every five years.  The Company was in the process of reapplying for this permit when the judge made his ruling.  While the outcome of this judicial challenge is uncertain, it could delay the ultimate permitting of the Rock Creek Project.

(iii) The Company’s proposed development of the Rock Creek Project is the subject of a judicial appeal in federal district court filed by environmental groups, challenging the May 2003 Biological Opinion of the United States Fish and Wildlife Service (USFWS).  In March 2005, the US District Court set aside and remanded the Biological Opinion back to the USFWS.  The Company expects the USFWS to complete a revised Biological Opinion in 2006.  A negative Biological Opinion could materially affect the ultimate permitting of Rock Creek.

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(iv)  In June 2005, a number of environmental groups sued the US Forest Service (USFS) claiming the USFS unlawfully approved the Record of Decision, the Plan of Operations and the Environmental Impact Statement for the Rock Creek Project.  The Company petitioned the Court for and was granted intervener status.  This action is stayed pending the issuance of a revised Biological Opinion.  After the stay is lifted, a new scheduling order will be issued by the Court.  Due to the very preliminary stage of this action, management is unable to estimate the ultimate outcome of this action or the effect it will have on the development of the Rock Creek Project.

(d)   Kennecott purchase agreement amendment:

Kennecott has the right to acquire a 2% net smelter return royalty (the “NSR royalty”) from the sale of metals from a defined area of the Company’s Rock Creek property anytime until the later of one year after the Rock Creek Project achieves 80% of designed commercial capacity production or December 31, 2015.  Kennecott is required to surrender 2,250,000 shares of the Company’s common shares, or the common stock of Revett Silver previously issued and not yet exchanged for common shares of the Company, to acquire the NSR royalty.  The NSR royalty terminates upon Kennecott’s recovery of $8,000,000 in total royalty payments plus an adjustment related to changes in the consumer price index.

(e)   Royal Gold private placement:

In 2004, Revett Silver sold Royal Gold 1,333,333 common shares for gross proceeds of $1,000,000.  Royal Gold has the right to convert these common shares, or the common shares of Revett Minerals, received in exchange for Revett Silver Class B common shares, as the case may be, into a perpetual 1% net smelter return royalty on production from Rock Creek.  This conversion must be made by Royal Gold within a specified period of time after the Company makes a decision to develop the Rock Creek Mine.  This agreement also gives Royal Gold the right to assume certain obligations with respect to the Kennecott note payable if Revett Silver is in default of that note.  If Royal Gold assumes the Kennecott note, Royal Gold will have the right to convert the note and interest owing into a 3% net smelter return royalty on production from the Rock Creek Mine or into common shares of Revett Silver or Revett Minerals.

(f)    Rail car lease:

During, 2005, the Company entered into two five year agreements to lease a total of 57 rail cars at an average price of $436 per month per car.

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11.  Fair value of financial instruments:

The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies.  However, considerable judgment is required to interpret market data and to develop the estimates of fair value.  Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

The carrying amounts for cash and cash equivalents, accounts receivable, restricted cash, accounts payable and accrued liabilities are not materially different then their fair values based upon the short term nature of these amounts.  Long-term debt is estimated to approximate fair value due to the nature of the obligation and market bearing interest rates.

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